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                                                                   Exhibit 10.92

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                        ASPECT COMMUNICATIONS CORPORATION

                                CREDIT AGREEMENT

                           DATED AS OF AUGUST 9, 2002

                                  COMERICA BANK
                             AS ADMINISTRATIVE AGENT

                       The CIT Group/Business Credit, Inc.
                               AS COLLATERAL AGENT

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                                TABLE OF CONTENTS
                                -----------------

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                                                                                                Page
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
1.   DEFINITIONS ...........................................................................       1
     1.1 Certain Defined Terms .............................................................       1

2.   REVOLVING CREDIT ......................................................................      29
     2.1  Commitment .......................................................................      29
     2.2  Accrual of Interest and Maturity; Evidence of Indebtedness .......................      29
     2.3  Requests for and Refundings and Conversions of Advances ..........................      30
     2.4  Disbursement of Advances .........................................................      32
     2.5  Swing Line Advances ..............................................................      34
     2.6  Prime-based Interest Payments ....................................................      40
     2.7  Eurocurrency-based Interest Payments and Quoted Rate Interest Payments ...........      40
     2.8  Interest Payments on Conversions .................................................      40
     2.9  Interest on Default ..............................................................      40
     2.10 Optional Prepayments .............................................................      41
     2.11 Prime-based Advance in Absence of Election or Upon Default .......................      41
     2.12 Revolving Credit Facility Fee ....................................................      42
     2.13 Mandatory Repayment of Revolving Credit Advances .................................      42
     2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment .......      44
     2.15 Use of Proceeds of Advances ......................................................      45
     2.16 Extensions of Revolving Credit Maturity Date .....................................      45

3.   LETTERS OF CREDIT .....................................................................      47
     3.1  Letters of Credit ................................................................      47
     3.2  Conditions to Issuance ...........................................................      47
     3.3  Notice ...........................................................................      49
     3.4  Letter of Credit Fee .............................................................      49
     3.5  Other Fees .......................................................................      50
     3.6  Drawings and Demands for Payment Under Letters of Credit .........................      50
     3.7  Obligations Irrevocable ..........................................................      52
     3.8  Risk Under Letters of Credit .....................................................      53
     3.9  Indemnification ..................................................................      54
     3.10 Right of Reimbursement ...........................................................      55

4.   TERM LOANS ............................................................................      56
     4.1  Term Loans .......................................................................      56
     4.2  Accrual of Interest and Maturity; Evidence of Indebtedness .......................      56
     4.3  Repayment of Principal ...........................................................      57
     4.4  Term Loan Rate Requests; Refundings and Conversions of Advances of
          Term Loans .......................................................................      57
     4.5  Prime-based Advance in Absence of Election or Upon Default .......................      58
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
     4.6  Prime-based Interest Payments ....................................................      58
     4.7  Eurocurrency-based Interest Payments .............................................      58
     4.8  Interest Payments on Conversions .................................................      59
     4.9  Interest on Default ..............................................................      59
     4.10 Optional Prepayment of Term Loans ................................................      59
     4.11 Mandatory Prepayment of Term Loans ...............................................      60
     4.12 Use of Proceeds ..................................................................      61

5.   CONDITIONS ............................................................................      61
     5.1  Effective Date Conditions ........................................................      61
     5.2  Continuing Conditions ............................................................      64

6.   REPRESENTATIONS AND WARRANTIES ........................................................      64
     6.1  Corporate Authority ..............................................................      65
     6.2  Due Authorization - Company ......................................................      65
     6.3  Due Authorization - Guarantors ...................................................      65
     6.4  Good Title, No Liens .............................................................      65
     6.5  Taxes ............................................................................      65
     6.6  No Defaults ......................................................................      66
     6.7  Enforceability of Agreement and Loan Documents -- Company ........................      66
     6.8  Enforceability of Loan Documents -- Guarantors ...................................      66
     6.9  Compliance with Laws .............................................................      66
     6.10 Non-contravention -- Company .....................................................      66
     6.11 Non-contravention -- Guarantors ..................................................      66
     6.12 No Litigation ....................................................................      67
     6.13 Consents, Approvals and Filings, Etc .............................................      67
     6.14 Agreements Affecting Financial Condition .........................................      67
     6.15 No Investment Company or Margin Stock ............................................      67
     6.16 ERISA ............................................................................      68
     6.17 Conditions Affecting Business or Properties ......................................      68
     6.18 Environmental and Safety Matters .................................................      68
     6.19 Subsidiaries .....................................................................      69
     6.20 Accuracy of Information ..........................................................      69
     6.21 Labor Relations ..................................................................      69
     6.22 Existing Debt ....................................................................      70
     6.23 Solvency .........................................................................      70
     6.24 Capitalization ...................................................................      70
     6.25 Accounts .........................................................................      70

7.   AFFIRMATIVE COVENANTS .................................................................      71
     7.1  Financial Statements. Furnish to the Agents with sufficient copies for
          each Bank: .......................................................................      71
     7.2  Certificates; Other Information. Furnish to the Agents with sufficient
          copies for each Bank: ............................................................      72
     7.3  Payment of Obligations ...........................................................      73

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
     7.4  Conduct of Business and Maintenance of Existence; Compliance with Laws ...........      73
     7.5  Maintenance of Property; Insurance ...............................................      74
     7.6  Inspection of Property; Books and Records, Discussions ...........................      74
     7.7  Notices ..........................................................................      74
     7.8  Hazardous Material Laws ..........................................................      75
     7.9  Unrestricted Cash and Liquidity Ratio ............................................      76
     7.10 Maintain Consolidated Tangible Effective Net Worth ...............................      77
     7.11 Maintain Consolidated EBITDA .....................................................      77
     7.12 Governmental and Other Approvals .................................................      78
     7.13 Compliance with ERISA ............................................................      78
     7.14 ERISA Notices ....................................................................      78
     7.15 Security; Defense of Collateral ..................................................      79
     7.16 Intellectual Property ............................................................      79
     7.17 Use of Proceeds ..................................................................      79
     7.18 Future Subsidiaries; Additional Collateral .......................................      79
     7.19 Further Assurances ...............................................................      80
     7.20 Additional Collateral Actions ....................................................      80
     7.21 Investment Property and Cash .....................................................      80

8.   NEGATIVE COVENANTS ....................................................................      80
     8.1  Limitation on Debt ...............................................................      80
     8.2  Limitation on Liens ..............................................................      82
     8.3  Limitation on Guarantee Obligations ..............................................      82
     8.4  Acquisitions .....................................................................      82
     8.5  Limitation on Mergers, other Fundamental Changes or Sale of Assets ...............      82
     8.6  Restricted Payments ..............................................................      83
     8.7  [Intentionally Left Blank] .......................................................      84
     8.8  Limitation on Investments, Loans and Advances ....................................      84
     8.9  Transactions with Affiliates .....................................................      85
     8.10 Sale and Leaseback ...............................................................      86
     8.11 Limitation on Negative Pledge Clauses ............................................      86
     8.12 Prepayment of Debts ..............................................................      86
     8.13 Amendment of Subordinated Debt Documents .........................................      86
     8.14 Modification of Certain Agreements ...............................................      87
     8.15 Fiscal Year ......................................................................      87
     8.16 Asset Allocation .................................................................      87

9.   DEFAULTS ..............................................................................      87
     9.1 Events of Default .................................................................      87
     9.2 Exercise of Remedies ..............................................................      90
     9.3 Rights Cumulative .................................................................      90
     9.4 Waiver by Company of Certain Laws .................................................      90
     9.5 Waiver of Defaults ................................................................      91
     9.6 Set Off ...........................................................................      91
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
10.  PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS ..............................      91
     10.1  Payment Procedure ...............................................................      91
     10.2  Application of Proceeds of Collateral ...........................................      93
     10.3  Pro-rata Recovery ...............................................................      94
     10.4  Margin Adjustments ..............................................................      94

11.  CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS ......................................      94
     11.1  Reimbursement of Prepayment Costs ...............................................      94
     11.2  Eurocurrency Lending Office .....................................................      95
     11.3  Circumstances Affecting Eurocurrency-based Rate Availability ....................      95
     11.4  Laws Affecting Eurocurrency-based Advance Availability ..........................      96
     11.5  Increased Cost of Eurocurrency-based Advances ...................................      96
     11.6  Capital Adequacy and Other Increased Costs ......................................      97
     11.7  Substitution of Banks ...........................................................      98
     11.8  Right of Banks to Fund through Branches and Affiliates ..........................      99
     11.9  Obligation to Mitigate ..........................................................      99

12.  AGENTS ................................................................................      99
     12.1  Appointment of Agents ...........................................................      99
     12.2  Deposit Account with Administrative Agent .......................................     100
     12.3  Scope of Agents' Duties .........................................................     100
     12.4  Successor Agents ................................................................     101
     12.5  Credit Decisions ................................................................     101
     12.6  Authority of Administrative Agent to Enforce This Agreement .....................     101
     12.7  Indemnification of Agents .......................................................     102
     12.8  Knowledge of Default ............................................................     102
     12.9  Agents' Authorization; Action by Banks ..........................................     103
     12.10 Enforcement Actions by the Agents ...............................................     103
     12.11 Collateral Matters ..............................................................     103
     12.12 Agents in their Individual Capacities ...........................................     104
     12.13 Agents' Fees ....................................................................     104

13.  MISCELLANEOUS .........................................................................     104
     13.1  Accounting Principles ...........................................................     104
     13.2  Consent to Jurisdiction .........................................................     104
     13.3  Law of California ...............................................................     104
     13.4  Interest ........................................................................     105
     13.5  Closing Costs and Other Costs; Indemnification ..................................     105
     13.6  Notices .........................................................................     106
     13.7  Further Action ..................................................................     107
     13.8  Successors and Assigns; Participations; Assignments .............................     107
     13.9  Counterparts ....................................................................     110
     13.10 Amendment and Waiver ............................................................     110
     13.11 Confidentiality .................................................................     111
     13.12 Withholding Taxes ...............................................................     112

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
13.13 Taxes and Fees .......................................................................     112
13.14 WAIVER OF JURY TRIAL .................................................................     113
13.15 Complete Agreement; Conflicts ........................................................     113
13.16 Severability .........................................................................     113
13.17 Table of Contents and Headings .......................................................     113
13.18 Construction of Certain Provisions ...................................................     113
13.19 Independence of Covenants ............................................................     113
13.20 Reliance on and Survival of Various Provisions .......................................     114

                                TABLE OF CONTENTS
                                -----------------
                                   (Continued)

SCHEDULES

     Schedule 1.1        Pricing Matrix
     Schedule 1.2        Percentages and Allocations
     Schedule 1.3        Significant Foreign Subsidiaries
     Schedule 1.4        Investment Policy
     Schedule 1.5        Proprietary Rights
     Schedule 5.1(b)         List of Jurisdictions in which Company and/or
                         Subsidiaries do material business
     Schedule 5.1(c)(ii) Description of Leased Property
     Schedule 5.1(c)(iv) List of Jurisdictions in which to file financing statements
     Schedule 6.1        Exceptions to Foreign Corporation Qualifications
     Schedule 6.9        Compliance with Laws
     Schedule 6.12       Litigation
     Schedule 6.16       Employee Pension Benefit Plans
     Schedule 6.18       Environmental Matters
     Schedule 6.19       Subsidiaries
     Schedule 6.20       Contingent Obligations
     Schedule 6.24       Capitalization
     Schedule 7.8        Environmental Actions
     Schedule 7.19       Real Estate Requirements
     Schedule 8.1(b)     Existing Funded Debt
     Schedule 8.2        Permitted Liens
     Schedule 8.3        Existing Guaranties
     Schedule 8.8        Existing Investments
     Schedule 8.9        Transactions with Affiliates
     Schedule 8.11       Negative Pledges
     Schedule 13.6       Notices

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                                TABLE OF CONTENTS
                                -----------------
                                   (Continued)

EXHIBITS

     A     FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
     B     FORM OF REVOLVING CREDIT NOTE
     C     FORM OF SWING LINE NOTE
     D     FORM OF REQUEST FOR SWING LINE ADVANCE
     E     FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE
     F     FORM OF NOTICE OF LETTERS OF CREDIT
     G     FORM OF BORROWING BASE CERTIFICATE.
     H     FORM OF COMPANY PLEDGE AGREEMENT
     I     FORM OF ASSIGNMENT AGREEMENT
     J     INTENTIONALLY LEFT BLANK
     K     FORM OF SECURITY AGREEMENT
     L     FORM OF INTERCOMPANY NOTE
     M     FORM OF COVENANT COMPLIANCE REPORT
     N     FORM OF COMPANY PLEDGE AGREEMENT
     O     FORM OF TERM LOAN RATE REQUEST

                                CREDIT AGREEMENT

     This Credit Agreement ("Agreement") is made as of August 9, 2002, by and among the financial institutions from time to time signatory hereto (individually a "Bank," and any and all such financial institutions collectively the "Banks"), Comerica Bank, as administrative agent for the Banks (in such capacity, "Administrative Agent"), The CIT Group/Business Credit, Inc., a New York corporation, as collateral agent for the Banks (in such capacity "Collateral Agent") and Aspect Communications Corporation, a California corporation (the "Company").

     RECITALS:

     A. The Company has requested that the Banks extend to it credit and letters of credit on the terms and conditions set forth herein.

     B. The Banks are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants contained herein, the Company, the Banks, and the Agents agree as follows:

1.   DEFINITIONS

     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

     "Account(s)" shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

     "Account Debtor" shall mean the party who is obligated on or under any Account.

     "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Company or a Guarantor) as named in an application to the Issuing Bank for the issuance of such Letter of Credit.

     "Administrative Agent" shall mean Comerica Bank, in its capacity as administrative agent for the Banks, or any successor agent appointed in accordance with Section 12.4.

     "Administrative Agent's Correspondent" shall mean for Advances in eurodollars, Administrative Agent's Grand Cayman Branch (or for the account of said branch office, at Administrative Agent's main office in Detroit, Michigan, United States).

     "Advance(s)" shall mean, as the context may indicate, a borrowing requested by the Company, and made by the Revolving Credit Banks under Section 2.1 hereof, the Term Loan Banks under Section 4.1, or the Swing Line Bank under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3,

2.5 or 4.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

     "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Company. Officers, directors and employees of the Company are not affiliates of the Company by virtue of their office or employment alone.

     "Agents" shall mean the Administrative Agent and the Collateral Agent.

     "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

     "Applicable Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

     "Applicable Interest Rate" shall mean (i) in respect of Revolving Credit Advances and the Term Loans, the Eurocurrency-based Rate and the Prime-based Rate and (ii) in respect of Swing Line Advances, the Prime-based Rate and the Quoted Rate; in each case, as selected by Company from time to time subject to the terms and conditions of this Agreement.

     "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

     "Applicable Prepayment Percentage" shall mean with respect to any refinancing of the Term Loan or any reduction, termination of the Revolving Credit Aggregate Commitment or assignment by a Non-Consenting Bank under the provisions of Section 2.16, the following percentage of the principal amount of the Term Loan or the Revolving Credit Aggregate Commitment affected:

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          Event Occurring                                Percentage
          ---------------                                ----------

          On or before August 8, 2003                      2.00%

          From August 9, 2003 to and including
          August 8, 2004                                   1.50%

          From August 9, 2004 to and including
          August 8, 2005                                   0.50%

     "Asset Sale" shall mean the sale, transfer or other disposition by the Company or any Loan Party of any tangible or intangible asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Subsidiary), other than (i) sales, transfers or other dispositions of Inventory in the ordinary course of business, (ii) sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of Company's or such Loan Party's business, (iii) dispositions of Cash Equivalents in the ordinary course of business, (iv) sale and leaseback transactions permitted under Section
8.10 with respect to assets owned by Company or a Loan Party for less than ninety (90) days prior to the completion of the sale leaseback transaction, (v) dispositions of Cash Equivalents and Short Term Investments which are moved to other Cash Equivalents or Short Term Investments and (vi) sales and licenses of Proprietary Rights in the ordinary course of business. The creation of a Permitted Lien, in and of itself, is not an Asset Sale.

     "Assignment Agreement" shall mean an Assignment Agreement substantially in the form of Exhibit I hereto.

     "Bank Hedging Agreement" shall mean any Hedging Transaction entered into between the Company and any Bank or an Affiliate of a Bank.

     "Bankruptcy Code" shall mean Title 11 of the United States Code and the rules promulgated thereunder.

     "Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Banks, the Term Loan Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to Section 13.8 hereof.

     "Base Consolidated Tangible Effective Net Worth" shall initially mean $100,000,000. On December 31, 2002, Base Consolidated Tangible Effective Net Worth shall decrease to $90,000,000. Base Consolidated Tangible Effective Net Worth shall increase (but not decrease) as of the last day of each fiscal quarter of Company (commencing March 31, 2003) by an amount equal to (i) seventy five percent (75%) of Consolidated Net Income (if a positive number) for the preceding fiscal quarter, plus (ii) one hundred percent (100%) of any gain on any redemption or repurchase of debentures issued under the Indenture, plus (ii) one hundred percent (100%) of the cash proceeds of the issuance of any Equity Interests by Company or any of its Subsidiaries during the preceding fiscal quarter (net of reasonable and customary costs and expenses of issuance); provided, that the net proceeds of any Future Capital Markets Transaction shall be excluded from this calculation and net proceeds from any sale of Equity Interests by a Subsidiary to the Company shall be excluded from this calculation.

     "Borrowing Base" shall mean as of any date of determination thereof, an amount equal to (a) the sum of (i) the lesser of (A) eighty five percent (85%) of Eligible Accounts plus, until February 9, 2003 only, the lesser of eighty five percent (85%) of Eligible Foreign Accounts and Five Million Dollars ($5,000,000) and (B) Cash Collections plus (ii) one hundred percent (100%) of the amount of cash and Cash Equivalents held in custodial accounts maintained in the name of the Company with Comerica Bank-California or the Collateral Agent, less (b) the outstanding principal amount of the Term Loan as of such date; provided that the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for tax liens, contras/offsets, drop ship receivables, potential offsets due to customer deposits, discount arrangements approved by Collateral Agent and the requisite Revolving Credit Banks and such other reserves as reasonably established by the Collateral Agent, at the direction or with the concurrence of the Majority Revolving Banks from time to time, including, without limitation any reserves or other adjustments established by Collateral Agent or the Majority Revolving Credit Banks on the basis of any subsequent collateral audits conducted hereunder and provided further that the foregoing advance rates may be adjusted by Collateral Agent and the Majority Revolving Credit Banks in the event of a determination by them, in their sole discretion based on any subsequent collateral audits conducted by them or either of them, that such adjustments shall be necessary, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Collateral Agent and the requisite Revolving Credit Banks.

     "Borrowing Base Certificate" shall mean a Borrowing Base certificate, substantially in the form of Exhibit G, with appropriate insertions and executed by a Responsible Officer.

     "Borrowing Base Obligors" shall mean the Company and the Guarantors.

     "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, Michigan, Los Angeles, California and if related to a determination of the Eurocurrency-based Rate or to a Eurocurrency-based Advance, a day on which commercial banks are open in the relevant interbank market for eurodollar transactions.

     "Capital Expenditures" shall mean, for any period, with respect to any Person, the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. The foregoing notwithstanding, "Capital Expenditures" shall not include capital expenditures constituting (i) the reinvestment of Net Proceeds or insurance proceeds used to acquire assets to replace assets sold, damaged, destroyed or lost or (ii) Permitted Acquisitions.

     "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

     "Cash Collections" shall mean as of any date of determination, all cash proceeds and collections received in the form of payments made by Account Debtors under the Accounts of the Borrowing Base Obligors during the sixty (60) days preceding the date of determination.

     "Cash Equivalents" and "Short Term Investments" shall be as set forth in Company's Investment Policy, a current version of which is attached as Schedule
1.4 and as it may be amended by Company from time to time upon approval of the Administrative Agent, which approval may be withheld in the sole discretion of the Administrative Agent.

     "Change of Control" shall mean (a) the acquisition, after the date of this Agreement, of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than thirty five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) the occupation after the date of this Agreement of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

     "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the Collateral Documents, the other Loan Documents, or otherwise to secure the Indebtedness.

     "Collateral Access Agreement" shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by a Borrowing Base Obligor, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Collateral Agent reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

     "Collateral Agent" shall mean The CIT Group/Business Credit, Inc. in its capacity as collateral agent for the Banks, or any successor collateral agent appointed in accordance with Section 12.4.

     "Collateral Documents" shall mean the Security Agreement, the Company Pledge Agreement, the Foreign Pledge Agreement(s), and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Company or any Subsidiary in favor of the Collateral Agent or the Administrative Agent for the benefit of the Banks and delivered to the Agents, as security for the Indebtedness, in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

     "Comerica Bank" shall mean Comerica Bank, a Michigan banking corporation, its successors or assigns.

     "Company Pledge Agreement" shall mean the Company Pledge Agreement, substantially in the form of Exhibit N hereto, executed and delivered by the Company and covering all shares or other membership interests issued or to be issued by any Domestic Subsidiary of the Company which is required to become a Guarantor hereunder, as amended or otherwise modified from time to time.

     "Commitment" shall mean the Revolving Credit Aggregate Commitment.

     "Company" is defined in the preamble.

     "Consolidated" (or "consolidated") or "Consolidating" (or "consolidating") shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to Company and its Subsidiaries, determined on a Consolidated or Consolidating basis, as the case may be.

     "Consolidated EBITDA" shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) restructuring charges, (b) income tax expense, (c) Consolidated Interest Expense, (d) accrued debenture interest plus all fees and expenses incurred in connection with the debentures, (e) depreciation and amortization expense, (f) any extraordinary non-cash expenses or losses including non-cash losses on sales of assets outside of the ordinary course of business, (g) non-cash stock based compensation and other non-cash equity charges, (h) charges resulting from change in accounting principles and (i) less, to the extent included in determining Consolidated Net Income, any extraordinary gains and any gains on redemption of debentures issued under the Indenture; provided however that notwithstanding the foregoing, "Consolidated EBITDA" of the Company and its Subsidiaries shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period.

     "Consolidated Fixed Charge Coverage Ratio" shall mean as of any date of determination, a ratio determined by dividing Consolidated EBITDA for the four preceding fiscal quarters by the sum of (a) Consolidated Interest Expense during such period, (b) the amount of principal repaid or scheduled to be repaid on the Term Loan and Capital Lease

Obligations during such period, (c) Capital Expenditures actually incurred during such period, (d) to the extent a positive number, all federal, state and local income tax expenses due and payable during such period, (e) all cash payments related to past and future restructuring charges during such period, and (f) cash dividends distributed to shareholders; provided that through December 31, 2002, the foregoing ratio shall be determined on a cumulative quarterly basis.

     "Consolidated Interest Expense" shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of the Company and its Consolidated Subsidiaries plus, without duplication, capitalized interest expense, plus all fees and expenses incurred in connection with the Indebtedness to the extent such costs are allocable to such period in accordance with GAAP, less cash interest income during such period.

     "Consolidated Net Income" shall mean for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or its Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

     "Consolidated Tangible Effective Net Worth" shall mean as of any date of determination, Consolidated Tangible Net Worth as of such date plus the outstanding principal amount of the Subordinated Debt as of such date.

     "Consolidated Tangible Net Worth" shall mean as of any date of determination, the shareholders' equity of Company and its consolidated Subsidiaries as of such date determined in accordance with GAAP, less the Intangible Assets of the Company and its consolidated Subsidiaries and less deferred tax assets for stock disqualifying dispositions, all determined as of such date. For purposes of this Agreement, "Intangible Assets" means the amount (to the extent reflected in determining such Net Worth) of (i) all write-ups in the book value of any asset owned by Company and its consolidated Subsidiaries,
(ii) loans or advances to Affiliates, (iii) all investments in unconsolidated Subsidiaries of the Company and all equity investments in Persons which are not Subsidiaries of Company and (iv) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

     "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but not solely by being an office or director of that Person. "Controlling" and Controlled" have meanings correlative thereto.

     "Covenant Compliance Report" shall mean the report to be furnished by the Company to the Administrative Agent pursuant to Section 7.2(a) hereof, in the form attached hereto Exhibit M and certified by a Responsible Officer, which report shall include, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 7.9 through 7.11 of this Agreement, accompanied by such other supplemental or supporting information as may be reasonably requested by the Administrative Agent or Majority Banks.

     "De Minimis Matters" shall mean any suits, actions, proceedings, investigations, or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     "Debt" shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person and (e) any obligations in respect of phantom stock or comparable employee incentive plans which would be classified as liabilities on the balance sheet of a Person.

     "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

     "Defaulting Bank" is defined in Section 2.4(c).

     "Distribution" is defined in Section 8.6 hereof.

     "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     "Domestic Advance" shall mean any Advance other than a Eurocurrency-based Advance.

     "Domestic Subsidiary(ies)" shall mean any direct or indirect Subsidiary of the Company which is incorporated under the laws of the United States of America, or any state, territory or other political subdivision thereof.

     "Effective Date" shall mean the date on which all the conditions precedent set forth in Section 5.1 have been satisfied.

     "Eligible Accounts" shall mean an Account which has been included in a Borrowing Base Certificate as an Eligible Account to determine the Borrowing Base, and as to which Account, unless otherwise approved by the Collateral Agent in its sole discretion, the following is true and accurate as of the time it was utilized to determine the Borrowing Base:

          (a) such Account arose in the ordinary course of the business of the applicable Borrowing Base Obligor out of either (i) a bona fide sale of Inventory (as defined in the UCC) by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the appropriate Account Debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the appropriate Account Debtor in accordance with such contract (provided that this requirement shall not be applicable to Accounts arising out of advance billings for maintenance services under maintenance contracts billed in accordance with such contracts);

          (b) such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by such Account Debtor and for such amount as is represented by the Company to the Collateral Agent in the applicable Borrowing Base Certificate;

          (c) it is evidenced by an invoice dated (i) not earlier nor later than the date of shipment of the related Inventory for initial invoice of products, (ii) not earlier than the performance of services for the invoicing of consulting services, and (iii) not earlier than the order or renewal date (if actually renewed) for the invoicing of maintenance services, or other evidence of billing acceptable to the Collateral Agent giving rise to such Account and it is not owing more than ninety (90) days after the date of the invoice corresponding to such Account;

          (d) the unpaid balance of such Account as represented by the Company to the Collateral Agent in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason (collectively, the "Adjustments"), except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment; provided, however, that such an Account, if otherwise an Eligible Account shall not be completely excluded from the Borrowing Base and, instead, the dollar amount of such Account, for Borrowing Base purposes, shall be reduced by the aggregate amount of the Adjustments;

          (e) the transactions leading to the creation of such Account comply with all applicable local, state and federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to impair the collectibility of such Account;

          (f) it is not an Account billed in advance (provided that this requirement shall not be applicable to Accounts arising out of advance billings for maintenance services under maintenance contracts billed in accordance with such contracts), payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback or insured by a surety company; provided that an Account with normal payment terms, such as "2% 10 net 30" stated in an invoice shall not be deemed to be payable at a future date in accordance with its terms;

          (g) the applicable Borrowing Base Obligor has granted to the Collateral Agent pursuant to or in accordance with the Collateral Documents a perfected security interest in such Account prior in right to all other persons or entities and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to any person or entity other than pursuant to or in accordance with the Collateral Documents or this Agreement;

          (h) it is not owing by an Account Debtor who, as of the date of determination, has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within ninety (90) days since the original invoice date;

          (i) such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement on or prior to such Account's inclusion in any applicable Borrowing Base Certificate;

          (j) the Borrowing Base Obligors have not received, with respect to such Account, any notice of the death of the related Account Debtor or any general partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

          (k)  the Account Debtor on such Account is not:

               (i)   an Affiliate of the Company or any of its Subsidiaries,

               (ii) unless the applicable Borrowing Base Obligor has complied with the provisions of the Federal Assignment of Claims Act or similar applicable statute or regulation, the United States of America, any state or any department, agency, or instrumentality thereof,

               (iii) a Foreign Person, unless such Account is secured by a letter of credit or a guaranty issued by a bank acceptable to the Collateral

                    Agent and in form and substance acceptable to the Collateral Agent, in its reasonable discretion or is insured under a foreign insurance policy in form and substance acceptable to the Collateral Agent, or

               (iv) an Account Debtor whose obligations the Collateral Agent, acting in its commercially reasonable judgment, has notified the Company are not deemed to constitute an Eligible Account because the collectibility of such Account is or will be impaired;

          (l) it is not an Account which when aggregated with all other Eligible Accounts of the same Account Debtor would cause the Eligible Accounts owing from such Account Debtor to exceed an amount equal to twenty percent (20%) of Eligible Accounts owing from all Account Debtors;

          (m)  it is payable in Dollars;

          (n) such Account satisfies any other eligibility criteria established from time to time by the Collateral Agent at the direction or with the concurrence of the Majority Banks, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by them; and

          (o) it is not owing by an Account Debtor whose obligations Collateral Agent, acting in its sole discretion, shall have notified Company are not deemed to constitute Eligible Accounts.

Any Account that is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

     "Eligible Foreign Account" is an Account which meets all of the requirements to be an Eligible Account except those under subclause (k)(iii) of the definition of Eligible Accounts.

     "Equity Interests" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

     "Eurocurrency-based Advance" shall mean any Advance that bears interest at the Eurocurrency-based Rate.

     "Eurocurrency-based Rate" shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:

     the per annum interest rate at which deposits in the relevant eurocurrency are offered to Administrative Agent's Eurocurrency Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 8:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by a percentage equal to 100% minus the maximum rate on such date at which Administrative Agent is required to maintain reserves on `Eurocurrency Liabilities' as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Administrative Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     "Eurocurrency-Interest Period" shall mean, for any Eurocurrency-based Advance, an interest period of one, two, three or six months (or any lesser or greater number of days agreed to in advance by the Company, Administrative Agent and the Banks) as selected by the Company, for such Eurocurrency-based Advance pursuant to Section 2.3, 2.5 or 4.4 hereof, as the case may be.

     "Eurocurrency Lending Office" shall mean, (a) with respect to the Administrative Agent, Administrative Agent's office located at its Grand Caymans Branch or such other branch of Administrative Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and the Banks and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by written notice to Company and Administrative Agent.

     "Event of Default" shall mean each of the Events of Default specified in
Section 9.1 hereof.

     "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Administrative Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     "Fee Letter" shall mean each fee letter in effect from time to time between Company and the Agents or any Bank hereunder, as amended from time to time.

     "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by the Company to the Banks or Agents hereunder.

     "Final Maturity Date" shall mean the last to occur of (i) the Revolving Credit Maturity Date and (ii) the Term Loan Maturity Date.

     "Foreign Person" shall mean an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America or Canada, or any state or province thereof, or (iii) is the government of any foreign country of sovereign state, or of any state, province, municipality or other instrumentality thereof.

     "Foreign Pledge Agreement" shall mean the Foreign Pledge Agreement(s), in form satisfactory to the Collateral Agent (and containing customary local law provisions, for comparable transactions), executed and delivered (or to be executed and delivered) by each applicable Loan Party and covering no more than sixty-five percent (65%) (or in the case of entities which are disregarded entities for United States income tax purposes, 100%) of all of the shares of each of the Significant Foreign Subsidiaries, as amended or otherwise modified from time to time.

     "Foreign Subsidiary(ies)" shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.

     "Fremont Loan" shall mean the loan from Fremont Investment & Loan to Aspect Communications Real Estate Holdings LLC under the Loan and Security Agreement dated September 28, 2001.

     "Funded Debt" of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than Operating Leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases,
(c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

     "Future Capital Markets Transaction" (otherwise referred to herein as "Equity Infusion") shall mean the issuance after the date of this Agreement of debt or equity securities of the Company in a private placement to third party investors in an aggregate amount not to exceed $50,000,000, the proceeds of which are used solely for the repurchase of debentures issued under the Debenture.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied; provided however that in the case of determination of compliance with the financial covenants set forth in Sections
7.9 through 7.11 and 8.7, GAAP shall mean such accounting principles as in effect on the Effective Date.

     "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

     "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Company in good faith.

     "Guarantor(s)" shall mean each Subsidiary which is required by the Banks to guarantee the obligations of the Company hereunder and under the other Loan Documents; provided, however, until the Fremont Loan is paid in full, Aspect Communications Real Estate Holdings LLC shall not be required to be a Guarantor.

     "Guaranty" shall mean that certain guaranty of all outstanding Indebtedness of the Company, executed and delivered (or to be executed and delivered) by the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as "Exhibit A" to the form of such Guaranty), to the Administrative Agent, on behalf of the Banks, in the form annexed hereto as Exhibit J, as amended from time to time.

     "Hazardous Material" shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

     "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by the Company or any of their respective Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called "superfund" or "superlien" law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

     "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, forward market transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company or other Loan Party from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

     "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

     "Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period of the operations of Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

     "Indebtedness" shall mean all indebtedness and liabilities including interest, fees and other charges (including interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Final Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of Company, the Company or any Subsidiary to any of the Banks or Affiliates thereof or to the Agents, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Subsidiary to, any of the Banks or Affiliates thereof or to the Agents (and which shall be deemed to include any liabilities of the Company or any Subsidiary to any Bank arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Bank Hedging Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

     "Indenture" shall mean the Indenture dated as of August 10, 1998 between Aspect Telecommunications Corporation as issuer and State Street Bank and Trust Company of California, N.A., as Trustee.

     "Initial Subordinated Debt" shall mean the Debt issued pursuant to the Indenture.

     "Intercompany Loan" shall mean any loan (or advance in the nature of a loan) by the Company to any Subsidiary, or by any Subsidiary to the Company or to any other Subsidiary, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on the terms and conditions set forth in the form of Intercompany Note attached as Exhibit L or on other terms and conditions satisfactory to Agents and the Majority Banks.

     "Intercompany Loans, Advances or Investments" shall mean any Intercompany Loan, and any advance or investment by the Company or any Subsidiary (including without limitation any guaranty of obligations or indebtedness to third parties) to or in another Subsidiary (or by any Subsidiary to the Company).

     "Intercompany Note" shall mean any promissory note issued or to be issued by the Company or any Subsidiary to evidence an Intercompany Loan substantially in the form of Exhibit L.

     "Interest Period" shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 or 4.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 7 days (or any lesser number of days agreed to in advance by the Company,

Administrative Agent and the Swing Line Bank or required under clause (iii) of the proviso to this definition); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, (iii) with respect to any Quoted Rate Advance, the last day of the applicable Interest Period shall be on or before the last Business Day of the week in which such Advance is made, and (iv) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     "Inventory" shall have the meaning giving to such term in the UCC.

     "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

     "Issuing Bank" shall mean Comerica Bank-California in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Company and the Revolving Credit Banks.

     "Issuing Office" shall mean such office as Issuing Bank shall designate as its Issuing Office.

     "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

     "Letter of Credit Documents" is defined in Section 3.7.

     "Letter of Credit Fees" shall mean the fees payable to the Administrative Agent for the accounts of the Revolving Credit Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

     "Letter of Credit Maximum Amount" shall mean Five Million Dollars ($5,000,000).

     "Letter of Credit Obligations" shall mean at any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Company as of such date.

     "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

     "Letter(s) of Credit" shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

     "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, or any other similar type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

     "Liquidity Ratio" shall mean as of any date of determination, a ratio the numerator of which is Cash Equivalents as of such date which are not subject to any lien or security interest in favor of any person other than Comerica Bank-California or the Collateral Agent (for the benefit of the Banks), plus Accounts of Company and its Subsidiaries as of such date (net of an allowance for doubtful Accounts) and the denominator of which is current liabilities of Company and its Subsidiaries as of such date, less deferred revenue as of such date as determined in accordance with GAAP.

     "Loan Documents" shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, any Bank Hedging Agreement and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

     "Loan Parties" shall mean the Company and each Guarantor and "Loan Party" shall mean any one of them, as the context indicates or otherwise requires.

     "Majority Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 66.66% of the sum of (i) the aggregate principal amount of the Revolving Credit Aggregate Commitment plus (ii) the aggregate principal amount of Indebtedness then outstanding under the Term Loans and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Banks holding not less than 66.66% of the aggregate principal amount of Indebtedness then outstanding hereunder (provided that, for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages); provided however that so long as fewer than three Banks are party to this Agreement, "Majority Banks" shall mean all Banks.

     "Majority Revolving Credit Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Revolving Credit Banks holding not less than 66.66% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Revolving Credit Banks holding not less than 66.66% of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Revolving Credit Banks hereunder, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Revolving Credit Banks based on their respective Revolving Credit Percentages; provided however that so long as there are fewer than three Revolving Credit Banks, "Majority Revolving Credit Banks" shall mean all Revolving Credit Banks).

     "Majority Term Loan Banks" shall mean at any time with respect to the Term Loans, Term Loan Banks holding not less than 66.66% of the aggregate principal amount of the Indebtedness then outstanding under the Term Loan; provided however, that so long as there are fewer than three Term Loan Banks "Majority Term Loan Banks" shall mean all Term Loan Banks.

     "Material Adverse Change" shall mean a material adverse change in (a) the long-term prospects of Company or any Guarantor paying the Indebtedness as it becomes due and payable or (b) the value or the priority of the Lien against the Collateral securing the Indebtedness, such that the Majority Banks reasonable determine that the value of the Lien is materially less than the Indebtedness outstanding.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of the Company and is Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors to perform their respective obligations under this Agreement, the Notes (if issued) or any other Loan Document to which they are parties, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agents or the Banks hereunder or thereunder.

     "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments received by the Company and/or any Loan Party, as the case may be, from such Asset Sale, net of the reasonable direct expenses of sale such as commissions and pro rated property taxes and net of any taxes actually payable by the Company or such Loan Party in respect of such sales, taking into account the Company's or such Loan Party's losses, if any, which are available under applicable law to reduce such gains.

     "Non-Defaulting Bank" is defined in Section 2.4(c).

     "Notes" shall mean the Revolving Credit Notes, the Swing Line Notes and the Term Notes.

     "Operating Lease" shall mean any lease (or other arrangement conveying the right to use) real or personal property, or any combination thereof, which lease is not required to be classified as a Capitalized Lease in accordance with GAAP.

     "Pension Plan" shall mean any plan established and maintained by the Company or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

     "Percentage" shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

     "Permitted Acquisition" shall mean any acquisition by the Company or any of its Subsidiaries of assets, businesses or business interests or shares of stock or other ownership interests of or in any Person ("target") which operates in substantially the same or a similar line of business as Company or the Subsidiary which is a party to the acquisition and which is conducted in accordance with the following requirements:

          (a) not more than five (5) days after the signing of any letter of intent for such proposed acquisition or not later than thirty (30) days before the consummation of the acquisition, whichever first occurs, the Company shall have provided a copy of the applicable letter of intent to the Administrative Agent and promptly upon signing the definitive acquisition documents, Company shall have provided copies thereof to the Administrative Agent;

          (b) on the date of any such acquisition, all necessary or appropriate governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and the Company and its Subsidiaries are in compliance in all material respects therewith, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

          (c) the total consideration of all such acquisitions conducted while this Agreement remains in effect which is not paid for with stock of Company, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the Company or its Subsidiaries with respect thereto, including all indebtedness which is assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject, shall not exceed Twenty Five Million Dollars ($25,000,000) and shall not exceed Ten Million Dollars ($10,000,000) during any single fiscal year of the Company;

          (d) within thirty (30) days after any such acquisition has been completed Company shall deliver to the Administrative Agent executed copies of all material documents pertaining to such acquisition, and Company, its Subsidiaries and any of the corporate entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to the Administrative Agent, such documents and instruments (including without limitation, the security agreements as required by Section 7.18 hereof and opinions of counsel, amendments, acknowledgments, consents and evidence of approvals or filings) as reasonably requested by the Administrative Agent, if any;

          (e) within thirty (30) days prior to the effective date of the acquisition, Company shall deliver to the Administrative Agent, (i) a pro forma financial statement for the target, as of the effective date of the acquisition and (ii) Pro Forma Projected Financial Information with respect to the acquisition; and

          (f) both immediately before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing and on the date of consummation of such acquisition, Company shall have provided to the Administrative Agent a certificate of the chief financial officer of Company stating that no Default or Event of Default has occurred as a result of such acquisition or otherwise.

     "Permitted Liens" shall mean with respect to any Person:

          (a) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided however that a reserve or other appropriate provisions shall have been made therefor in accordance with GAAP;

          (c) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) deposits to secure (i) the performance of tenders or bids, trade contracts (other than for borrowed money), statutory obligations, surety, customs, stay and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business;

          (e) easements, rights-of-way, restrictions, minor defects or irregularities in title, minor survey exceptions, reservations, utilities, and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person; and

          (f) any attachment or judgment Lien not constituting an Event of Default under subsection 9.1(h);

          (g) Liens on assets acquired in any Permitted Acquisition to the extent such liens were in existence at the time of the acquisition, such liens cover only the assets acquired in the acquisition and were not created or incurred in anticipation of the acquisition;

          (h) leases or subleases of real property interests granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business by Company or any of its Subsidiaries;

          (i) any (i) interest or title of a lessor or sublessor under any lease permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction of encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

          (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (l) licenses of Proprietary Rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business by Company or any of its Subsidiaries;

          (m)  Liens securing Debt permitted by Section 8.1(c), provided that
     (i) such Liens shall be created within ninety (90) days of the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements (purchase price to include for this purpose delivery, installation and tax expense);

          (n) Liens in favor of the Collateral Agent, as security for the Indebtedness (including Indebtedness under any Bank Hedging Agreements);

          (o) attachments, judgments and other similar Liens (other than any judgment that is described in clause (h) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

          (p)  other Liens, existing on the Effective Date, set forth on
     Schedule 8.2 attached hereto and any renewals or refinancing of the Debt secured thereby in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on terms no less favorable to such Person as in effect on the Effective Date provided that the average life to maturity of such renewal or refinancing Debt is greater than or equal to that of the Debt renewed or refinanced and such renewal Debt or refinancing Debt is otherwise in compliance with this Agreement;

          (q) Liens on the assets of Foreign Subsidiaries granted to secure the Debt permitted under Section 8.1(o) and liens on cash deposits of a Foreign Subsidiary given to secure obligations in respect of letters of credit issued for the account of such Foreign Subsidiary;

          (r) existing Liens granted to secure the Fremont Loan, including the Lease Subordination Agreement dated September 28, 2001;

          (s) Liens granted to banks or other financial institutions in the ordinary course of business in connection with deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions on funds and other items in such accounts; and

          (t) other Liens securing obligations in an aggregate amount not exceeding $1,000,000 at any one time outstanding.

     "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

     "Pledge Agreements" shall mean the Company Pledge Agreement and the Foreign Pledge Agreements.

     "Potential Financial Institution" is defined in Section 2.4(c).

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

     "Prime Rate" shall mean the per annum rate of interest announced by the Administrative Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

     "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Company and the Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding three (3) fiscal years of the Company following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 7.9 through 7.11 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Administrative Agent or Majority Banks shall reasonably request.

     "Purchasing Bank" shall have the meaning set forth in Section 11.7.

     "Proprietary Rights" shall mean, as to Company and the Subsidiaries all of their now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent trademark and service mark applications, mask works, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names, mask works and copyrights set forth on Schedule 1.4 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

     "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

     "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

     "Rating Agency" shall mean Moody's Investor Services, Inc., Standard and Poor's Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Administrative Agent.

     "Register" is defined in Section 13.8(f) hereof.

     "Reimbursement Obligation(s)" shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

     "Request for Advance" shall mean a Request for Revolving Credit Advance, a Request for Swing Line Advance or a Term Loan Initial Request, as the context may indicate, or otherwise require.

     "Request for Revolving Credit Advance" shall mean a request for a Revolving Credit Advance issued by the Company under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

     "Request for Swing Line Advance" shall mean a request for a Swing Line Advance issued by the Company under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified in accordance with the terms of this Agreement.

     "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" shall mean the Chief Executive Officer, Chief Financial Officer, Treasurer, Corporate Controller or the President of the Company.

     "Revolving Credit" shall mean the Revolving Credit Advances to be advanced to the Company by the applicable Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

     "Revolving Credit Advance" shall mean a borrowing requested by the Company and made by the Revolving Credit Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

     "Revolving Credit Aggregate Commitment" shall mean Twenty Five Million Dollars ($25,000,000), subject to reduction or termination under Section 2.13,
2.14 or 9.2 hereof.

     "Revolving Credit Banks" shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

     "Revolving Credit Facility Fee" shall mean the fees payable to Administrative Agent for distribution to the Revolving Credit Banks pursuant to
Section 2.12 hereof.

     "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) August 1, 2005, as such date may be extended pursuant to Section 2.16 hereof, and (ii) the date on which the

Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

     "Revolving Credit Notes" shall mean the revolving credit notes described in
Section 2.2 hereof, made by the Company to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     "Revolving Credit Percentage" shall mean with respect to each Revolving Credit Bank, its percentage share, as set forth on Schedule 1.2 under column 1, of the Revolving Credit and its risk participation in Letters of Credit and in any outstanding Swing Line Advances, as such Schedule may be revised from time to time by Administrative Agent in accordance with Section 13.8.

     "Security Agreement" shall mean the Security Agreement substantially in the form of the Security Agreement annexed hereto as Exhibit K executed and delivered by the Company and the Guarantors in favor of the Administrative Agent, as amended or otherwise modified from time to time.

     "Significant Foreign Subsidiary" shall mean any Foreign Subsidiary identified on Schedule 1.3 hereto, together with any other Foreign Subsidiary, whether existing as of the Effective Date or created or acquired (directly or indirectly) by the Company thereafter, which has total assets, on an individual basis, on any date of determination, of $10,000,000 (or more) or which has, on an individual basis, as of the most recent trailing twelve month period, then ending, total revenues (determined in conformity with GAAP) of $20,000,000 or more.

     "Significant Guarantor" shall mean any Guarantor that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Effective Date.

     "Stock Option Plan" shall mean the employee stock option plan of Company in effect on the Effective Date, as amended from time to time by Company's Board of Directors and any other employee stock option plan that Company adopts from time to time during the term hereof.

     "Subordination Agreement" shall mean any subordination agreement entered into from time to time between the Administrative Agent, for and on behalf of the Banks, and any holder of Subordinated Debt, to evidence the subordination of such Debt to the Indebtedness hereunder, as each such subordination agreement may be amended from time to time.

     "Subordinated Debt" shall mean (a) the Initial Subordinated Debt and (b) any other Funded Debt of the Company which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Administrative Agent and the Majority Banks.

     "Subordinated Debt Documents" shall mean and include (a) the Indenture, and
(b) any other documents evidencing any other Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

     "Subordinated Debt Repurchase" shall mean the purchase of Subordinated Debt issued under the Indenture pursuant to the Company's April 2002 Board Plan as in effect on the Effective Date.

     "Subordinated Notes" shall mean the (a) the promissory notes issued by Company to pursuant to the Indenture and (b) any other notes or instruments evidencing Subordinated Debt as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

     "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company.

     "Swing Line" shall mean the revolving credit loans to be advanced to the Company by the Swing Line Bank pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

     "Swing Line Advance" shall mean a borrowing made by Swing Line Bank to the Company pursuant to Section 2.5 hereof.

     "Swing Line Bank" shall mean Comerica Bank-California in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

     "Swing Line Maximum Amount" shall mean Four Million Dollars ($4,000,000).

     "Swing Line Notes" shall mean the swing line notes which may be issued by the Company at the request of Swing Line Bank pursuant to Section 2.5(a) hereof in the form annexed hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

     "Term Loan" shall mean the term loan to be made to the Company by the Term Loan Banks pursuant to Section 4.1 hereof, in the aggregate amount of Twenty Five Million Dollars ($25,000,000).

     "Term Loan Banks" shall mean the financial institutions from time to time parties hereto as lenders of Term Loan.

     "Term Loan Maturity Date" shall mean August 1, 2006.

     "Term Notes" shall mean the term notes described in Section 4.2(e) hereof, made by Company to each of the Term Loan Banks in the form annexed to this Agreement as Exhibit O, as such notes may be amended reviewed, replaced, extended or supplemented from time to time.

     "Term Loan Percentage" shall mean with respect to any Term Loan Bank, its percentage share of Term Loan as set forth on Schedule 1.2 under column 2, as such Schedule may be revised from time to time by the Administrative Agent accordance with Section 13.8.

     "Term Loan Rate Request" shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by Company under Section 4.4 of this Agreement in the form annexed hereto as Exhibit P, as such exhibit may be amended or modified from time to time in accordance with the terms of this Agreement.

     "Trigger Event" shall mean the occurrence of an Event of Default or if Unrestricted Cash shall be less than Fifty Million Dollars ($50,000,000).

     "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of California.

     "Unrestricted Cash" shall mean as of any date of determination, aggregate cash and Cash Equivalents which is not subject to any lien or security interest in favor of any Person other than the Banks, less the aggregate amount of outstanding checks and other items issued by Company or its Subsidiaries, as applicable, as of such date.

     "Weighted Percentage" shall mean with respect to any Bank, its Percentage share as set forth in Schedule 1.2 under column 4, as such Schedule may be revised by the Administrative Agent from time to time (subject to the terms hereof), which Percentage shall be calculated as follows:

          (a) as to such Bank, so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, a percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the Revolving Credit Aggregate Commitment plus its Term Loan Percentage of the Indebtedness outstanding under Term Loan, and taking as the denominator the sum of the Revolving Credit Aggregate Commitment plus the aggregate principal amount of Indebtedness outstanding under the Term Loans; and

          (b) as to such Bank, if the Revolving Credit Aggregate Commitment has been terminated, its weighted percentage calculated by taking as the numerator the sum of its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (expressed in Dollars) (including such Bank's Revolving Credit Percentage of outstanding Letter of Credit Obligations and outstanding Swing Line Advances) plus its Term Loan Percentage of the Indebtedness outstanding under Term Loan and taking as the denominator the sum of the aggregate principal amount outstanding under the Revolving Credit, the Swing Line, the Term Loans and any outstanding Letter of Credit Obligations.

2.   REVOLVING CREDIT

     2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Company from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Bank's Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Bank the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Bank to the Company on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

          (b) Each Revolving Credit Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the appropriate lending office of such Revolving Credit Bank resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Bank from time to time under this Agreement.

          (c)  The Administrative Agent shall maintain the Register pursuant to
     Section 13.8(f), and a subaccount therein for each Revolving Credit Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Revolving Credit Bank hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company in respect of the Revolving Credit Advances and each Revolving Credit Bank's share thereof.

          (d) The entries made in the Register and the accounts of each Revolving Credit Bank maintained pursuant to paragraphs (b) and (c) of this
     Section 2.1 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded, as well as the date such amounts have been received; provided, however, that the failure of any Revolving Credit Bank or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Company by the Revolving Credit Banks in accordance with the terms of this Agreement.

          (d) The Company agrees that, upon written request to the Administrative Agent (with a copy to the Company) by any Revolving Credit Bank, the Company will execute and deliver, to such Revolving Credit Bank, at Company's own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Bank.

     2.3 Requests for and Refundings and Conversions of Advances. The Company may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Administrative Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Administrative Agent) by the Company to execute such Request, subject to the following:

          (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation:

               (i) the proposed date of such Advance, which must be a Business Day;

               (ii) whether such Advance is a refunding or conversion of an outstanding Advance; and

               (iii) whether such Advance is to be a Prime-based Advance or a
                     Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto.

          (b) each such Request for Revolving Credit Advance shall be delivered to Administrative Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 1:00 p.m. (Detroit time) one (1) Business Day prior to such proposed date for Advances;

          (c) on the proposed date of such Advance, after giving effect to all Advances and Letters of Credit requested by the Company on such date (including, without duplication, the deemed Advances funded by the Administrative Agent under Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's reimbursement obligation hereunder), the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations as of such date, shall not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) the Borrowing Base;

     provided however, that, in the case of any Advance being applied to refund or convert an outstanding Advance, the aggregate principal amount of such Advances to be refunded or converted shall not be included for purposes of calculating availability under this Section 2.3(c);

          (d) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000;

          (e) in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Advance of the Revolving Credit to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least $1,500,000 (or a larger integral multiples of $100,000) and at any one time there shall not be in effect more than 3 Eurocurrency-based Rates and Eurocurrency-Interest Periods;

          (f) a Request for Revolving Credit Advance, once delivered to Administrative Agent, shall not be revocable by the Company;

          (g) each Request for Revolving Credit Advance shall constitute a certification by the Company, as of the date thereof that:

               (i) both before and after such Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties (subject to the limitations set forth in Section 6.7 and 6.8 of this Agreement);

               (ii) all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to the date of such Advance (both before and after giving effect to such Advance);

               (iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

               (iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance), other than any representation or warranty that expressly speaks only as of a different date; and

               (v) the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of the Company.

Administrative Agent, acting on behalf of the Revolving Credit Banks, may, at its option, lend under this Section 2.3 upon the telephone request of a person previously authorized (in a writing delivered to the Administrative Agent) by the Company to make such requests and, in the event Administrative Agent, acting on behalf of the Revolving Credit Banks, makes any such Advance upon a telephone request, the requesting officer shall fax to Administrative Agent, on the same day as such telephone request, a Request for Advance. The Company hereby authorizes Administrative Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company and delivered to Administrative Agent prior to the date of such request to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4   Disbursement of Advances.

      (a) Upon receiving any Request for Revolving Credit Advance from the Company under Section 2.3 hereof, Administrative Agent shall promptly notify each Revolving Credit Bank by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of such Advance. Unless such Revolving Credit Bank's commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Bank shall make available the amount of its Percentage of each Advance in immediately available funds to Administrative Agent, as follows:

            (i) for Domestic Advances, at the office of Administrative Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

            (ii) for Eurocurrency-based Advances, at the Administrative Agent's Correspondent for the account of the Eurocurrency Lending Office of the Administrative Agent, not later than 12 noon (the time of the Administrative Agent's Correspondent) on the date of such Advance.

      (b) Subject to submission of an executed Request for Revolving Credit Advance by the Company without exceptions noted in the compliance certification therein, Administrative Agent shall make available to the Company, the aggregate of the amounts so received by it from the Revolving Credit Banks in like funds and currencies:

            (i) for Domestic Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Company maintained with Administrative Agent or to such other account or third party as Company may reasonably direct; and

            (ii) for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Administrative Agent's Correspondent) on the date of such Advance, by credit to an account of the Company maintained with Administrative Agent's Correspondent or to such other account or third party as the Company may reasonably direct.

      (c) Administrative Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Bank to such Revolving Credit Bank or upon its order. Unless Administrative Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Bank does not intend to make available to Administrative Agent such Revolving Credit Bank's Percentage of such Advance, Administrative Agent may assume that such Revolving Credit Bank has made such amount available to Administrative Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not in fact made available to Administrative Agent by such Revolving Credit Bank, as aforesaid, Administrative Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount within one
(1) Business Day of the Administrative Agent's demand therefor and the Administrative Agent has in fact made a corresponding amount available to the Company, the Administrative Agent shall promptly notify the Company and the Company shall pay such amount to Administrative Agent, if such notice is delivered to the Company prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Administrative Agent shall also be entitled to recover from such Revolving Credit Bank or the Company, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Administrative Agent to the Company, to the date such amount is recovered by Administrative Agent, at a rate per annum equal to:

            (i) in the case of such Revolving Credit Bank, for the first two (2) Business Days such amount remains unpaid, with respect to Domestic Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Administrative Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Administrative Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

            (ii) in the case of Company, the rate of interest then applicable to such Advance of the Revolving Credit.

         The obligation of any Revolving Credit Bank to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Advance hereunder, and no Revolving Credit Bank shall have any liability to the Company or any of its Subsidiaries, the Agents, any other Revolving Credit Bank, or any other party for another Revolving Credit Bank's failure to make any loan or Advance hereunder. In the event any Bank shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a "Defaulting Bank"), the Administrative Agent shall promptly provide written notice thereof to the Company and to each other Bank (each such other Bank being referred to in this Section as a "Non-Defaulting Bank"). Each Non-Defaulting Bank shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Bank shall assume the Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Bank shall exercise such option by providing written notice of same to the Defaulting Bank (and if there is more than one Non-Defaulting Bank, the assignment agreement shall be entered into with the Non-Defaulting Bank who first notifies the Defaulting Bank of its decision to exercise said option) and to the Company. If no Non-Defaulting Bank shall exercise the above-described option within the said ten (10) Business Day period and if the Company shall, subject to Section 13.8(c) hereof, within sixty (60) days of delivering the notice described above, advise such Defaulting Bank of another bank or financial institution to which assignments are permitted pursuant to
         Section 13.8(c) hereof and which is willing to assume such Defaulting Bank's rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a "Potential Financial Institution"), such Defaulting Bank shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Company's remedies vis a vis the Defaulting Bank. During the period that a Bank is a Defaulting Bank (i) it shall not be deemed to be a "Bank" for purposes of voting on any matters with respect to any of the Loan Documents, and
         (ii) if the Defaulting Bank has failed to make any required advance within three (3) Business Days of notice from the Administrative Agent that it is a Defaulting Bank, to the extent permitted by applicable law, any scheduled payment of and any voluntary or mandatory prepayment of the Indebtedness shall be applied to the Indebtedness of the other Banks as though the Defaulting Bank held no Indebtedness.

         2.5 Swing Line Advances. (a) The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), make one or more advances (each such advance being a "Swing Line Advance") to the Company, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Company by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Company in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

         The Company agrees that, upon the written request of Swing Line Bank, the Company will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

            (b) Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank's account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

            (c) Requests for Swing Line Advances. The Company may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Administrative Agent) by the Company to make such requests, subject to the following:

                  (i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit D, including without limitation:

                         (A) the proposed date of such Swing Line Advance, which must be a Business Day;

                         (B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and

               (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

     (ii) on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by the Company on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

     (iii) on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by the Company on such date (including, without duplication, deemed Advances made under Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's reimbursement obligation hereunder) of determination, the sum of (x) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of the then applicable (A) Revolving Credit Aggregate Commitment and (B) Borrowing Base;

     (iv) in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as agreed to by the Administrative Agent from time to time.

     (v) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (or a larger integral multiple of ($10,000) or such lesser amount as agreed to by the Administrative Agent from time to time, and at any one time there shall not be in effect more than 2 Applicable Interest Rates and Interest Periods;

     (vi) each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 2:00 p.m. (Detroit time) on the proposed date of the Advance;

    (vii) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall be irrevocable by the Company, and shall constitute and include a certification by the Company as of the date thereof that:

                     (A) both before and after making such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties (subject to the limitations set forth in Section 6.7 of this Agreement);

                     (B) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

                     (C) both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

                     (D) both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date.

     Swing Line Bank, may, at its option, lend under this Section 2.5(c) upon the telephone request of an authorized officer of Company and, in the event Swing Line Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Swing Line Bank, fax to Swing Line Bank, on the same day as such telephone request, a Request for Swing Line Advance. Company hereby authorizes Swing Line Bank to disburse Advances under this
Section 2.5(c) pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Swing Line Advance form as of the date of such requested Advance. Swing Line Bank shall promptly deliver to Administrative Agent by telecopy a copy of any Request for Advance received hereunder.

           (d) Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by the Company without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Company the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Company maintained with Administrative Agent or to such other account or third party as the Company may reasonably direct in writing.

Swing Line Bank shall promptly notify Administrative Agent of any Swing Line Advance by telephone, telex or telecopier.

           (e)    Refunding of or Participation Interest in Swing Line Advances.

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

        (i) The Administrative Agent, at any time in its sole and absolute discretion, may, and on the last Business Day of each week shall, in each case on behalf of the Company (which hereby irrevocably directs the Administrative Agent to act on its behalf) request each of the Revolving Credit Banks (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make an Advance of the Revolving Credit to the Company, in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the "Refunded Swing Line Advances"); provided however that Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Administrative Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to
               Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Company or the Revolving Credit Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Bank shall retain its claim against the Company for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in
               Section 9.1(j) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(e)(iii), each Revolving Credit Bank shall make the proceeds of its Advance of the Revolving Credit available to the Administrative Agent for the benefit of the Swing Line Bank at the office of the Administrative Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

        (ii) If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(e), one of the events described in Section 9.1(j) hereof shall have occurred, each Revolving Credit Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the

               Swing Line Bank an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Each Revolving Credit Bank within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Administrative Agent will deliver to such Revolving Credit Bank a Swing Line Participation Certificate in the form of Exhibit E evidencing such participation.

        (iii) Each Revolving Credit Bank's obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default;
               (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person; (v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Bank does not make available to the Administrative Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Bank to make such amounts available, and no Revolving Credit Bank shall have any liability to the Company and its Subsidiaries, the Agents, the Swing Line Bank, or any other Revolving Credit Bank or any other party for another

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

               Revolving Credit Bank's failure to make the amounts required under clause (i) or (ii) available.

     2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on the first day of the calendar quarter next succeeding the calendar quarter during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     2.7   Eurocurrency-based Interest Payments and Quoted Rate Interest
           Payments.

           (a) Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

           (b) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

     2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3 or 2.5(e) hereof (except for refundings or conversions of Prime-based Advances) shall be due and payable in full on the date such Advance is refunded or converted.

     2.9 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Revolving Credit Banks, interest shall be payable on demand on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurocurrency-based Advances, three percent

(3%) for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus three percent (3%).

        2.10 Optional Prepayments. (a) Except as provided in Section 2.10(b) hereof, the Company may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit (subject to not less than one (1) Business Day's notice to Administrative Agent), provided that the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and, after giving effect to any such partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Five Hundred Thousand Dollars ($500,000). Subject to Section
11.1 hereof and to the other terms and conditions of this Agreement, the Company may prepay all or part of any Eurocurrency-based Advance of the Revolving Credit (subject to not less than one (1) Business Day's notice to Administrative Agent) provided that the amount of any such partial prepayment shall be at least Two Hundred Fifty Thousand Dollars ($250,000), and after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be at least One Million Dollars ($1,000,000).

               (b) The Company may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time.

               (c) The Company may, subject to clause (d) below, prepay at any time all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate (subject to not less than one (1) day's notice to the Swing Line Bank) provided that the amount of such prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate unpaid portion of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000).

               (d) Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of
        Section 11.1, but otherwise without premium or penalty; provided, however, any refinancing of the Advances with another lender shall be subject to payment at the time of such refinancing of a prepayment premium in an amount equal to the Applicable Prepayment Percentage multiplied by the amount of the prepayment.

        2.11   Prime-based Advance in Absence of Election or Upon Default. If,
(a) as to any outstanding Eurocurrency-based Advance of the Revolving Credit, the Administrative Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of
Section 2.3 or 2.5(c) hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.9 hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurocurrency-based Advance which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Banks,

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

be converted automatically to a Prime-based Advance and the Administrative Agent shall thereafter promptly notify the Company of said action.

        2.12 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Company shall pay to the Administrative Agent for distribution to the Revolving Credit Banks pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing October 1, 2002 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. The Revolving Credit Facility Fee payable to each Revolving Credit Bank shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Administrative Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

        2.13   Mandatory Repayment of Revolving Credit Advances.

               (a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances hereunder to the Company, plus the outstanding Letter of Credit Obligations, shall exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment or (ii) Borrowing Base, the Company shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 9.2 hereof. For purposes of determining whether cash collateral must be provided in accordance with this sentence the Letter of Credit Obligations shall be deemed the last Indebtedness outstanding prepaid. The Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof; provided, however, that the Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any; and then prepay Indebtedness then carried as Eurocurrency-based Advances, in the order of maturity of such Advances;

               (b) In the event that, after giving effect to any mandatory prepayment under Section 4.11(b) hereof, the Indebtedness under the Term Loans has been paid and discharged in full (or is covered by cash collateral), then subject to clause (e) hereof, immediately upon receipt by the Company or any Subsidiary of the cash proceeds of the issuance of any Equity Interests of such Person or of any Subordinated Debt issued after the Effective Date by such Person, the Company shall be obligated to permanently

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

         reduce the amount of the Revolving Credit Aggregate Commitment by an amount equal to (y) fifty percent (50%) of such cash proceeds in the case of any other issuance of Equity Interests or (z) one hundred percent (100%) of any such issuance of Subordinated Debt (net, in any case, of reasonable and customary costs and expenses of issuance) which, in each case, remain after giving effect to any prepayment under
         Section 4.11(b); provided that any proceeds raised by Company in any Future Capital Markets Transaction and any proceeds from the exercise by officers, directors, employees or consultants of options to purchase Company's common stock shall be excluded for purposes of this Section 2.13(b);

                (c) In the event that, after giving effect to any mandatory prepayment under Section 4.11(a) hereof, the Indebtedness under the Term Loans has been paid and discharged in full (or is covered by cash collateral), then subject to clause (e) hereof, immediately upon receipt by Company or any of its Subsidiaries of Net Cash Proceeds in excess of One Million Dollars ($1,000,000) during any fiscal year, Company shall be obligated to permanently reduce the amount of the Revolving Credit Aggregate Commitment by an amount equal to one hundred percent (100%) of such Net Cash Proceeds;

                (d) The reductions of the Revolving Credit Aggregate Commitment pursuant to clause (b) and (c) above shall be accompanied in each case by prepayments of principal sufficient to reduce the outstanding principal balance under the Revolving Credit (taking into account outstanding Letters of Credit and Swing Line Advances) to an amount not greater than the Commitment, as so reduced and no prepayment premium, based no the Applicable Fee Percentage, shall be due in connection with such prepayment; and

                (e) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.13 or payment pursuant to the terms of any of the Collateral Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Administrative Agent, for and on behalf of the Revolving Credit Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Administrative Agent and upon such deposit the obligation of the Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1 hereof; and

                (f) During the thirty (30) period commencing on the date that Company gives Administrative Agent written notice of a Change of Control, the Majority Banks, by notice to Company and the Agents (a "Change of Control Prepayment Notice"), may elect to terminate the Revolving Credit Aggregate Commitment and the Term Loan Commitment and Company, upon receipt of such notice, shall prepay, together with payment of a prepayment premium equal to the Applicable Prepayment Percentage multiplied by the amount of the Indebtedness prepaid and any other prepayment premium payable under the terms of this Agreement, all of the Indebtedness outstanding within thirty (30) days of receipt of such notice. If any Letters of Credit are outstanding on the prepayment date, they shall remain outstanding, provided that Company pledges to Issuing Bank, as security for its reimbursement obligations with respect to such Letters of Credit, cash equal to one hundred five percent (105%) of the aggregate undrawn face amount of such Letters of Credit. The Banks shall not be obligated to make any Advances or issue any Letters of Credit following the giving of the Change of Control Prepayment Notice.

         2.14 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Company may upon at least five Business Days' prior written notice to the Administrative Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, except as otherwise provided herein, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the aggregate undrawn amount of outstanding Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) the Company shall pay to the Administrative Agent for pro-rata distribution to the Revolving Credit Banks a prepayment fee in an amount equal to the Applicable Prepayment Percentage multiplied by the amount of the Revolving Credit Aggregate Commitment reduced or terminated; (v) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (vi) no such reduction shall reduce the Swing Line Commitment unless the Company so elects; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance, then, pursuant to
Section 11.1, the Company shall compensate the Revolving Credit Banks for any losses or, the Company may deposit the amount of such prepayment in a collateral account as provided in Section 2.13(b). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Administrative Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Administrative Agent to the Swing Line Bank and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

         2.15 Use of Proceeds of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available for general corporate purposes of Company and its Subsidiaries including the financing of capital expenditures, for working capital needs and for the Subordinated Debt Repurchase; provided, however, no proceeds of the Advances may be used for the Subordinated Debt Repurchase until the Company has complied with the provisions of Section 7.20 of this Agreement.

         2.16 Extensions of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to the Administrative Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by the Administrative Agent and each Bank) prior to April 30, but not before April 1, of each year beginning in 2003, request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request").

               (b) Each Bank shall, within 30 days of receipt of any such request, notify the Administrative Agent in writing whether such Bank consents to the extension of the Revolving Credit Maturity Date, such consent to be in the sole discretion of such Bank. If any Bank does not so notify the Administrative Agent of its decision within such 30 day period, such Bank shall be deemed to have not consented to such request of the Company.

               (c) The Administrative Agent shall promptly notify the Company whether the Banks have consented to such request. If the Administrative Agent does not so notify the Company within 30 days of the Administrative Agent's receipt such Request, the Administrative Agent shall be deemed to have notified the Company that the Banks have not consented to the Company's request.

               (d) Each Bank which elects not to extend the Revolving Credit Maturity Date or fails to so notify the Administrative Agent of such consent (a "Non-Consenting Bank") hereby agrees that if any other Bank or financial institution acceptable to the Company and the Administrative Agent offers to purchase such Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment within 180 days after receipt of the related Request for a purchase price equal to the sum of all amounts then owing with respect to the outstanding Advances (and participations in any Swing Line Advances or any Letters of Credit) and all other amounts accrued for the account of such Non-Consenting Bank and the Company pays to such Non-Consenting Bank a fee equal to the Applicable Prepayment Percentage multiplied by the sum of the Non-

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

Consenting Bank's Revolving Credit Commitment and the outstanding principal amount of the portion of the Term Loan held by such Non-Consenting Bank, such Non-Consenting Bank will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Bank or financial institution pursuant to and on the terms specified in the form of Assignment Agreement attached hereto as Exhibit I. Before assigning to a financial institution other than a Bank pursuant to this clause (d), each Bank that has elected to extend the Revolving Credit Maturity Date (a "Consenting Bank") shall have the right, but not any obligation, pro rata with all other Consenting Banks which elect to purchase a pro rata share of such non-consenting Bank's Percentage of the Revolving Credit Aggregate Commitment (and participations in Swing Line Advances and Letters of Credit) to purchase each such Non-Consenting Bank's Percentage thereof pursuant to this clause (d). The Consenting Banks which elect to exercise their purchase options hereunder shall by mutual agreement determine the amount of each Non-Consenting Bank's Percentage of the Revolving Credit Aggregate Commitment being purchased by each Consenting Bank, provided that if there is any dispute among the Consenting Banks such purchase shall be based upon a pro rata sharing of each Non-Consenting Bank's Percentage thereof. Only if the Consenting Banks have determined not to purchase all of the Non-Consenting Bank's Revolving Credit Aggregate Commitment may financial institutions other than a Consenting Bank then purchase such Non-Consenting Bank's Revolving Credit Aggregate Commitment.

         (e) Except as set forth in subparagraph (f) hereof, notwithstanding anything herein to the contrary, the Revolving Credit Maturity Date will not be extended unless all Banks have consented to the extension or if another Bank or financial institution has purchased each such Non-Consenting Bank's Revolving Credit Aggregate Commitment pursuant to the terms of clause (d) above.

         (f) In the event, after giving effect to any assignments to Consenting Banks under Section 2.16(d) hereof or otherwise, Banks holding eighty percent (80%) or more of the Percentages (the "Approving Percentages") have consented to an extension of the Revolving Credit Maturity Date hereunder, such extension shall become effective, notwithstanding that all of the Banks have failed to approve such extension in accordance with this Section 2.16, so long as Company, within forty five (45) days, reduces the Revolving Credit Aggregate Commitment to an amount not greater than the product of the Approving Percentages times the Revolving Credit Aggregate Commitment then in effect and repays the Indebtedness then outstanding hereunder (and, if necessary causes any outstanding Letters of Credit to be terminated or discharged) to the extent such Indebtedness exceeds the Revolving Credit Aggregate Commitment as so reduced, such that the entire Indebtedness outstanding to the Non-Consenting Banks shall have been paid and discharged in full. Reductions of the Revolving Credit Aggregate Commitment made under this Section 2.16 (f) may be made without regard to the notice provisions set forth in Section 2.15 hereof, but shall otherwise comply with said Section 2.15, except that any amounts repaid by the Company against the Indebtedness pursuant to this subparagraph (f) shall be first applied to the Indebtedness outstanding to the Non-Consenting Banks still holding

         Indebtedness hereunder at such time, with any remaining amounts applied in accordance with Section 2.15 hereof and the Percentages held by such Non-Consenting Banks shall be reallocated to the Consenting Banks (giving effect to any assignments, as aforesaid), pro rata, based on the Percentages then in effect and Administrative Agent shall distribute to the remaining Banks a revised Schedule 1.1 reflecting such reallocated Percentages.

3.       LETTERS OF CREDIT

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of: (i) eighteen (18) months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

               (a)    in the case of any Account Party:

                      (i) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

                      (ii) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, deemed Advances funded by the Administrative Agent under
                            Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's reimbursement obligation hereunder) requested or outstanding on such date does not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base;

     (b) the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by the Company;

     (c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

     (d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

     (e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

     (f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Revolving Credit Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

     (g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Revolving Credit Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially adversely affecting the extension of credit by banks; and

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

                (h) Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Administrative Agent shall be entitled to rely on such certification without any duty of inquiry.

         3.3 Notice. The Issuing Bank will deliver to the Administrative Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Administrative Agent shall give notice, substantially in the form attached as Exhibit F, to each Revolving Credit Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Bank's Percentage thereof.

         3.4 Letter of Credit Fee. The Company shall pay to the Administrative Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, letter of credit fees as follows:

                (a) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement).

                (b) A letter of credit facing fee in the amount equal to the greater of (i) $250 or (ii) one quarter of one percent (0.25%) on the face amount of each Letter of Credit to be retained by Issuing Bank for its own account.

                (c) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Revolving Credit Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Revolving Credit Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank's or such Revolving Credit Bank's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Revolving Credit Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Revolving Credit Bank, as the case may be, from time to time as specified by the Issuing Bank or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Revolving Credit Bank for

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         such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(c), shall be accompanied by a certificate of Issuing Bank or the applicable Revolving Credit Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

                (d) All payments by the Company to the Administrative Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Administrative Agent as may be designated from time to time by written notice to the Company by the Administrative Agent. The fees described in clauses (a) and (b) above shall be nonrefundable under all circumstances and shall be payable upon the issuance of such Letter of Credit and thereafter semi-annually in advance on January 1 and July 1 of each year. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any amendment or extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

         3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

         3.6    Drawings and Demands for Payment Under Letters of Credit.

                (a) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Company and each applicable Account Party agree to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Administrative Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Company receives notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Company receives such notice, if such notice is not received prior to such time. Unless the Company or the applicable Account Party shall have made such payment to the Administrative Agent for the account of the Issuing Bank on such day, upon each such payment by the

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

Issuing Bank, the Administrative Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the Company or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

         (b) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Administrative Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under
Section 3.6(a) hereof.

         (c) Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Banks under Section 3.6(b) hereof is not given to the Revolving Credit Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Company or applicable Account Party on such day, in immediately available funds at the principal office of the Administrative Agent for the account of Issuing Bank. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Administrative Agent, such Revolving Credit Bank, the Company and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Administrative Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be. If such Revolving Credit Bank shall pay such amount to the Administrative Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to

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

         constitute an Advance by such Revolving Credit Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Administrative Agent for the account of Issuing Bank shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Administrative Agent for the account of Issuing Bank.

         Notwithstanding the foregoing however no Revolving Credit Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Administrative Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Revolving Credit Banks, as applicable.

                (d) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement;

         3.7 Obligations Irrevocable. The obligations of the Company and any Account Party to make payments to Administrative Agent for the account of Issuing Bank or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the "Letter of Credit Documents");

                (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with

                (c) The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Issuing Bank or any Revolving Credit Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

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

                (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (e) Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                (f) Any failure, omission, delay or lack on the part of the Administrative Agent, Issuing Bank or any Revolving Credit Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Administrative Agent, Issuing Bank, any Revolving Credit Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Administrative Agent, Issuing Bank, any Revolving Credit Bank or any such party; or

                (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

         No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company or any Account Party against the Administrative Agent, Issuing Bank or any Revolving Credit Bank. Nothing contained in this Section 3.7 shall be deemed to prevent the Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Administrative Agent, Issuing Bank or any Revolving Credit Bank.

         3.8 Risk Under Letters of Credit. (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

                (b) Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank's regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Company, any Account Party, beneficiaries of Letters of Credit, or

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

         any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Revolving Credit Banks with copies of Letter of Credit Documents related thereto.

                (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same,
         (ii) the financial condition of, any representations made by, or any act or omission of, the Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Company's and the Account Parties' creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank's officers, agents and employees.

                (d) If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Administrative Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Banks in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Revolving Credit Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Bank's Percentage of such payment, such Revolving Credit Bank will promptly pay over such excess to the Administrative Agent, for redistribution in accordance with this Agreement.

         3.9 Indemnification. The Company and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Banks, the Issuing Bank and the Agents, and their respective officers, directors, employees and agents (each an "L/C Indemnified Person"), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Banks, the Issuing Bank or the Agents or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the "L/C Indemnified Amounts"), and none of the Issuing Bank, any Revolving Credit Bank or the Agents or any of their respective officers, directors, employees or agents shall be liable or responsible for:

                (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

                (b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

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

               (c) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

               (d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

               (e) any other event or circumstance whatsoever arising in connection with any Letter of Credit;

provided, however, that with respect to subparagraphs (a) through (e) hereof,
(i) neither the Company nor any of the Account Parties shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from such L/C Indemnified Person's gross negligence or willful misconduct and (ii) the Administrative Agent and the Issuing Bank shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company and the Account Parties which were caused by the Issuing Bank's gross negligence, or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

               (f) It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

         3.10 Right of Reimbursement. Each Revolving Credit Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including
Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank's gross negligence or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

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

4.       TERM LOANS

         4.1   Term Loans.

         Subject to the terms and conditions hereof, each Term Loan Bank, severally and for itself alone, agrees to lend to the Company, in a single disbursement on the Effective Date an amount equal to such Bank's Percentage of the Term Loan.

         4.2 Accrual of Interest and Maturity; Evidence of Indebtedness. (a) The Company hereby promises to pay to the Administrative Agent for the account of each Term Loan Bank such Bank's Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date and, in each case, on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loans shall, from the date advanced (until paid) bear interest at the Applicable Interest Rate.

               (b) Each Term Loan Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the appropriate lending office of such Bank resulting from each Advance of the Term Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time under this Agreement.

               (c) The Administrative Agent shall maintain the Register pursuant to Section 13.8(f), and a subaccount therein for each Term Loan Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Term Loan Bank hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company in respect of the Advances of the Term Loan and each Bank's share thereof.

               (d) The entries made in the Register and the accounts of each Term Loan Bank maintained pursuant to paragraphs (b) and (c) of this
         Section 4.2 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Advances of each of the Term Loans (and all other amounts owing with respect thereto) made to the Company by such Bank in accordance with the terms of this Agreement.

               (e) The Company agrees that, upon written request to the Administrative Agent by any Term Loan Bank, the Company will execute and deliver, to such Bank, at the Company's own expense, a Term Note of the Company evidencing the outstanding

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

         Advances under the Term Loan owing to such Bank; provided, that the delivery of such Term Notes shall not be a condition precedent to the Effective Date.

         4.3 Repayment of Principal. The Indebtedness outstanding under the Term Loans shall be repaid in equal principal installments in the amount of $1,562,500 on the first day of each calendar quarter (beginning October 1, 2002) until the Term Loan Maturity Date, when all unpaid principal plus accrued interest thereon shall be due and payable. There shall be no readvance or reborrowings of any principal reductions of any Term Loan.

         4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loans. On the Effective Date the Applicable Interest Rate for the Term Loans shall be the Prime-based Rate. Thereafter the Company may refund all or any portion of any Advance of the Term Loan as an Advance with a like Interest Period or convert each such Advance of a Term Loan to an Advance with a different Interest Period, but only after delivery to Administrative Agent of a Term Loan Rate Request executed in connection with such Term Loan by an authorized officer of the Company and subject to the terms hereof and to the following:

               (a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form attached hereto as Exhibit O with respect to such Term Loan, including without limitation:

                     (i) whether the Advance is a refunding or conversion of an outstanding Advance;

                     (ii) in the case of a refunding or conversion of an outstanding Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

                     (iii) whether such Advance (or any portion thereof) is to
                           be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto.

               (b) each such Term Loan Rate Request shall be delivered to the Administrative Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 1:00 p.m. on the proposed date of Advance;

               (c) the principal amount of such Advance of the applicable Term Loan plus the amount of any other Advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Seven Hundred Fifty Thousand Dollars ($750,000), or the remaining principal balance outstanding under such Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance at least One

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

         Million Dollars ($1,000,000) or the remaining principal balance outstanding under such Term Loan, whichever is less, or in each case a larger integral multiple of Fifty Thousand Dollars ($50,000);

               (d) no Advance shall have an Interest Period ending after the Term Loan Maturity Date and, notwithstanding any provision hereof to the contrary, the Company shall select Interest Periods (or the Prime-based Rate) for sufficient portions of such Term Loan such that the Company may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

               (e) upon completion of the Advance there shall be no more than three (3) Interest Periods in effect for Advances of the Term Loan; and

               (f) a Term Loan Rate Request, once delivered to the Administrative Agent, shall not be revocable by the Company.

Each selection of an Interest Period under this Section 4.4, and the amount and date of any repayment, shall be noted on the Administrative Agent's records, which records will be conclusive evidence thereof, absent manifest error.

         4.5 Prime-based Advance in Absence of Election or Upon Default. In the event the Company shall fail with respect to any Eurocurrency-based Advance of a Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 4.4 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 4.9 hereof, if on the last day of the applicable Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Administrative Agent shall thereafter promptly notify the Company thereof.

         4.6 Prime-based Interest Payments. Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first day of the calendar quarter next succeeding the fiscal quarter during which the initial Advance of the Term Loan is made and on the first day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

         4.7 Eurocurrency-based Interest Payments. Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of three (3) months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of such Term Loan outstanding from time to time having a Eurocurrency-Interest Period of six (6)

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

months or longer, at intervals of three (3) months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         4.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 4.6 and 4.7, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 4.4 hereof, except for any conversions or refundings of Prime-based Advances, shall be due and payable in full on the date such Advance is refunded or converted.

         4.9 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 4.6 and 4.7, in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a) or 9.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Term Loan Banks, interest shall be payable on demand on the principal amount of all Advances of the Term Loans from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus three percent (3%).

         4.10  Optional Prepayment of Term Loans.

               (a) Subject to this Section 4.10, at its option the Company may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the Prime-based Rate or upon one (1) Business Day's notice to the Administrative Agent by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex), of the Term Loan bearing interest at the Eurocurrency-based Rate, at any time and from time to time, with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan shall be subject to a prepayment premium in an amount equal to the Applicable Prepayment Percentage multiplied by the amount of the prepayment. The prepayment premium shall be due and payable on the date the prepayment is made. Any prepayment of a portion of the Term Loan bearing interest at the Eurocurrency-based Rate shall also be subject to the provisions of Section 11.1.

               (b) Each partial prepayment of a Term Loan shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities as follows: first to that portion of each the Term Loan outstanding as a Prime-based Advance, second to that portion of each the Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurocurrency-based Rate in the order of their respective maturities.

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         All prepayments of the Term Loan (together with all applicable prepayment premiums) shall be made to the Administrative Agent for distribution ratably to the applicable Banks in accordance with their respective Percentages.

         4.11     Mandatory Prepayment of Term Loans.

                 (a) Subject to clause (d) hereof, immediately upon receipt by the Company or any Loan Party of any Net Cash Proceeds in excess of $100,000 of all Asset Sales completed in any fiscal year, the Company shall prepay the Term Loans by an amount equal to one hundred percent (100%) of such Net Cash Proceeds in excess of $100,000 until the Term Loan has been paid in full; provided, however, that to the extent that the amount of the cash proceeds exceeds the outstanding Indebtedness under the Term Loans, the remainder shall be subject to Section 2.13(c) hereof;

                 (b) Subject to clause (d) hereof, immediately upon receipt by the Company or any Subsidiary of the cash proceeds of the issuance of any Equity Interests of such Person or of any Subordinated Debt issued after the Effective Date by such Person (excluding however, (i) proceeds from the exercise by officers, directors, consultants or employees of options to purchase Company's common stock, (ii) proceeds from new Subordinated Debt issued after the date hereof to the extent used to refinance the Initial Subordinated Debt, (iii) proceeds from a Subsidiary's issuance of any Equity Interests to the Company or another Subsidiary, and (iv) proceeds from the Company's issuance of any Equity Interests to directors, employees or consultants pursuant to Stock Option Plans) and excluding proceeds from any Future Capital Markets Transaction, the Company shall be obligated to repay the Term Loan by an amount equal to (y) fifty percent (50%) of such cash proceeds in the case of any such issuance of Equity Interests or (z) one hundred percent (100%) of such cash proceeds in the case of any such issuance of Subordinated Debt (net, in any case, of reasonable and customary costs and expenses of issuance), provided, however, that to the extent that the amount of the cash proceeds described in (y) and (z) above, as applicable, exceeds the outstanding Indebtedness under the Term Loans, the remainder shall be subject to Section 2.13(b) hereof;

                 (c) Subject to clause (d) hereof, mandatory prepayments under this Section 4.11 shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities (provided that prepayments under clause (a) shall be applied ratably to the remaining principal installments due under the Term Loan) as follows: first to that portion of each the Term Loan outstanding as a Prime-based Advance, second to that portion of each the Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurocurrency-based Rate.

                 (d) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 4.11 is due, the Indebtedness under the Term Loan or any other

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         Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Administrative Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Administrative Agent and upon such deposit, the obligation of the Company to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Interest Period attributable to the Eurocurrency-based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1. All prepayments of the Term Loan hereunder shall be made to the Administrative Agent for distribution ratably to the Term Loan Banks.

         4.12 Use of Proceeds. Proceeds of the Term Loan shall be used by the Company to finance the Subordinated Debt Repurchase, and for general corporate purposes of Company and its Subsidiaries, including the financing of Capital Expenditures and working capital needs.

5.       CONDITIONS

         5.1 Effective Date Conditions. Company will furnish the following prior to the initial borrowing:

                (a) Execution of Notes and this Agreement. Each of the Loan Parties shall have executed and delivered to the Administrative Agent for the account of each Bank requesting Notes, the Revolving Credit Notes, the Swing Line Note and/or the Term Notes, as applicable, and this Agreement and the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

                (b) Corporate Authority. Agents shall have received, with a counterpart thereof for each Bank:

                        (i) For each Loan Party, a certificate of its Secretary or Assistant Secretary as to:

         7.9A                resolutions of the board of directors of such Loan
Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of the Company, the borrowing of Advances and the requesting of Letters of Credit hereunder,

         7.9B                the incumbency and signature of the officers of
such Loan Party executing any Loan Document,

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      7.9C                 a certificate of good standing or continued existence
(or the equivalent thereof) from the state of its incorporation, and from every state or other jurisdiction listed on Schedule 5.1(b) hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 6.1, and

      7.9D                 copies of such Loan Party's articles of incorporation
and bylaws or other constitutional documents, as in effect on the Effective
Date;

               (c) Collateral Documents, Guaranties and other Loan Documents. As security for all Indebtedness, the Agents shall have received the following documents:

                     (i)   The following Loan Documents:

      7.9A                 the Company Pledge Agreement executed and delivered
by the Company;

      7.9B                 the Foreign Pledge Agreements, executed and delivered
by the applicable Loan Party;

      7.9C                 the Guaranty, executed and delivered by each of the
Guarantors; and

      7.9D                 the Security Agreement, executed and delivered by the
Company and each Guarantor.

                     (ii) If requested by the Collateral Agent, in the case of each leased property listed on Schedule 5.1(c)(ii) hereto, Collateral Access Agreements in form and substance reasonably acceptable to the Agents and the Banks.

                     (iii) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name, the Company or any Subsidiary (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2).

                     (iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments

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                           of financing statements, stock powers executed in
                           blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Collateral Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Collateral Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 5.1(c)(iv), or other office, as the case may be and shall have been filed in each such office.

               (d) Existing Credit Facilities. All existing Funded Debt, other than Funded Debt expressly permitted hereunder, or Funded Debt to be refinanced with the proceeds of an Advance of the Revolving Credit hereunder, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall be paid in full immediately after the funding of the initial Advance and the related commitments terminated and all Liens securing payment of any such Funded Debt shall have been released and the Collateral Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to the Collateral Agent.

               (e)   [Intentionally Left Blank].

               (f) Insurance. The Agents shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

               (g) Compliance with Certain Documents and Agreements. The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

               (h) Opinion of Counsel. The Loan Parties shall furnish Agents prior to the initial Advance under this Agreement, with signed copies for each Bank, opinions of counsel to the Loan Parties, dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agents and each of the Banks.

               (i) Company's Certificate. The Agents shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of the Company dated the date of the initial Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) except to the extent set forth in any post closing letter between the Company and the Agents, the conditions set forth in this Section 5 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or

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      any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since March 31, 2002, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material changes to the pro forma opening balance sheet of the Company previously delivered to the Agents.

               (j) Payment of Fees. Concurrently with the initial Advance hereunder, Company shall have paid to the Agents, in their respective individual capacity and as Agents (for their sole respective accounts), any commitment fee and agency fee due under the terms of the applicable Fee Letter.

               (k) Financial Statements. The Company shall have delivered to the Agents and each Bank (i) audited financial statements of the Company and their respective Subsidiaries for the fiscal year ending on December 31, 2001, prepared and presented in accordance with GAAP, (ii) company prepared unaudited financial statements of the Company and the Subsidiaries, for the quarter ending March 31, 2002, (iii) a pro-forma opening balance sheet as of the Effective Date and financial projections in form and substance reasonably satisfactory to the Agents and the Banks and (iv) a twelve (12) month cash budget in form and substance reasonably acceptable to the Agents and the Banks.

               (l) Unrestricted Cash. The Agents shall have received evidence satisfactory to them that as of the Effective Date, the Unrestricted Cash shall be equal to or greater than $100,000,000 and that all payments with respect to Debt and trade payables are current.

               (m) Additional Conditions. The Agents shall have received from the Company and the Guarantors all Loan Documents deemed necessary or advisable by the Agents to consummate the lending arrangement contemplated between Company, the Agents and the Banks.

      5.2 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

               (a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

               (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.    REPRESENTATIONS AND WARRANTIES

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         The Company represents and warrants and such representations and warranties shall survive until the Final Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement:

         6.1 Corporate Authority. Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, each other Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation, and, other than as set forth on Schedule 6.1 hereto, each Loan Party and each Subsidiary is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary, except to the extent that failure to so qualify and be authorized to do business will not have a Material Adverse Effect.

         6.2 Due Authorization - Company. Execution, delivery and performance of this Agreement, the other Loan Documents to which the Company is a party and the issuance of the Notes by the Company (if requested) are within the Company's corporate powers, have been duly authorized, are not in contravention of any law applicable to the Company or the terms of the Company's organizational documents and, except as have been previously obtained or as referred to in Section 6.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

         6.3 Due Authorization - Guarantors. Execution, delivery and performance of the Guaranty, and the other Loan Documents to which such Guarantor is a party, are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor's organizational documents, and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

         6.4   Good Title, No Liens. The property described in Schedule 5.1(c)
(ii) hereof constitutes all of the real property owned or leased by the Company and its Subsidiaries on the Effective Date. The Company and its Subsidiaries have good title to or a valid leasehold interest in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by Company or its Subsidiaries, except for (i) any defects in title to real property that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) other Liens permitted pursuant to Section 8.2.

         6.5 Taxes. Each of the Loan Parties, and each of their respective Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all federal,

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

state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

     6.6 No Defaults. As of the Effective Date, there exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money in excess of $50,000 of any Loan Party or any of their respective Subsidiaries or of any agreement relating thereto.

     6.7 Enforceability of Agreement and Loan Documents -- Company. This Agreement and each of the other Loan Documents to which the Company is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     6.8 Enforceability of Loan Documents -- Guarantors. The Loan Documents to which each of the Guarantors is a party, have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Guarantor and constitute the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     6.9 Compliance with Laws. Except as disclosed on Schedule 6.9, each of the Loan Parties, and each of their respective Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

     6.10 Non-contravention -- Company. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by the Company are not in contravention of the terms of any indenture, contract, agreement or undertaking to which the Company or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

     6.11 Non-contravention -- Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors are not in contravention of the terms of any indenture, contract, agreement or undertaking to which any such Guarantor is a party or by

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which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

     6.12 No Litigation. Except for De Minimis Matters or as set forth on
Schedule 6.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Company, threatened against any Loan Party or any of their respective Subsidiaries (other than any suit, action or proceeding in which such Loan Party or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against such Loan Party or such Subsidiary has been filed). Except for De Minimis Matters or as set forth on Schedule 6.12, there is not outstanding against any Loan Party or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party or any other Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

     6.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained or for DeMinimis Matters and except for the consents of landlords with respect to properties leased by Company and their respective Subsidiaries, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Loan Parties of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (ii) by Loan Party, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Collateral Agent and except for such consents, approvals or filings the failure of which to obtain would not have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

     6.14 Agreements Affecting Financial Condition. As of the Effective Date, none of the Loan Parties nor any of their respective Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

     6.15 No Investment Company or Margin Stock. None of the Loan Parties nor any of their respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Loan Party nor any of their

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respective Subsidiaries to purchase or carry margin stock or will be made available by any Loan Party or any of their respective Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

     6.16 ERISA. None of the Loan Parties nor any of their respective Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto, as amended by the Company from time to time during the term hereof; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no "reportable event" as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither the Loan Parties nor any of their respective Subsidiaries have engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Company or the Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

     6.17 Conditions Affecting Business or Properties. As of the Effective Date, neither the respective businesses nor the properties of any Loan Party nor any of their respective Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which is reasonably likely to have a Material Adverse Effect, or if such event or condition were to continue for more than thirty (30) additional days would reasonably be expected to have a Material Adverse Effect.

     6.18 Environmental and Safety Matters. Except as set forth in Schedules
6.18 and 6.12 and except for such matters as are not reasonably likely to have a Material Adverse Effect:

          (a) all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are in material compliance with all Hazardous Material Laws;

          (b) to the knowledge of the Company, there have been no unresolved and outstanding past, and there are no pending or threatened

               (i) written claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

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               (ii)  written complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability of the Loan Parties or any of their respective subsidiaries under any Hazardous Material Law; and

          (c) to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

     6.19 Subsidiaries. Except as disclosed on Schedule 6.19 hereto as of the Effective Date, and thereafter, except as disclosed to the Agents in writing from time to time, Company has no Subsidiaries.

     6.20 Accuracy of Information. (a) Each of the Company's financial statements furnished to Agents and the Banks fairly presents in all material respects (subject to year-end adjustments and the omission of notes thereto in the case of interim statements) the financial condition of the Company and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP. The projections and pro forma financial information furnished to Agents and the Banks are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Banks that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

          (b) Since March 31, 2002 there has been no material adverse change in the financial condition of Company and its Subsidiaries taken as a whole, to the knowledge of the Company, as of the Effective Date, neither Company nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the pro forma opening balance sheet to be delivered hereunder, except as set forth on Schedule 6.20 hereof, as of the Effective Date there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries which contingent obligations and losses in the aggregate would reasonably be expected to have a Material Adverse Effect.

     6.21 Labor Relations. None of the Loan Parties nor any of their respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Loan Parties nor any of their respective Subsidiaries or to the knowledge of Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any Subsidiary or to the knowledge of Company, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Loan Parties or any of their respective

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

Subsidiaries, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

     6.22 Existing Debt. As of the Effective Date, Schedule 8.1(b) hereto sets forth a true and complete list of all Debt for borrowed money (other than Indebtedness) of the Company and the Subsidiaries as of the Effective Date that is in excess of $50,000 for any one issue and is to remain outstanding after giving effect to this transaction, in each case showing the aggregate principal amount thereof and the name of the company (or issuer) and any other entity which directly or indirectly guaranteed such debt.

     6.23 Solvency. As of the Effective Date, after giving effect to the consummation of the transactions contemplated by this Agreement, the Company and the Guarantors will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to Agents and the Banks in good faith and in exchange for fair, equivalent consideration. As of the Effective Date, neither the Company nor any Guarantor intends to nor does management of the Company or any Guarantor believe it will incur debts beyond its ability to pay as they mature. Neither the Company nor any Guarantor contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to the Company or any Guarantor, nor does the Company or any Guarantor have any knowledge of any threatened bankruptcy or insolvency proceedings against the Company or any Subsidiary.

     6.24 Capitalization. On the Effective Date, all issued and outstanding shares of capital stock of Company and its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than Liens permitted under Section 8.2 and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. On the Effective Date, the capital stock of each Subsidiary is owned by the stockholders and in the amounts set forth on Schedule 6.24. On the Effective Date, no shares of the capital stock of any Subsidiary, other than those described above, are issued and outstanding. On the Effective Date, except as disclosed on Schedule 6.24, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from the Company or any Subsidiary, of any shares of capital stock or other securities of any Subsidiary.

     6.25 Accounts. Each Account is based on an actual and bona fide sale and delivery of Inventory or rendition of services to its customers, made by the applicable Borrowing Base Obligor in the ordinary course of its business; the Inventory being sold, and the Accounts created, are the exclusive property of the applicable Borrowing Base Obligor and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; the invoices evidencing such Accounts are in the name of the applicable Borrowing Base Obligor; and the customers of the applicable Borrowing Base Obligor have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the

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

notification requirements of Section 7.2(h). Company confirms to the Agents that any and all taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the applicable Borrowing Base Obligor when due and that none of said taxes or fees represent a lien on or claim against the Accounts. Company hereby further represents and warrants that neither it nor any of the other Borrowing Base Obligors shall acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other Person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the applicable Borrowing Base Obligor, except as it may otherwise report in writing to the Agents pursuant to Section 7.2(h) hereof from time to time. Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a Material Adverse Effect on the Borrowing Base Obligor or the ability of the applicable Borrowing Base Obligor to enforce collection of Accounts due from customers residing in that state.

7.   AFFIRMATIVE COVENANTS

     The Company covenants and agrees that it will, and, as applicable, it will cause Company and each of its Subsidiaries, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents, to:

     7.1 Financial Statements. Furnish to the Agents with sufficient copies for each Bank:

          (a) as soon as available, but in any event within ninety one (91) days after the end of each fiscal year of the Company a copy of the audited Consolidated and unaudited Consolidating financial statements of the Company and the Subsidiaries as at the end of such year and the related audited statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably satisfactory to the Agents and the Majority Banks; and

          (b)  as soon as available, but in any event not later than forty five
     (45) days after the end of each fiscal quarter, Company prepared unaudited Consolidated and Consolidating balance sheets of the Company and the Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows for the portion of the fiscal quarter through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer as being fairly stated in all material respects;

          (c)  as soon as available, but in any event not later than forty five
     (45) days after the end of each month, Company prepared unaudited Consolidated and

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

     Consolidating balance sheets of the Company and the Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows for the portion of the month through the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer as being fairly stated in all material respects all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to year-end adjustments.

     7.2 Certificates; Other Information. Furnish to the Agents with sufficient copies for each Bank:

          (a) Within forty five (45) days after and as the end of each fiscal quarter, a Covenant Compliance Report;

          (b) No earlier than sixty (60) days prior nor later than the end of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to the Agents and the Banks projections of the Company and the Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following three (3) fiscal years on an annual basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

          (c) Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and the Subsidiaries made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services;

          (d) Promptly upon becoming available to Company, regular and periodic reports, including Forms 10-K, 10-Q and 8-K, filed by Company with the Securities and Exchange Commission;

          (e) Other than as set forth in clause (d) above, any reports, notices, registrations statements, prospectuses, or proxy statements generally distributed by Company to its stockholders on a date no later than the date supplied to such stockholders;

          (f) Within thirty (30) days after and as of the end of each month agings of Accounts and accounts payables of the Borrowing Base Obligors and any such schedule shall be accompanied, if so requested by the Collateral Agent by a true and correct copy

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

     of the invoices evidencing Eligible Accounts and by evidence of shipment or performance and other supporting detail satisfactory to Collateral Agent;

          (g) Within twenty (20) days after and as of the end of each month (or, following the occurrence and during the continuance of an Event of Default, at such other times as requested by Collateral Agent), a Borrowing Base Certificate;

          (h) Within ten (10) days after and as of the end of each month, account statements showing information regarding Company's and its Subsidiaries' cash, Cash Equivalents and Short Term Investments and account statements for each of its securities accounts;

          (i) Not later than one (1) Business Day prior to the occurrence thereof, written notification of any Change in Control;

          (j) Written notification of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its monthly collateral reports (as applicable) provided to the Collateral Agent hereunder, in such detail and format as the Collateral Agent may reasonably require from time to time and prompt written notification of any such matters which are material, as a whole, to the Accounts and/or the Inventory.

          (k) Promptly and in form to be reasonably satisfactory to the requesting Bank, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

     7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes and all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

     7.4  Conduct of Business and Maintenance of Existence; Compliance with
Laws.

          (a) (i) Continue to engage solely in the business now conducted by the Company or its Subsidiaries and businesses related thereto and (ii) take all action it deems necessary in its reasonable business judgment to keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 8.4 and 8.5;

          (b) Take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

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

          (c) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property would not reasonably be expected to have a Material Adverse Effect; and (b) maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate, and in the case of all general liability policies name the Agents as additional insureds and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company or such Subsidiary, and to the Collateral Agent for the benefit of the Banks (Collateral Agent as lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with the Collateral Agent upon its request.

     7.6 Inspection of Property; Books and Records, Discussions. Permit Agents and each Bank, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of either Agent or such Bank, to examine Company's and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at any time and from time to time, upon the request of the Collateral Agent or the Majority Banks, to conduct full or partial collateral audits of Company and the Subsidiaries to be completed by an appraiser as may be selected by the Collateral Agent and the Majority Banks and consented to by Company (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by Company, provided however that prior to the occurrence and continuance of any Default or Event of Default, the Company shall be required to reimburse the Collateral Agent for the reasonable costs and expenses of no more than two (2) such audits conducted by Collateral Agent in any year and provided further however that Company shall be required to reimburse the Collateral Agent for all reasonable costs and expenses of all audits conducted after the occurrence and during the continuance of a Default or Event of Default; and (c) permit Agents and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and the Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agents or the Banks hereunder shall be subject to the undertaking of the Banks set forth in Section 13.11 hereof.

     7.7  Notices. Promptly give notice to the Agents of:

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

          (a) the occurrence of any Default or Event of Default of which the Company or any Subsidiary has knowledge;

          (b) any (i) default or event of default under any Contractual Obligation of Company or any Subsidiary of which the Company or such Subsidiary had knowledge or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Subsidiary and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (iii) any change in the financial condition of the Company or any of the Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

          (c) any event which the Company reasonably believes is reasonably likely to have a Material Adverse Effect;

          (d) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by the Company or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon the Company or any Subsidiary setting forth the details of such position and the financial impact thereof;

          (e) not less than 10 days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Subordinated Debt Documents;

          (f) (i) all jurisdictions in which the Company or any of the Subsidiaries becomes qualified after the Effective Date to transact business, and (ii) any material change after the Effective Date in the authorized and issued capital stock or other equity interests of Company or any of the Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents if such changes could have a Material Adverse Effect, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable; and

          (g) concurrently with the delivery thereof, any notices to any holder of Subordinated Debt pursuant to the Subordinated Debt Documents other than notices required hereunder.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken or proposes to take with respect thereto.

     7.8  Hazardous Material Laws.

          (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous

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

     Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

          (b) Promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of the Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws;

          (c) To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material;

          (d) Provide such information and certifications which any Bank may reasonably request from time to time to evidence compliance with this
     Section 7.8.

     7.9 Unrestricted Cash and Liquidity Ratio. Maintain (a) at all times Unrestricted Cash of Company of not less than Fifty Million Dollars ($50,000,000), (b) at all times Unrestricted Cash of Company and its Consolidated Subsidiaries of not less than Eighty Million Dollars ($80,000,000), and (c) as of the end of each fiscal quarter of Company ending during the periods specified below, a Liquidity Ratio of not less than the following amounts:

          ----------------------------------------------------------------
                           Fiscal Quarter Ending               Ratio
          ----------------------------------------------------------------
           June 30, 2002                                    1.25 to 1.0
          ----------------------------------------------------------------
           September 30, 2002                               1.25 to 1.0
          ----------------------------------------------------------------
           December 31, 2002                                1.25 to 1.0
          ----------------------------------------------------------------
           March 31, 2003                                   1.25 to 1.0
          ----------------------------------------------------------------
           June 30, 2003                                    1.25 to 1.0
          ----------------------------------------------------------------
           September 30, 2003                               1.50 to 1.0
          ----------------------------------------------------------------
           December 31, 2003                                1.50 to 1.0
          ----------------------------------------------------------------
           March 31, 2004                                   1.50 to 1.0
          ----------------------------------------------------------------
           June 30, 2004                                    1.50 to 1.0
          ----------------------------------------------------------------
           September 30, 2004                               1.50 to 1.0
          ----------------------------------------------------------------
           December 31,, 2004 and each fiscal quarter       1.75 to 1.0
           thereafter
          ----------------------------------------------------------------

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

     7.9A Maintain Consolidated Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth below:

          Fiscal Quarter Ending                                Ratio
          ---------------------                                -----
          June 30, 2002                                        0.25 to 1.0
          September 30, 2002                                   0.28 to 1.0
          December 31, 2002                                    0.50 to 1.0
          March 31, 2003                                       0.63 to 1.0
          June 30, 2003                                        0.85 to 1.0
          September 30, 2003                                   1.45 to 1.0
          December 31, 2003                                    1.65 to 1.0
          March 31, 2004                                       1.85 to 1.0
          June 30, 2004                                        1.90 to 1.0
          September 30, 2004 and each fiscal quarter
            end thereafter                                     2.00 to 1.0

     7.10 Maintain Consolidated Tangible Effective Net Worth. Maintain at all times a Consolidated Tangible Effective Net Worth of not less than Base Consolidated Tangible Effective Net Worth.

     7.11 Maintain Consolidated EBITDA. Maintain as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below (commencing with the quarter ending June 30, 2002 and provided that the determinations for June 30, 2002 and September 30, 2002 shall be on a cumulative year to date basis and not based on the four preceding fiscal quarters), Consolidated EBITDA of not less than the following amounts during the periods specified below:

          ------------------------------------------------------------
                                Period Ending              Amount
          ------------------------------------------------------------
          June 30, 2002                                  $ 3,000,000
          ------------------------------------------------------------
          September 30, 2002                             $ 9,900,000
          ------------------------------------------------------------
          December 31, 2002                              $21,300,000
          ------------------------------------------------------------
          March 31, 2003                                 $28,900,000
          ------------------------------------------------------------
          June 30, 2003                                  $42,300,000
          ------------------------------------------------------------
          September 30, 2003                             $52,450,000
          ------------------------------------------------------------
          December 31, 2003                              $61,300,000
          ------------------------------------------------------------
          March 31, 2004                                 $68,800,000
          ------------------------------------------------------------

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

          ------------------------------------------------------------
                                Period Ending              Amount
          ------------------------------------------------------------
          ------------------------------------------------------------
            June 30, 2004 and each fiscal quarter        $75,000,000
            thereafter
          ------------------------------------------------------------

     7.12 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith, except where the failure to so apply for, obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

     7.13 Compliance with ERISA. Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply is not likely to have a Material Adverse Effect.

     7.14 ERISA Notices. Promptly notify Administrative Agent upon the occurrence of any of the following events if such event is likely to have a Material Adverse Effect:

          (a) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

          (b) the Company's or any Subsidiary's receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

          (c) the Company's or any Subsidiary's receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

          (d) the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

          (e) the withdrawal of the Company or any Subsidiary from any Multiemployer Plan if the Company reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

          (f) the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is

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

     available or an administrative exemption has been obtained which in either case is likely to have a Material Adverse Effect.

     7.15 Security; Defense of Collateral. Take such actions as the Collateral Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens; and defend the Collateral from any Liens other than Permitted Liens.

     7.16 Intellectual Property. Maintain in force and effect all Proprietary Rights and other authorizations necessary in Company's reasonable judgment for the ownership and operation of its and its Subsidiaries' properties and business, except where the failure to so maintain is not likely to have a Material Adverse Effect.

     7.17 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof and the proceeds of the Term Loans as set forth in
Section 4.13 hereof; and not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

     7.18 Future Subsidiaries; Additional Collateral.

          (a) With respect to each Foreign Subsidiary which is a Significant Foreign Subsidiary on the Effective Date, within ninety (90) days of the Effective Date, the Company shall promptly execute, or cause to be executed by its Domestic Subsidiaries (to the extent applicable), and delivered to the Collateral Agent a local law Foreign Pledge Agreement encumbering the capital stock or other ownership interests of such Foreign Subsidiary to secure the Indebtedness of the Company;

          (b) With respect to each Person which becomes a Domestic Subsidiary of Company (directly or indirectly) subsequent to the Effective Date, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agents (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a joinder agreement to the Security Agreement;

          (c) With respect to the share capital (or other ownership interests) of each Person which becomes a Subsidiary subsequent to the Effective Date,

               (i) in the case of any Domestic Subsidiary, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Domestic Subsidiary, the Company shall execute, or cause to be executed, and deliver to the Collateral Agent a Pledge Agreement or a Security Agreement, as applicable, encumbering all of the

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

                    share capital or other ownership interests of such Subsidiary to secure the Indebtedness of the Company; and

               (ii) in the case of any Significant Foreign Subsidiary whose share capital is owned in whole or in part by the Company or any Domestic Subsidiary, at the request of the Collateral Agent and the Majority Banks, the Company shall promptly execute, or cause to be executed, and deliver to the Collateral Agent a local law pledge agreement encumbering 65% of the share capital or other ownership interests of such Subsidiary to secure the Indebtedness of the Company;

     in each case in form reasonably satisfactory to the Agents and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agents and the Majority Banks and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 7.18.

     7.19 Further Assurances. Execute and deliver or cause to be executed and delivered to Agents within a reasonable time following any Agent's reasonable request, and at the Company's expense, such other documents or instruments as any Agent may reasonably require to perfect its security interest in the Collateral or otherwise to effectuate more fully the purposes of this Agreement or the other Loan Documents.

     7.20 Additional Collateral Actions. On or before September 24, 2002 execute and deliver or cause to be executed and delivered to Collateral Agent such security agreements, account control agreements and other documents reasonably required by Collateral Agent in order for Collateral Agent to obtain a first priority perfected security interest in all of Company's deposit accounts, securities accounts and all investment property therein, including all Cash Equivalents and Short Term Investments.

     7.21 Investment Property and Cash. Maintain at all times all of its cash, Cash Equivalents, Short Term Investments and investment property in deposit accounts and securities accounts which are subject to a first priority security interest in favor of the Collateral Agent (for the benefit of the Banks).

8.   NEGATIVE COVENANTS.

     Company covenants and agrees that, until the Final Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Company and its Subsidiaries of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of the Subsidiaries, to:

     8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

          (a)  Indebtedness under this Agreement and the other Loan Documents;

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          (b)  any Debt existing on the Effective Date and set forth in Schedule
     8.1(b) attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on terms no less favorable to Company or the applicable Subsidiary as in effect on the Effective Date provided that the average life to maturity of such renewal or refinancing Debt is greater than or equal to that of the Debt renewed or refinanced and such renewal or refinancing Debt is otherwise in compliance with this Agreement;

          (c) Debt of the Company or a Subsidiary, excluding Debt otherwise permitted under this Section 8.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that the aggregate amount of all such Debt shall not exceed Five Million Dollars ($5,000,000) at any one time outstanding;

          (d)  Subordinated Debt;

          (e)  Debt under any Hedging Transactions;

          (f)  the Fremont Loan;

          (g) unsecured Debt incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (h) Guarantee Obligations permitted under Section 8.3 or any other Loan Document;

          (i) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, Operating Leases and short term Debt owed to vendors) arising in the ordinary course of Company's or such Subsidiary's businesses;

          (j) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 7.3;

          (k)  Guarantee Obligations permitted under Section 8.3;

          (l) Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.1;

          (m)  Intercompany Loans, but only to the extent permitted under
     Section 8.8 hereof;

          (n)  Debt secured by Permitted Liens;

          (o) Debt of Foreign Subsidiaries in an aggregate amount outstanding not to exceed $5,000,000 and not to exceed $2,000,000 for any single Foreign Subsidiary; and

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          (p) additional unsecured Debt not exceeding $5,000,000 in aggregate principal amount at any one time outstanding.

     8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

     8.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranty, (b) Guarantee Obligations by Company or any Guarantor in respect of Debt incurred by Company or any other Guarantor or any Foreign Subsidiary subject to Section 8.8(e) of this Agreement, as the case may be, in compliance with this Agreement, (c) Guarantee Obligations of the Guarantors in respect of the Subordinated Debt, (d) Guarantee Obligations not otherwise permitted under this Section 8.3 in respect of Debt incurred by any Person, provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $1,000,000, (e) Guarantee Obligations existing on the Effective Date and set forth on Schedule 8.3 hereof,
(f) Guarantee Obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets, (g) Guarantee Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability, (h) unsecured guaranties incurred in the ordinary course of business of the obligation of suppliers, customers and licensees of Company and its Subsidiaries not exceeding at any time outstanding $2,000,000 and (i) unsecured Guarantee Obligations of Company or any Subsidiary with respect to Debt of any Foreign Subsidiary not exceeding at any time outstanding $2,000,000.

     8.4 Acquisitions. Except for Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate an expansion of present business in any material respect by acquisition.

     8.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or, if reasonably likely to materially adversely affect the rights or remedies of the Agents or the Banks under this Agreement or the other Loan Documents, make any material change in its capital structure, except:

          (a)  Inventory leased or sold in the ordinary course of business;

          (b) obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of Company's or any Subsidiary's business;

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          (c) (i) mergers or consolidations of any Subsidiary with or into
     Company (so long as Company shall be the continuing or surviving entity);
     (ii) mergers or consolidations of any Foreign Subsidiary with or into any other Foreign Subsidiary; and (iii) mergers or consolidations of any Subsidiary with or into any Guarantor, so longer as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (iii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

          (d) any Subsidiary may liquidate or dissolve into the Company or any Guarantor if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company;

          (e) sales or transfers, including upon voluntary liquidation (i) between Company and any Guarantor; or (ii) from any Subsidiary of the Company to the Company or any Guarantor; or (iii) between any Foreign Subsidiaries;

          (f) subject to Sections 4.11(b) and 2.13(b) hereof, provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale),
     (i) Asset Sales in which the sales price is at least the fair market value of the assets sold, as determined in good faith by the Company's Board of Directors, and the aggregate amount of such Asset Sales is less than $1,000,000 in any fiscal year and the consideration received is cash or Cash Equivalents or property that is converted into cash or Cash Equivalents within ninety (90) days of the closing of such Asset Sales and
     (ii) other Asset Sales approved by the Majority Banks;

          (g) the sale, disposition and purchase of Cash Equivalents and Short Term Investments in the ordinary course of business;

          (h) the sale and leaseback of assets authorized under Section 8.10;

          (i) licenses of Proprietary Rights in the ordinary course of business; and

          (j) the termination of Contractual Obligations in the ordinary course of business.

     8.6 Restricted Payments. Declare or make, or permit any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any membership interests or any shares of any class of its capital stock, as applicable, or issue, purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding, except that:

          (a) a Subsidiary may make Distributions to the Company or any Guarantor (which is the parent of such Subsidiary);

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          (b) the Company may make Distributions in accordance with Company's
     Shareholder Rights Plan as in effect on the Effective Date provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

          (c) the Company or any of the Subsidiaries may declare and make dividends to its shareholders payable solely in equity securities of Company; and

          (d) the Company may grant or re-price options to purchase the Company's Common Stock or shares of restricted shares in the ordinary course of business and consistent with past practice.

     8.7  [Intentionally Left Blank]

     8.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

          (a) Investments existing on the Effective Date and listed on Schedule
     8.8 hereof;

          (b) extensions of trade credit in the ordinary course of business;

          (c) Intercompany Loans, Advances or Investments made on or after the Effective Date by the Company to any Guarantor or by any Guarantor to the Company (provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document), provided that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing;

          (d) Intercompany Loans, Advances or Investments made on or after the Effective Date by the Company or any Guarantor to a Foreign Subsidiary in an aggregate amount not to exceed $5,000,000 at any time outstanding, provided that any Intercompany Loan hereunder shall be evidenced by and funded under an Intercompany Note encumbered pursuant to the appropriate Collateral Document), and provided further that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing;

          (e) Investments in respect of Hedging Transactions;

          (f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

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          (g) loans and advances to employees, officers and directors of the
     Company or any of the Subsidiaries in an aggregate amount outstanding not to exceed $1,000,000;

          (h) Permitted Acquisitions permitted pursuant to Section 8.4;

          (i) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $2,000,000 at any one time;

          (j) deposits required to be made in connection with the Stockley Park guarantee;

          (k) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business;

          (l) Investments (a) in Accounts arising and trade credit granted in the ordinary course of business and in any Equity Interests received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors, and (b) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business;

          (m) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not exceeding at any time outstanding $1,000,000;

          (n) Cash Equivalents and Short Term Investments;

          (o) other Investments not described above in an amount not to exceed $2,000,000 over the term of this Agreement outstanding at any time; provided however, no additional Investment in Aspect Communications Real Estate Holdings LLC shall be permitted under this subparagraph(o).

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     8.9 Transactions with Affiliates. Except as set forth in Schedule 8.9 (which transactions described on Schedule 8.9 are on terms that are fair and reasonable to the Company and their respective Subsidiaries), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of a Company or any Subsidiary except (a) transactions otherwise permitted under this Agreement; (b) transactions in the ordinary course of Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties; and (c) transactions between

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or among Company and the Guarantors not involving any other Affiliates that are otherwise expressly permitted by the terms of this Agreement.

     8.10 Sale and Leaseback. Except for transactions related to Debt permitted to be incurred under the provisions of Section 8.1(c), enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, as the case may be.

     8.11 Limitation on Negative Pledge Clauses. After the Effective Date, except for (i) such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 8.11 hereto, or (ii) restrictions by reason of customary provisions restricting assignments or subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property subject to such leases, licenses or similar agreements, as applicable), enter into any agreement, document or instrument which would restrict or prevent the Company and the Guarantors from granting Collateral Agent on behalf of Banks liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist.

     8.12 Prepayment of Debts. Make any payment with respect to Subordinated Debt which is not permitted under the terms of the applicable Subordinated Debt Documents, nor, except for the purchase of Debt issued under the Indenture after June 30, 2002 with an aggregate purchase price not exceeding $100,000,000 pursuant to the Subordinated Debt Repurchase, prepay, purchase, redeem or defease any Debt for money borrowed (including without limitation any Subordinated Debt) or any Capital Leases, excluding (i) refinancings or renewals of such Debt in the same or lesser amounts (and giving effect to any required amortization) terms no less favorable to Company as in effect on the Effective Date and provided that the average life to maturity of such renewal or refinancing Debt is greater than or equal to that of the Debt renewed or refinanced and otherwise in compliance with this Agreement, (ii) prepayment of Debt to the extent that the prepayment is required as a result of the disposition, damage or loss of property that secures such Debt and such prepayment is made solely with the proceeds of such disposition or from the insurance paid or condemnation award received in connection with such damage or loss, (iii) purchase or other acquisition of debt when the consideration paid consists solely of (A) Equity Interests of Company or a Subsidiary (other than the payment of reasonable fees and expenses to professionals for services rendered in connection with such purchase or acquisition), and/or (B) cash proceeds from a substantially concurrent issuance of Equity interests, provided that the mandatory prepayment of the Indebtedness with such cash proceeds has been made in accordance with Section 2.l3(b).

     8.13 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those

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documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1, any Subordinated Debt, any provision thereof which in any case could reasonably be expected to be adverse to the Banks, in any case without the prior written approval of the Administrative Agent and the Majority Banks; for purposes of those documents or instruments evidencing or otherwise related to such Debt, any shortening of the put exercise date or increase in the amount of or change in the formula for determining the put price under any rights agreement, any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in financial covenants which make such covenants more restrictive or adds new covenants, any change in any default, remedial or other repayment term making such term more onerous or restrictive, shall, without reducing the scope of this Section 8.13, be deemed to be adverse to the Banks.

     8.14 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties (including the Company's certificate of incorporation), or any documents delivered in connection with any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, or
(iii) could not reasonably be expected to have a Material Adverse Effect.

     8.15 Fiscal Year. Permit the fiscal year of the Company to end on a day other than December 31.

     8.16 Asset Allocation. Permit the ratio of total assets of Company and the Domestic Subsidiaries located in the United States to total assets of Company and its Subsidiaries to be less than .60 to 1.0.

9.   DEFAULTS

     9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loans, (ii) any Reimbursement Obligation, or (iii) any Fees, and in the case of interest and Fees, continuance thereof for five (5) days;

          (b) non-payment of any money by the Company under this Agreement or by Company or any Subsidiary under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five
     (5) Business Days after notice from the Administrative Agent that the same is due and payable;

          (c) (i) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.2(f), 7.2(g), 7.2(h), 7.4(a)(ii), 7.5, 7.6, 7.7(a), 7.7(b), 7.9 through
     7.11, 7.17, 7.18 or Section 8 or (ii) default

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     in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1, 7.2(a), 7.3, 7.4(a)(i),
     7.20 or 7.21 and continuance thereof for ten (10) days (provided that Company shall not be entitled to the benefit of the grace period more than twice during any single fiscal year);

          (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty (30) consecutive days after written notice from the Administrative Agent specifying the default;

          (e) any representation or warranty made by Company or any Subsidiary herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

          (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of fifteen (15) days after written notice from the Administrative Agent;

          (g) (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of the Company or any Subsidiary in excess of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of the Company or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Equity Interests), (x) the Company or any Subsidiary has become obligated to purchase or repay such Debt for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least Five Hundred Thousand Dollars ($500,000) or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt for borrowed money;

          (h) the rendering of any judgment(s) for the payment of money in excess of the sum of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against the Company or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as

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     covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

          (i) the occurrence of (i) a "reportable event", as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any of the Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of either Agent's or any Bank's other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or
     (iii) could reasonably be expected to have a Material Adverse Effect;

          (j) the Company or any Significant Guarantor shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of the Company or any Significant Guarantor; or if the Company or any Significant Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Company it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Significant Guarantor) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Company or any Significant Guarantor and shall not have been reversed or dismissed within sixty (60) days; or Company or any Significant Guarantor shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

          (k) any material provision of any Collateral Document or the Guaranty shall at any time for any reason cease to be valid, binding and enforceable against the Company or any Subsidiary (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by Holding, the Company or any Subsidiary, or the Company or any Subsidiary shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, or any such Loan Document shall be terminated (other than in accordance

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     with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agents the benefits purported to be created thereby;

          (l) if there shall occur any change in the management of the Company which, in the judgment of the Majority Banks, could reasonably be expected to have a Material Adverse Effect, and such change in management has not been corrected to the satisfaction of the Majority Banks within thirty (30) days following written notice from the Administrative Agent;

          (m) if there shall occur any event or circumstance which is reasonably likely to have a Material Adverse Effect.

     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Administrative Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Banks, declare the Commitments terminated; (b) the Administrative Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (c) upon the occurrence of any Event of Default specified in Section 9.1(j) and notwithstanding the lack of any declaration by Administrative Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; (d) the Administrative Agent shall, upon being directed to do so by the Majority Revolving Credit Banks, demand immediate delivery of cash collateral, and Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agents may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

     9.3 Rights Cumulative. No delay or failure of any Agent and/or any Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agents and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

     9.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

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     9.5  Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Administrative Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agents or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agents or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may be waived or modified only in accordance with Section 13.10 and may not be waived or modified by the Banks or Agents by course of performance, estoppel or otherwise.

     9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Company), setoff and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank, any Affiliate of such Bank or any other Bank or any Agent, any and all deposits (general or special, time or demand, provisional or final, but excluding trust) instruments, money, investment property or other property at any time held and other indebtedness at any time owing by such Bank or any Affiliate of such Bank to or for the credit or the account of Company and any property of Company from time to time in possession of such Bank or any Affiliate of such Bank, irrespective of whether or not such deposits held, indebtedness owing or property held by such Bank (or such Affiliate) may be contingent and unmatured and regardless of whether any Collateral then held by Agents or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to the Administrative Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks (and their Affiliates) and the Agents a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank (and their Affiliates) under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have. Notwithstanding anything herein to the contrary herein or in the other Loan Documents, the Administrative Agent will not place a "hold" on any account and nor will not deliver to any Person any notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any account control agreement or similar agreement providing for control of Collateral, including with respect to any deposit, investment or other accounts of Borrower, except in connection with the exercise of remedies hereunder during the continuance of a Default or an Event of Default.

10.  PAYMENTS, RECOVERIES AND COLLECTIONS; MARGIN ADJUSTMENTS

     10.1 Payment Procedure.

          (a) Except as otherwise provided herein, all payments by the Company in respect of principal of, or interest on, any Advance in Dollars under the Revolving Credit or under the Term Loan or in respect of any Letter of Credit Obligations under the Revolving Credit or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement

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     not later than 1:00 p.m. (Detroit time) in Dollars in immediately available funds to the Administrative Agent, for the ratable account of the Revolving Credit Banks in the case of payments in respect of the Revolving Credit, the ratable benefit of the Term Loan Banks in the case of payments in respect of the Term Loan, at Administrative Agent's office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Administrative Agent shall make prompt payment to each applicable Bank, or, in respect of Eurocurrency-based Advances, such Bank's Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Bank.

          (b) Unless the Administrative Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Administrative Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Administrative Agent may, in reliance upon such assumption, make available to each Revolving Credit Bank or Term Loan Bank, as the case may be, on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Administrative Agent each Revolving Credit Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances or Quoted Rate Advances, Administrative Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Administrative Agent) of carrying such amount.

          (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

          (d) All payments to be made by Company under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Bank (and each assignee and participant pursuant to Section 13.8) with Section 13.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Bank as a result of a present or former connection between the Agent or such Bank and the governmental authority, political subdivision,

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     federation or organization imposing such taxes), unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

               (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (and, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

               (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

As used herein, the terms "tax", "taxes" and "taxation" include all taxes (other than taxes on or measured by the overall income of a Person), levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Company, Agents or any of the Banks). Company shall be reimbursed by the applicable Bank for any payment made by Company under this Section 10.1 if the applicable Bank is not in compliance with its obligations under Section 13.12.

     10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default and the exercise of remedies pursuant to Article 9 of this Agreement or the other Loan Documents, the proceeds of any Collateral, together with any offsets, voluntary payments by Company or any Subsidiary of the Company or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line), the Term Loan, any Reimbursement Obligations and any Indebtedness consisting solely of dishonored items associated with any collections previously applied to the Revolving Credit (including the Swing Loan), the Term Loan or the Reimbursement Obligations under this Agreement on a pro rata basis (or in such order and manner as determined by the Majority Banks, the Majority Revolving Credit Banks and the Majority Term Loan Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company and the Subsidiaries, as the case may be. Subject to the terms of this Section 10.2, the application of such proceeds and other sums to the Advances of the Revolving Credit and the Term Loan, the Reimbursement Obligations and under any Bank Hedging Agreements shall be based on each Bank's Weighted Percentage of the aggregate of the loans.

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     10.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Revolving Credit and/or the Term Loan, and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Banks; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. In the event of any inconsistency between the provisions of this Section 10.3 and the provisions of Section 10.2 regarding application of proceeds of Collateral, offsets and other items, the provisions of Section 10.2 shall in all cases control.

     10.4 Margin Adjustments. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

          (a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event the Company fails timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins and fee percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

          (b) FROM THE EFFECTIVE DATE UNTIL THE REQUIRED DATE OF DELIVERY (OR, IF EARLIER, DELIVERY) UNDER SECTION 7.1(B) OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE FISCAL QUARTER ENDING SEPTEMBER 30, 2002, THE MARGINS AND FEE PERCENTAGES SHALL BE THOSE SET FORTH UNDER THE LEVEL III COLUMN OF THE PRICING MATRIX ATTACHED TO THIS AGREEMENT AS SCHEDULE 1.1. THEREAFTER, ALL MARGINS AND FEE PERCENTAGES SHALL BE BASED UPON THE COMPANY'S QUARTERLY FINANCIAL STATEMENTS AND COVENANT COMPLIANCE REPORTS, SUBJECT TO RECALCULATION AS PROVIDED IN SUBSECTION 10.4(A) ABOVE.

11.  CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

     11.1 Reimbursement of Prepayment Costs. If the Company makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day

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other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Company converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if the Company fails to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by the Company to Administrative Agent in accordance with the terms hereof requesting such Advance, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Company shall reimburse Administrative Agent for itself and/or on behalf of any Bank, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Administrative Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Administrative Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by the Company to Administrative Agent for itself and/or on behalf of any Bank, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Administrative Agent and Banks, as the case may be) which would have accrued to Administrative Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Administrative Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     11.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Administrative Agent or a Bank, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Administrative Agent or such Bank, Administrative Agent or such Bank, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

     11.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Administrative Agent or the Majority Banks (after consultation with Administrative Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Administrative Agent or such Banks for such Interest

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Period, then Administrative Agent shall forthwith give notice thereof to the
Company. Thereafter, until Administrative Agent notifies the Company that such circumstances no longer exist, (i) the obligation of Banks to make Eurocurrency-based Advances, and the right of the Company to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Interest Period related to any existing Eurocurrency-based Advance, such Eurocurrency-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

     11.4 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank shall forthwith give notice thereof to the Company and to Administrative Agent. Thereafter, (a) the obligations of the applicable Banks to make Eurocurrency-based Advances and the right of the Company to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

     11.5 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

          (a) shall subject any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the

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     rate of tax on the overall net income of any of the Banks or any of their respective Eurocurrency Lending Offices); or

          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Banks (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Banks of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Banks under this Agreement in respect of a Eurocurrency-based Advance, with respect to Advances to the Company, then such Bank shall promptly notify Administrative Agent, and Administrative Agent (or such Bank, as aforesaid) shall promptly notify the Company of such fact and demand compensation therefor in writing and, within fifteen (15) days after such notice, the Company agrees to pay to such Bank such additional amount or amounts as will compensate such Revolving Credit Bank or Banks for such increased cost or reduction. Administrative Agent will promptly notify the Company of any event of which it has knowledge which will entitle Revolving Credit Banks to compensation pursuant to this Section, or which will cause the Company to incur additional liability under Article 11 hereof, provided that Administrative Agent shall incur no liability whatsoever to the Banks or the Company in the event it fails to do so. A certificate of Administrative Agent (or such Bank, if applicable) setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such written demand and shall be prepared in good faith and conclusively presumed to be correct save for manifest error.

     11.6 Capital Adequacy and Other Increased Costs. In the event that after the Effective Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Administrative Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Bank or Administrative Agent (or any corporation controlling such Bank or Administrative Agent) and such Bank or Administrative Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Administrative Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Administrative Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Administrative Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Administrative Agent to be material (collectively, "Increased

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Costs"), then Administrative Agent or such Bank shall notify the Company in writing, and thereafter the Company shall pay to such Bank or Administrative Agent, as the case may be, within fifteen (15) days of written demand therefor from such Bank or Administrative Agent, additional amounts sufficient to compensate such Bank or Administrative Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Administrative Agent's obligations or Advances hereunder; notwithstanding the forgoing, however, the Company shall not be required to pay any increased costs under this Section 11.6 or under Sections 11.3, 11.5 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Bank's initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Bank's request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Bank becomes aware of the applicable change in law or other event resulting in such increased costs. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Bank or Administrative Agent, as the case may be, shall be submitted by such Bank or by Administrative Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusive, absent manifest error in computation.

     11.7 Substitution of Banks. If (a) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4 or (b) any Bank has demanded compensation under Section 3.4(c), 11.1, 11.5 or 11.6, (in each case, an "Affected Bank"), then the Company shall have the right (subject to Section 13.8 hereof), with the assistance of the Administrative Agent, to seek a substitute Bank or Banks (which may be one or more of the Banks (the "Purchasing Bank" or "Purchasing Banks") to purchase the Advances of the Revolving Credit, Swing Line and/or the applicable Term Loan, as the case may be and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Bank. The Affected Bank shall be obligated to sell its Advances of the Revolving Credit, Swing Line and/or the applicable Term Loan, as the case may be, and assign its commitments to such Purchasing Bank or Purchasing Banks within fifteen days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Bank within ten Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Bank under Section 11.1 if the Company had prepaid the outstanding Eurocurrency-based Advances of the Affected Bank on the date of such sale and
(ii) any additional compensation accrued for its account under Sections 3.4(c) and 11.5 to but excluding said date. Upon such sale, the Purchasing Bank or Purchasing Banks shall assume the Affected Bank's commitment, and the Affected Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Affected Bank, as assignor, such Purchasing Bank, as assignee, Company and the

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Administrative Agent, shall enter into an Assignment Agreement pursuant to
Section 13.8 hereof, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loans of the Affected Bank. In connection with any assignment pursuant to this Section 11.7, the Company or the Purchasing Bank shall pay to the Administrative Agent the administrative fee for processing such assignment referred to in Section 13.8.

     11.8 Right of Banks to Fund through Branches and Affiliates. Each Bank (including without limitation the Swing Line Bank) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Bank to make such Advance; provided that (a) such Bank shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Company.

     11.9 Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering its Advances becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions (as determined in the sole discretion of such Bank), (i) use reasonable efforts to make, issue, fund or maintain its Advances through another office of such Bank, or (ii) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank as an Affected Bank would be materially reduced and if, as determined by such Bank in its sole discretion, the making, issuing, funding or maintaining of such Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances or the interests of such Bank. Failure of any Bank to comply with the provisions of this Agreement shall not give rise to any defense on the part of Company to payment of the Indebtedness or the performance of any of its obligations under this Agreement or any of the Loan Documents and Company's damages, if any, as a result of any non-compliance by any Bank with the provisions of this Section 11.9 shall be limited to the amount of any applicable additional amounts required to be paid by Company to such Bank under the provisions of Sections 3.4(c), 11.5 or 11.6.

12.  AGENTS

     12.1 Appointment of Agents. Each Bank and the holder of each Note (if issued) irrevocably appoints and authorizes the Agents to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agents shall act solely as Agents of the Banks and do not assume and shall not be deemed to have assumed any

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obligation towards or relationship of agency or trust with or for Company. Each
Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse each Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by such Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which such Agent is not reimbursed by Company, pro rata according to such Bank's Weighted Percentage, but excluding any such expense resulting from such Agent's gross negligence or wilful misconduct. Any such amounts so paid by the Banks shall constitute additional Indebtedness hereunder. Neither Agent shall be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or wilful misconduct). If any indemnity furnished to an Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     12.2 Deposit Account with Administrative Agent. Company hereby authorizes Administrative Agent, in Administrative Agent's sole discretion, upon notice to Company to charge its general deposit account(s), if any, maintained with Administrative Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

     12.3 Scope of Agents' Duties. The Agents shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agents). None of Agents, their respective Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Company, or any Subsidiary or Affiliate of the Company, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company or any other Loan Party of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Each Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agents may treat the payee of any Note as the holder thereof. Agents may employ Agents and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by them and shall not be liable to the Banks (except as to money or property received by them or their authorized Agents), for the negligence or misconduct of any such agent selected by them with

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reasonable care or for any action taken or omitted to be taken by them in good faith in accordance with the advice of such counsel, accountants or experts.

     12.4 Successor Agents. Either Agent may resign as such at any time upon at least 30 days prior notice to Company and all Banks. If an Agent at any time shall resign or if the office of Administrative Agent or Collateral Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company. Such successor Agent shall thereupon become the Collateral Agent or Administrative Agent, as applicable, hereunder, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank or commercial finance company organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks and, if applicable, the Company is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks and, if applicable, the Company is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     12.5 Credit Decisions. Each Bank acknowledges that it has, independently of Agents and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agents and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     12.6 Authority of Administrative Agent to Enforce This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Administrative Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective

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properties, and to take such other actions which Administrative Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

     12.7 Indemnification of Agents. The Banks agree to indemnify each Agent and its Affiliates (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against such Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by such Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from an Agent's or its Affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse each Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by such Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that such Agent and its Affiliates is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse each Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to such Agent and its Affiliates by the Banks pursuant to this Section, provided that, if such Agent or its Affiliates is subsequently reimbursed by the Company for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to an Agent and its Affiliates under this Section shall, in the judgment of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Banks hereunder to an Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

     12.8 Knowledge of Default. It is expressly understood and agreed that the Agents shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the applicable Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Administrative Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Administrative Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company hereunder.

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     12.9  Agents' Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever an Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan
Documents), such Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

     12.10 Enforcement Actions by the Agents. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agents will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agents shall not be required to act or omit to act if, in the judgment of the Agents, such action or omission may expose the Agents to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than an Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

     12.11 Collateral Matters.

           (a) The Collateral Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

           (b) The Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property that has been damaged, become obsolete, worn out or is no longer useful or useable in the conduct of Company's or a Subsidiary's business or that has become subject to an eminent domain action; or (v) if approved, authorized or ratified in writing by the Majority Banks, or all the Banks, as the case may be, as provided in Section 13.10. Upon request by the Collateral Agent at any time, the Banks will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

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     12.12 Agents in their Individual Capacities. Each Agent and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though such Bank were not an Agent. Each Agent and its Affiliates and their respective successors and assigns may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or its Subsidiaries) as if such Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

     12.13 Agents' Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Company shall pay to the Agents, as applicable, agency fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The Agents' Fees described in this Section 12.13 shall not be refundable under any circumstances.

13.  MISCELLANEOUS

     13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

     13.2 Consent to Jurisdiction. Company, Agents and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or California state court sitting in San Jose, California in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company, Agents and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or California state court. Company irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of California by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Banks and the Agents to serve process in any other manner permitted by law or limit the right of the Banks or the Agents (or any of them) to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     13.3 Law of California. This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of California (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any

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provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to each Bank's applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     13.5 Closing Costs and Other Costs; Indemnification. (a) Company agrees to pay, or reimburse the Agents for payment of, within five Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date)
(i) all reasonable closing costs and expenses, including, by way of description and not limitation, in-house and outside attorney fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agents in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any consent, waiver, amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agents or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agents or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all reasonable costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Administrative Agent's option, all of said amounts required to be paid by Company, if not paid when due, may be charged by Administrative Agent as a Prime-based Advance against the Indebtedness.

           (b) Company agrees to indemnify and hold Agents and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agents and the Banks by reason of an Event of Default, or enforcing the obligations of Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

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           (c) Company agrees to defend, indemnify and hold harmless Agents and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agents or any Bank in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agents or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by Company or their respective Subsidiaries, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Hazardous Material Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Hazardous Material Laws. The obligations of Company under this
     Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Company may have to Agents or any of the Banks at common law or pursuant to any other agreement.

     13.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule
13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section
13.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two
(2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). An Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

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     13.7  Further Action. Company, from time to time, upon written request of either Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

     13.8  Successors and Assigns; Participations; Assignments.

           (a) This Agreement shall be binding upon and shall inure to the benefit of Company and the Banks and their respective successors and assigns.

           (b) The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

           (c) The Company and Administrative Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by Company and Administrative Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of an Event of Default or in connection with the sale of a participation, (ii) the approval of Company and Administrative Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank and (iii) no assignment shall be made to an entity which is a competitor of Company and their Subsidiaries without the consent of the Company, which consent may be withheld in the sole discretion of Company. The Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Administrative Agent, as applicable, any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof.

           (d) Each assignment by a Bank of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement substantially (as determined by Administrative Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Administrative Agent) (provided however that such Bank need not deliver an Assignment Agreement in connection with assignments to such Bank's Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

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               (i)  each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Administrative Agent shall agree and (y) the entire remaining amount of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans be less than $5,000,000; and

               (ii) no assignment shall be effective unless Administrative Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 13.12 hereof.

In connection with any assignment, Company and Administrative Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Administrative Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Administrative Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Administrative Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Company's receipt of notice from the Administrative Agent that Administrative Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Company has consented to such assignment (if their consent is required), Company shall, to the extent applicable, and if requested by the assignee Bank, execute and deliver to the Administrative Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder. Administrative Agent, the Banks and the Company

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acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Administrative Agent shall prepare and distribute to Company and the assigning Bank and the assignee Bank a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

          (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

               (i) such Bank shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

               (ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

               (iii) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Administrative Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Bank), except for those matters covered by Section 13.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agents and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Bank hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 13.8(e) with respect to rights of setoff under Section 9.6 and the benefit of Section 11 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Bank would have been

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                    entitled to receive in respect of the amount of the
                    participation transferred by such issuing Bank to such participant had no such transfer occurred.

           (f) The Administrative Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks, the Percentages of such Banks and the principal amount of each type of Advance owing to each such Bank from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Administrative Agent, and the Banks may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Company or any Bank upon reasonable notice to the Administrative Agent and a copy of such information shall be provided to any such party on their prior written request. The Administrative Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.

           (g) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

     13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     13.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Bank unless approved, in writing, by the affected Bank and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase the maximum aggregate principal amounts of the Term Loan, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 9.1(a) hereof (e) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in all or substantially all or any material part of the Collateral or release any guaranty or similar undertaking provided by any Person, provided however that Agents shall be entitled to release any Collateral or guaranty in connection with (A) any sale or other transfer by Company or any Subsidiary which is permitted under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks or (B) any transaction involving Collateral described in Section 12.11(b), (f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of "Revolving Credit Percentage", "Term Loan Percentage", "Weighted Percentage", "Majority Banks", "Majority Revolving Credit Banks", "Majority Term Loan Banks", "Weighted Percentage" or this Section 13.10. Notwithstanding the foregoing, (A) the Revolving Credit Maturity Date may be extended (subject to the terms and conditions of Section 2.16 hereof) only with the consent of Revolving Credit Banks holding aggregate percentages of eighty percent (80%) or more of the Revolving Credit Maximum Amount; (B) any date fixed for payment of principal or mandatory prepayment of or interest on the Term Loan may be postponed or extended with the consent of all the applicable Term Loan Banks, (C) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; (D) no amendment, waiver, or consent shall, unless in writing and signed by the Issuing Bank, affect the rights or duties of the Issuing Bank under Article 3 hereof and (E) no amendment, waiver, or consent shall, unless in writing and signed by the applicable Agent in addition to all the Banks, affect the rights or duties of the applicable Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

     13.11 Confidentiality. Each Bank and each Agent agrees that it will not disclose without the prior consent of Company (other than to its employees, its Subsidiaries, another Bank, an Affiliate of a Bank or to its auditors or counsel) any information with respect to Company or any Subsidiary or other non-public information, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank or Agent may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank or Agent from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation provided that such Bank or Agent uses good faith efforts to give Company advance notice of such request for disclosure unless prohibited from doing so by applicable law, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank or Agent, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 13.11.

     13.12 Withholding Taxes. If any Bank is not a united states person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Administrative Agent, for transmission to the Company, two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Administrative Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Administrative Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), Swing Line and the Term Loans and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Administrative Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Administrative Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Administrative Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Administrative Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Administrative Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Administrative Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

     13.13 Taxes and Fees. Should any tax (other than as a result of a Bank's failure to comply with Section 13.12 or a tax based upon the net income or capitalization of any Bank or the Administrative Agent by any jurisdiction where a Bank or Administrative Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Company agrees to pay the same, together with any interest or penalties thereon arising from the Company's act or omission, and agrees to hold the Administrative Agent and the Banks harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 13.13 shall affect or reduce the rights of any Bank or the Administrative Agent under Section 11.5 hereof.

     13.14 WAIVER OF JURY TRIAL. THE BANKS, THE AGENTS AND THE COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     13.15 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Term Loan Rate Requests and Requests for Swing Line Advance hereunder, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

     13.16 Severability. In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

     13.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

     13.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     13.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

     13.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the other Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in
Section 13.5 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of this Agreement.

                                      * * *

                     [Signatures Follow On Succeeding Page]

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,                          THE CIT GROUP/BUSINESS CREDIT INC.,
as Administrative Agent                 as Collateral Agent

By:________________________________     By: ____________________________________

Its: ______________________________     Its: ___________________________________



                                        ASPECT COMMUNICATIONS CORPORATION

                                        By: ____________________________________

                                        Its: ___________________________________



SWING LINE BANK:                        COMERICA BANK - CALIFORNIA



                                        By: ____________________________________

                                        Its: ___________________________________



ISSUING BANK:                           COMERICA BANK - CALIFORNIA

                                        By: ____________________________________

                                        Its: ___________________________________

BANKS:                                  THE CIT GROUP/BUSINESS CREDIT, INC.



                                        By: ____________________________________

                                        Its: ___________________________________



                                        COMERICA BANK - CALIFORNIA



                                        By: ____________________________________

                                        Its: ___________________________________

                                  Schedule 1.1

                             Applicable Margin Grid
                        Aspect Communications Corporation
                                Credit Agreement
                            (basis points per annum)

================================================================================================================

              BASIS FOR PRICING                       LEVEL I                 LEVEL II              Level III
                                                                                                       **
----------------------------------------------------------------------------------------------------------------
Liquidity Ratio*                                    ***2.5:1.00             ***2.0:1.00           #2.00 to 1.00
                                                                           but #2.50:1.00
----------------------------------------------------------------------------------------------------------------

Revolving Credit Eurodollar Margin                      175                     200                    250
----------------------------------------------------------------------------------------------------------------
Revolving Credit Facility Fee                            50                      50                    50
----------------------------------------------------------------------------------------------------------------
Revolving Credit Base Rate Margin                        25                      50                    100
----------------------------------------------------------------------------------------------------------------
Term Loan Eurodollar Margin                             225                     250                    300
----------------------------------------------------------------------------------------------------------------
Term Loan Base Rate Margin                               75                     100                    150
----------------------------------------------------------------------------------------------------------------
Letter of Credit Fees (exclusive of facing              175                     200                    250
fees)
================================================================================================================

*  As defined in Credit Agreement.

** Level III pricing shall be in effect until the delivery of the financial statements for the quarter ending September 30, 2002, after which time the pricing grid shall govern

*** Greater than

                                  Schedule 1.2

                          (Percentages and Allocations)

-----------------------------------------------------------------------------------------------------------------------------------

                                                        Percentages                               Allocations
                                  --------------------------------------------------------------------------------------------------

                                Revolving
                                  Credit          Term Loan       Weighted
   Bank                        Percentages        Percentage      Percentage     Revolving Credit      Term Loan        Total
------------------------------------------------------------------------------------------------------------------------------------
The                 CIT            50%               50%             50%           $12,500,000         $12,500,000    $25,000,000
Group/Business
Credit
------------------------------------------------------------------------------------------------------------------------------------

Comerica Bank-                     50%               50%             50%           $12,500,000         $12,500,000    $25,000,000
California
------------------------------------------------------------------------------------------------------------------------------------
Total                             100%              100%            100%           $25,000,000         $25,000,000    $50,000,000
------------------------------------------------------------------------------------------------------------------------------------

                                  Schedule 1.3

                        Significant Foreign Subsidiaries

                                    EXHIBIT A

                      REQUEST FOR REVOLVING CREDIT ADVANCE

No. ______________________                                         Dated:_______


TO:  Comerica Bank ("Administrative Agent")

RE: Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 by and among Aspect Communications Corporation("Company"), the Banks signatories thereto, Comerica Bank, as Administrative Agent and The CIT Group/Business Credit, Inc., as Collateral Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

     Company, pursuant to the Credit Agreement, requests an Advance of the Revolving Credit from the Banks, as follows:

A.   Date of Advance: ________________

B.   [_]  (check if applicable)

     This Advance is or includes a whole or partial refunding/conversion of:

     [Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

     Advance No(s). _________________

C.   Type of Advance (check only one);

     [_]  Prime-based Advance
     [_]  Eurocurrency-based Advance

D.   Amount of Advance:

     _____________________

E.   Interest Period (not applicable to Prime-based Advances)

     __________   months (insert 1, 2 or 3)

F.   Disbursement Instructions

     [_]   Comerica Bank-California Account No. _______________
     [_]   Other: ____________________________
           ___________________________________

     Company certifies to the matters specified in Section 2.3(g) of the Credit Agreement.

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                          ASPECT COMMUNICATIONS CORPORATION

                                          By:___________________________________

                                          Its:__________________________________


Administrative Agent Approval: __________________

                                    EXHIBIT B

                              REVOLVING CREDIT NOTE

[$____________]                                                  August __, 2002

         On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Aspect Communications Corporation, a California corporation ("Company"), promises to pay to the order of [insert Bank] ("Bank") at Detroit, Michigan, care of the Administrative Agent (for the account of Bank's Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder and for the account of the Bank with respect to any Prime-based Advances hereunder) in lawful money of the United States of America so much of the sum of [insert amount derived from Percentages] Dollars ($ ), as may from time to time have been advanced by Bank to the Company and then be outstanding hereunder pursuant to the Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 made by and among the Company and certain banks signatory thereto, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended or otherwise modified from time to time ("Credit Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

         This Note is a Revolving Credit Note under which Advances of the Revolving Credit (including refundings and conversions), repayments and readvances may be made from time to time, by Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California, without regard to its conflict of law provisions.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                                     ASPECT COMMUNICATIONS
                                                     CORPORATION

                                                     By:________________________

                                                     Its:_______________________

                                    EXHIBIT C

                                 SWING LINE NOTE

$4,000,000                                                       August __, 2002

         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Aspect Communications Corporation, a California corporation ("Company"), promises to pay to the order of Comerica Bank-California ("Swing Line Bank") at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Four Million Dollars ($4,000,000), as may from time to time have been advanced by Swing Line Bank to Company and then be outstanding hereunder pursuant to the Aspects Communications Corporation Credit Agreement dated as of August 9, 2002 made by and among Company and certain banks signatory thereto, including the Swing Line Bank, Comerica Bank, as Administrative Agent and The CIT Group/Business Credit, Inc., as Collateral Agent, as the same may be amended or otherwise modified from time to time (the "Credit Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

         This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by Swing Line Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

         This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of California, without regard to its conflict of law provisions.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Swing Line Bank by any other instrument or by law.

                                              ASPECT COMMUNICATIONS CORPORATION

                                              By:_______________________________

                                              Its:______________________________

                                    EXHIBIT D

                         REQUEST FOR SWING LINE ADVANCE

No.____________                                                 Dated:__________

TO:  Comerica Bank-California ("Swing Line Bank")

RE: Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 by and among Aspect Communications Corporation ("Company"), the Banks signatories thereto, Comerica Bank, as Administrative Agent and The CIT Group/Business Credit, Inc., as Collateral Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

     Company, pursuant to the Credit Agreement, requests an Advance from the Swing Line Bank as follows:

A.   Date of Advance: ___________________

B.   [_]  (check if applicable)

     This Advance is or includes a whole or partial refund/conversion of:

     Advance No(s). ____________________

     [Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

C.   Type of Advance (check only one);

     [_]  Prime-based Advance
     [_]  Quoted Rate Advance

D.   Amount of Advance:

     ____________________________

E.   Interest Period (applicable only to Quoted Rate Advances)

     Quoted Rate Advances

     [_]  One month
     [_]  Other _________________

F.   Disbursement Instructions

     9    Comerica Bank-California Account No. _______________
     9    Other: ___________________
          ___________________________________

     Company certifies to the matters specified in Section 2.5(c)(vii) of the Credit Agreement.

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                            ASPECT COMMUNICATIONS CORPORATION



                                            By: ________________________________


                                            Its: _______________________________

                                    EXHIBIT E

                FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE


                                                           ________________, ___

[Name of Bank]

_________________________

_________________________


Ladies and Gentlemen:

     Pursuant to Section 2.5(e) of the Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 (as amended or otherwise modified from time to time, "Credit Agreement") among Aspect Communications Corporation, the Banks named therein, Comerica Bank, as Administrative Agent and The CIT Group/Business Credit, Inc., as Collateral Agent, the undersigned hereby acknowledges receipt from you of ___________________ as payment for a participating interest in the following Swing Line Loan:

     Date of Swing Line Loan:________________________________

     Principal Amount of Swing Line Loan:_____________________

     The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation
Section 2.5(e) thereof.

                                       Very truly yours,

                                       COMERICA BANK, as Administrative Agent




                                       By:______________________________________

                                       Its:_____________________________________

                                    EXHIBIT F

                             LETTER OF CREDIT NOTICE

TO:  Banks

RE: Issuance of Letter of Credit pursuant to Article 3 of the Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") among Aspect Communications Corporation, certain Banks signatory thereto, Comerica Bank, as Administrative Agent for the Banks and The CIT Group/Business Credit, Inc., as Collateral Agent for the Banks.

     On _________________, ____,* Issuing Bank, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number _____, in favor of ____________* for the account of [__________________].*The face amount of such
Letter of Credit is $________. The amount of each Bank's participation in such Letter of Credit is as follows:*

     This notification is delivered this _____ day of _____________, ____, pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

                                      Signed:

                                      COMERICA BANK, as Administrative Agent

                                      By: ___________________________________

                                      Its: __________________________________

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]


_______________________
* Date of Issuance
* Beneficiary
* Account Party
* Amounts based on Percentages

                                 EXHIBIT G

                        BORROWING BASE CERTIFICATE           REPORT #
                                                                        --------
               THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT")   DATE
                                                                        --------
                    CLIENT NAME: ASPECT COMMUNICATIONS       ACCOUNT #
                                                                        --------

                                                                        ------------------------------------------------------------
                                                                                                          BORROWING BASE
                                                                        ------------------------------------------------------------
CASH                                                                                                    COLLATERAL      AVAILABILITY

Line 1   Investment Account Balance(s) at Comerica Bank as of                                                    0.00
         CASH COLLATERAL AVAILABILITY

ACCOUNTS RECEIVABLE
------------------

Line 2   Beginning Accounts Receivable (Line 11 Previous Month)                                         61,730,835.00
Line 3   Plus:         Gross Sales            Dated:
Line 4   Less:         Credit Memos           Dated:
Line 5   Less:         Cash Receipts          Date of Deposit:
Line 6   Less:         Discounts/Deductions   Dated:
Line 7   Plus:         Non A/R Cash           Dated:
Line 8   Plus:         NSF Checks             Date of Return:
Line 9   Plus:         Miscellaneous Debits   Dated:
Line 10  Less:         Miscellaneous Credits  Dated:
Line 11  Total Ending Accounts Receivable (Aging Total)                                                 61,730,835.00

Line 12  Hardware, Software and Non-Maintenance A/R as of                                21,512,810.68
Line 13  Less:         Ineligible Accounts From the Month Ending:
Line 14                  Past Due (> 60 Days past due date)              7,075,341.00
Line 15                  Credit Balances Past Due                                  --
Line 16                  50% Crossage Accounts                             793,697.11
Line 17                  Disputed Sales                                    131,154.00
Line 18                  Foreign Accounts (excluding Canadian)
Line 19                  Government Accounts                               800,669.00
Line 20                  Customer Concentration Limit-Excess of 20%                --
Line 21                  Contra Accounts                                           --
Line 22                  Affiliated Accounts                                 1,787.42
Line 23                  Insolvent/DIP Accounts                            322,382.19
Line 24                  Unissued Credit Memos                                     --
Line 25                  Chargebacks                                               --
Line 26                  Other (Specify)                                           --
Line 27  Total Ineligible Hardware, Software A/R                                                         8,825,030.72
Line 28  Total Eligible Hardware, Software A/R                                                          12,687,779.96
Line 29  Net Hardware, Software A/R After Dilution Reserve (Dilution greater than 5%)   0.00%           12,667,779.96
Line 30  Hardware, Software and Non-Maintenance A/R C. V. at Advance Rate of           85.00%           10,784,612.97
Line 31  HARDWARE, SOFTWARE AND NON-MAINTENANCE A/R COLLATERAL VALUE                                                   10,784,612.97

Line 32  Maintenance, Service Accounts Receivable as of                                  40,218,024.32
Line 33  Less:         Ineligible Accounts From the Month Ending:
Line 34                  Past Due (> 60 days past due date)             16,017,007.00
Line 35                  Credit Balances Past Due                                  --
Line 36                  50% Crossage Accounts                             940,815.22
Line 37                  Disputed Sales                                    753,229.00
Line 38                  Foreign Accounts (excluding Canadian)                     --
Line 39                  Government Accounts                             2,176,118.00
Line 40                  Customer Concentration Limit-Excess of 20%                --
Line 41                  Contra Accounts                                           --
Line 42                  Affiliated Accounts                                 3,000.00
Line 43                  Insolvent/DIP Accounts                          1,315,528.95
Line 44                  Unissued Credit Memos                                     --
Line 45                  Chargebacks                                               --
Line 46                  Other (Specify)                                           --
Line 47  Total Ineligible Maintenance, Service A/R                                                      21,205,696.17
Line 48  Total Eligible Maintenance, Service A/R                                                        19,012,326.15
Line 49  Net Maintenance, Service A/R After Dilution Reserve (Dilution greater than 5%) 0.00%           19,012,326.15
Line 50  Maintenance, Service A/R Collateral Value at Advance Rate of                  85.00%           16,160,477.23
Line 51  MAINTENANCE, SERVICE A/R COLLATERAL VALUE                                                                     16,160,477.23

Line 52  GROSS ACCOUNTS RECEIVABLE COLLATERAL AVAILABILITY                                                             26,945,090.19
Line 53  Prior 60 days Cash Collections                                                                 53,662,704.00
Line 54  ACCOUNTS RECEIVABLE COLLATERAL AVAILABILITY                                                                   26,945,090.19

Line 55  GROSS AVAILABILITY (CAPPED AT $50,000,000)                                                                    26,945,090.19
Line 56  Less: Term Loan                                                                                           --
Line 57  Less: Revolver Loan Balance                                                                               --
Line 58  Less: Stand-bi Letters of Credit                                                                          --
Line 59  NET AVAILABILITY                                                                                              26,945,090.19

Line 60  Total Cash and Short-Term Investment Balances a/o                                                         --



--------------------------------------------------------------------------------
We hereby pledge and assign all inventory and/or accounts ("Collateral") listed above or annexed hereto. The Collateral is owned by the undersigned, free and clear of all liens, security interests, claims, charges, or trusts, legal or equitable, now existing or which might arise with the passage of time, nor has the Collateral been previously assigned to CIT. We assign to CIT all proceeds of the Collateral, all liens or claims relating to or arising from the Collateral. All proceeds of the Collateral received by undersigned are to be received in trust for CIT's benefit and are to be immediately delivered to CIT or per CIT's direction. The accounts arise from bona fide sales and delivery of goods or the due performance of services. There are no offsets, setoffs, counteraccounts or counterclaims disputes or defenses of any kind against any account from any account debtor. All invoices and proofs of delivery are originals or true copies and all invoices represent the entire agreement between the undersigned and the account debtor.

The assignment supplements and is a part of the Financing Agreement ("Agreement") between CIT and the undersigned. All representations and warranties set forth in the Agreement are restated herein and represented to CIT as true as of the date hereof, acknowledging CIT's reliance on said representations and warranties.
--------------------------------------------------------------------------------

Authorized Signature:
                     ------------------------------------------
               Title:
                     ------------------------------------------

                                                                       Exhibit H

                                                                  Execution Copy

                            COMPANY PLEDGE AGREEMENT

         THIS STOCK PLEDGE ("Stock Pledge") made as of this 9th day of August, 2002 by and between Aspect Communications Corporation, a California corporation ("Company") and The CIT Group/Business Credit, Inc., a New York corporation, as Collateral Agent for and on behalf of the Banks (as defined below) ("Secured Party").

                                    RECITALS

         A. Pursuant to that certain Credit Agreement dated as of August 9, 2002 (as may be amended, or otherwise modified from time to time, the "Credit Agreement") by and among Company, Secured Party as Collateral Agent, Comerica Bank, as Administrative Agent and the financial institutions which are named in and are signatories to the Credit Agreement ("Banks"), the Banks have agreed to extend credit to Company on the terms set forth in the Credit Agreement.

         B. As a condition to the performance of their respective obligations under the Credit Agreement, the Banks, and Secured Party, as Collateral Agent for the Banks, have required that Company provide this Stock Pledge to Secured Party, as Collateral Agent for the Banks, granting various security interests, liens and other encumbrances as security for the Company*s obligations under its Notes, the Credit Agreement and the other Loan Documents.

         C. Secured Party is acting as Collateral Agent for the Banks pursuant to Section 12.1 of the Credit Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         I.  Creation of Security Interest

         Company hereby grants to Secured Party, on behalf of Banks and the Administrative Agent, a security interest in the property described in paragraph II, below ("Collateral").

         II. Collateral

         The Collateral consists of the following:

         (a) 100% of the outstanding shares of each class of stock, (or other ownership interest) of each Domestic Subsidiary listed on Schedule A-1 hereto (as such Schedule may be revised pursuant to Section III B.1 hereof) and 65% of the outstanding shares of each class of stock (or other ownership interest) of each Foreign Subsidiary listed on Schedule A-2 (as such Schedule may be revised pursuant to Section III B.1 hereof) hereto, together with all of the certificates and/or instruments representing such shares of stock (or other ownership interest), and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. The foregoing notwithstanding, the Collateral shall not be deemed to include securities of a Foreign Subsidiary (including dividends consisting of such securities) distributed in respect of or in exchange for any and all of such shares, if pledging such securities as Collateral hereunder would result in Company pledging more than 65% of the outstanding shares of capital stock of such Foreign Subsidiary;

         (b) 100% of any additional shares of stock, (or other ownership interest) of any of the Domestic Subsidiaries listed on Schedule A-1 hereto and 65% of any additional shares of stock, (or other ownership interest) of any of the Foreign Subsidiaries listed on Schedule A-2 hereto, at any time and from time to time acquired by the Company in any manner, but, in the case of such shares of stock and other ownership interests with respect to a Foreign Subsidiary, only to the extent that such shares or ownership interests, when aggregated with the shares and ownership interests of such Foreign Subsidiary pledged under clause (a) of this paragraph II, does not exceed 65% of the outstanding shares of each class of stock or other ownership interest that are entitled to vote for directors or on any other matter of such Foreign Subsidiary, all of the cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. The foregoing notwithstanding, the Collateral shall not be deemed to include securities of a Foreign Subsidiary (including dividends consisting of such securities) distributed in respect of or in exchange for any or all of such shares, if pledging such securities as Collateral hereunder would result in Company pledging more than 65% of the outstanding shares of capital stock of such Foreign Subsidiary;

         (c) All other property hereafter delivered to the Agent in substitution for or in addition to the foregoing, all certificates and instruments representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

         (d)  All products and proceeds of all of the foregoing.

         III. Company's Obligations

         A. Payment of Secured Indebtedness. The security interest created herein is given as security for:

         (1) All of Company's obligations contained in or arising under or in connection with the Credit Agreement and the Notes issued by it from time to time pursuant to the Credit Agreement, and all obligations of Company contained in or arising under the other Loan Documents executed by Company;

         (2) All of Company's obligations contained in or arising under any and all Letter of Credit Agreements executed or to be executed by Company from time to time pursuant to the Credit Agreement, and any Letters of Credit issued or to be issued thereunder;

         (3) All of Company's obligations contained in or arising under any Bank Hedging Agreement;

         (4) The obligations of Company for payment of all sums hereafter loaned, paid out, expended or advanced by or for the account of the Banks (or any of them), the Administrative Agent or by the Secured Party under the terms of this Stock Pledge, the Credit Agreement, or the other Loan Documents, in connection with the Collateral or any of the documents or instruments described in this Stock Pledge, the Credit Agreement or the other Loan Documents;

         together with interest thereon as provided for herein or therein; and also as security for all other indebtedness and liabilities, whether direct, indirect, absolute or contingent, owing by the Company to the Banks in any manner under the Credit Agreement or the Loan Documents, which hereafter become due, or that may hereafter be incurred by the Company to or acquired (pursuant to the Credit Agreement or the other Loan Documents) by the Banks, and all other future obligations of the Company to the Banks, their successors and assigns, howsoever created, arising or evidenced, whether joint or several, direct or indirect, absolute or contingent, primary or secondary, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all replacements, consolidations, amendments, renewals or extensions of the foregoing (collectively herein called the "Indebtedness").

         B.   Protection of Security Interest.

         (1) Company shall take any and all steps required to establish and maintain Secured Party's first priority security interest in the collateral and in pursuance thereof Company agrees that Company shall deliver or caused to be delivered to Secured Party and Secured Party shall receive possession, on behalf of Banks, of certificates representing all of the pledged shares referred to in Schedule A-1 or A-2, as the case may be, properly endorsed or with assignments separate from such certificates in blank for transfer. In addition Secured Party shall receive proof that appropriate acknowledgments, governmental approvals, share register entries, local pledge agreements, financing statements, collateral and other documents covering the Collateral have been executed and delivered by the appropriate parties and recorded on file with such Persons and in such jurisdictions as necessary to perfect the security interests, or other liens granted hereby and/or thereby. The Secured Party from time to time shall revise Schedule A-1 and Schedule A-2 hereto and promptly deliver a copy thereto to Company and the Banks, on the effective date of the acquisition or creation by Company of a Domestic Subsidiary or a direct Foreign Subsidiary (as the case may be), adding to Schedule A-1 the name of each such Domestic Subsidiary or to Schedule A-2 each such direct Foreign Subsidiary (as the use may be) so acquired or created, and upon such revision, Company shall be deemed to have pledged 100% of the capital stock (or other ownership interests) of each such Domestic Subsidiary and 65% of the capital stock (or other ownership interests) of each such Foreign Subsidiary so acquired or created to Secured Party for and on behalf of Banks.

         (2) It will not sell, transfer, assign or otherwise dispose of any of the Collateral or any interest therein except in accordance with Section 8.5 of the Credit Agreement or permit anything to be done that may materially impair the value of any of the Collateral or the security intended to be afforded by this Stock Pledge.

         (3) It will, subject to the applicable terms of the Credit Agreement, pay all taxes and assessments upon the Collateral or for its use or operation before any interest or penalty for nonpayment attaches thereto unless said payment is being contested in good faith and it establishes a reserve as required by generally accepted accounting principles.

         (4) It will, subject to the applicable terms of the Credit Agreement, sign and execute alone or with Secured Party any financing statement or other document or procure any documents and pay all reasonable connected costs, necessary to protect the security interest under this Stock Pledge against the rights or interests of third persons.

         (5) It will, subject to the applicable terms of the Credit Agreement, reimburse Secured Party for all reasonable costs, including reasonable attorneys' fees, incurred for any action taken by Secured Party to remedy an Event of Default which Secured Party elects to remedy pursuant to its rights under Article VI hereof.

         (6)  It will:

              (i) keep accurate, separate and complete records of the Collateral and, subject to the applicable terms of the Credit Agreement, allow Secured Party to examine, audit and inspect Company's books, accounts, records (including without limitation all records relating to the Collateral or the Indebtedness), ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Secured Party, and to make and take away copies of any and all such books, accounts, records and ledgers. An examination of the records or properties of the Company may require revealment of proprietary and/or confidential data and information, and the provisions of Section 13.11 of the Credit Agreement are incorporated herein;

              (ii) punctually and properly perform all of its covenants and duties under any other security agreement, mortgage, collateral pledge agreement or contract of any kind now or hereafter existing as security for or in connection with payment of the Indebtedness, or any part thereof;

              (iii) perform its obligations under the Loan Documents;

              (iv) promptly furnish Secured Party with any information in writing which Secured Party may reasonably request concerning the Collateral;

              (v) promptly notify Secured Party of any material change in any fact or circumstances warranted or represented by Company in this Stock Pledge or in any other writing furnished by Company to Secured Party in connection with the Collateral or the Indebtedness;

              (vi) promptly notify Secured Party of any material claim, action or proceeding affecting the Collateral and title therein, or in any part thereof, or the security interest created herein, and, at the request of the Secured Party, appear in and defend, at Company's expense, any such action or proceeding; and

              (vii) promptly, after being requested by Secured Party, pay to Secured Party the amount of all reasonable expenses, including reasonable attorneys' fees and other legal expenses, incurred by Secured Party in protecting and maintaining the Collateral or its rights hereunder, or in connection with any audit or inspection of the Collateral pursuant to the terms hereof, and in enforcing the security interest created herein.

              (viii) in the event Company receives any property in respect of the Collateral from time to time, Company acknowledges that the same shall be received IN TRUST for Secured Party and agrees immediately to deliver the same to Secured Party in original form of receipt. The foregoing notwithstanding, Company shall not be deemed to receive in trust and shall not be obligated to deliver to Secured Party any property described in this clause consisting of securities of a Foreign Subsidiary, if pledging such securities as Collateral hereunder would result in Company pledging more than 65% of the outstanding shares of capital stock of such Foreign Subsidiary.

              (ix) cause each subsidiary not to issue any other voting stock in addition to or in substitution for the Collateral, except to Company, or in connection with outstanding stock options or with the prior consent of Secured Party, which consent shall not unreasonably be withheld.

              (x) provide Secured Party with copies of all reports, if any, filed by Company with the Securities Exchange Commission or any other comparable commission within ten (10) business days after the last date such report is required to be filed.

         (7) With respect to any Collateral of a kind requiring an additional security agreement, financing statement, or other writing to perfect a security interest therein in favor of Secured Party, on behalf of Banks, Company will forthwith execute and deliver to Secured Party on behalf of Banks, whatever the Secured Party or the Majority Banks shall deem necessary or proper for such purpose. Should any covenant, duty or agreement of Company fail to be performed in accordance with its terms hereunder, Secured Party may, but shall never be obligated to, perform or attempt to perform such covenant, duty or agreement on behalf of Company, and any amount expended by Secured Party in such performance or attempted performance shall become part of the Indebtedness, and, at the request of Secured Party, Company agrees to pay such amount to Secured Party upon demand at Secured Party's office in Los Angeles, California together with interest thereon at the default interest rate applicable to Prime-based Advances of the Revolving Credit from the date of such expenditure by Secured Party until paid. With respect to any Collateral in which Company acquires any rights subsequent to the date hereof and which, under applicable law, a security interest is or can be perfected by possession, Company agrees to deliver possession of such Collateral to Secured Party immediately upon its acquisition of rights therein.

         (8) Company will hold the proceeds of any of the Collateral in trust for Secured Party on behalf of the Banks, will not commingle said proceeds with any other funds, and, after an Event of Default, will deliver such proceeds to Secured Party at its request.

         (9) If Secured Party, acting in its sole discretion, redelivers any Collateral to Company or Company's designee for the purpose of

              (i)    the ultimate sale or exchange thereof, or

              (ii) presentation, collection, renewal, or registration of transfer thereof,

such redelivery shall not constitute a release of Secured Party's security interest therein or in the proceeds thereof unless Secured Party, with the consent of the Majority Banks, specifically so agrees in writing. Secured Party shall redeliver shares of stock or other ownership interest of a Subsidiary held as Collateral if they are being sold as an Asset Sale in accordance with Section
8.5 of the Credit Agreement and upon closing of such Asset Sale such redelivery shall constitute a release of Secured Party's security interest in such Collateral.

         (10) If Company requests any such redelivery, Company will deliver with such request a duly executed financing statement in form and substance satisfactory to Secured Party.

         IV.  Default

         The term "Event of Default", as used herein, means the occurrence of any Event of Default under the Credit Agreement or any breach, violation or non-performance of any warranty, covenant or understanding on Company's part hereunder.

         V.   Consequence of Default.

         Upon and during the continuance of an Event of Default, Secured Party shall be entitled, subject to applicable law, to all of its remedies specified herein, in the Credit Agreement, or in any other document executed in connection with the Credit Agreement or this Stock Pledge, or provided by law. Additionally, upon and during the continuance of an Event of Default and subject to applicable law, Secured Party will be entitled to receive all dividends payable in respect of the pledged shares evidencing the Collateral pledged under this Stock Pledge (provided, however, that Secured Party shall not be entitled to receive dividends in the form of shares of stock or other ownership interest of a Foreign Subsidiary if pledging such securities as Collateral hereunder would result in Company pledging more than 65% of the outstanding shares of capital stock of such Foreign Subsidiary) , and may change the registration of any registerable Collateral to any other name or form and is hereby authorized to appoint any officer or agent of Secured Party as Company's true and lawful proxy and attorney-in-fact, with power, upon the occurrence of any Event of Default (exercisable so long as such Event of Default is continuing), to exercise all voting rights in respect of the shares evidencing the Collateral pledged hereby; to endorse Company's name or any of its officers' names or agents' names upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Secured Party in full or part payment of any Indebtedness to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Company may be delivered directly to Secured Party (and Secured Party, upon promptly processing such mail, shall forward to Company all mail that is not Collateral that Secured Party needs to retain to perfect its security interest therein or to exercise its rights and remedies with respect to) to execute on behalf of Company any financing statements, amendments, subordinations or other filings pursuant to the Credit Agreement; granting unto Secured Party on behalf of the Banks, as the proxy and attorney-in-fact of Company, full power to do any and all things necessary to be done in and about the premises as fully and effectually as

Company might or could do, and hereby ratifying all that said proxy and attorney shall lawfully do or cause to be done by virtue hereof. The proxy and power of attorney described herein shall be deemed to be coupled with an interest and shall be irrevocable for the term of the Credit Agreement, and all transactions thereunder and thereafter as long as any Indebtedness or any of the commitments to lend remain outstanding. The Secured Party shall, during the continuance of any Event of Default, have full power, subject to applicable law to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof on behalf of the Banks in its own name or in the name of Company provided that Secured Party shall act in a commercially reasonable manner.

         VI.  Secured Party's Rights and Remedies.

         Secured Party shall have available to it (subject to applicable law) the following rights and remedies upon occurrence and during the continuance of an Event of Default:

         A. Right to Assign. Secured Party may assign this Stock Pledge only as provided in the Credit Agreement and if Secured Party does assign this Stock Pledge, the assignee shall be entitled to the performance of all of Company's obligations and agreements under this Stock Pledge, and the assignee shall be entitled to all the rights and remedies of Secured Party under this Stock Pledge.

         B. Right to Discharge Company's Obligations. Secured Party may (i) with the approval of the Majority Banks, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral which are superior to the security interest herein granted, (ii) remedy or cure any default of Company under the terms of any lease, rental agreement, land contract or other document which in any way pertains to or affects Company's title to or interest in any of the Collateral, (iii) pay for insurance on the Collateral, and (iv) pay for the maintenance and preservation of the Collateral, unless with respect to the obligations under clauses (i) or (ii) Company is contesting in good faith such obligations, and Company agrees to reimburse Secured Party, on demand, for any payment made or any expense incurred by Secured Party pursuant to the foregoing authorization, with interest at the rate then applicable to Prime-based Advances of the Revolving Credit, which payments and expenses shall be secured by the security intended to be afforded by this Stock Pledge.

         C. Remedies and Enforcement. Secured Party shall have and may exercise any and all rights of enforcement and remedies afforded to a secured party under the Uniform Commercial Code as adopted and in force in the State of California, to the extent permitted by applicable law, on the date of this Stock Pledge or the date of Company's default together with any and all other rights and remedies otherwise provided and available to Secured Party by law unless such application would result in the invalidity or unenforceability of any provision hereof, in which case the law of the state in which any of the Collateral is located shall apply to the extent necessary to render such provision valid and enforceable; and, in conjunction with, in addition to, or substitution for those rights, at Secured Party's discretion, Secured Party may:

         (1) Apply any of the Collateral against any of the Indebtedness secured hereby;

         (2) Waive any default, or remedy any default in any reasonable manner, without waiving its rights and remedies upon default and without waiving any other prior or subsequent default;

         (3) Without any notice to Company, notify any parties obligated on any of the Collateral to make payment to the Secured Party of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) the indebtedness thereunder or evidenced thereby. Upon request of the Secured Party, Company will, at its own expense, notify any parties obligated to Company on any of the Collateral to make payment to the Secured Party of any amounts due or to become due thereunder. Company agrees that Secured Party shall not be liable for any loss or damage which Company suffers or may suffer as a result of Secured Party's processing of items or its exercise of any other rights or remedies under this Stock Pledge, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party not related to or affiliated with Company arising out of or in connection with the processing of items (excluding only the claims of such third parties in connection with the processing of items to the extent they are due solely to the gross negligence or willful misconduct of Secured Party) or the exercise of any other rights or remedies hereunder. Company further agrees to indemnify and hold Secured Party harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorneys' fees. None of Secured Party, the Administrative Agent or any Bank may not enter into any settlement or other compromise with respect to any claim covered by the indemnity set forth herein without the prior written consent of the Debtor from which such indemnity is sought, which consent shall not be unreasonably withheld and which consent shall not be required following the occurrence and during the continuance of an Event of Default.

         D.   Right of Sale.

         (1) Company agrees that Secured Party may, at its option, sell and dispose of the Collateral at public or private sale without any previous demand of performance. Company agrees that notice of such sale sent to Company's address, as set forth in the Credit Agreement, by certified or registered mail sent at least ten (10) days prior to such sale, shall constitute reasonable notice of sale. The foregoing shall not require notice if none is necessary under applicable law. The proceeds of sale shall be applied in the following order:

              (i) to all reasonable costs and charges incurred by Secured Party in the taking and causing the removal and sale of said property, including such reasonable attorneys' fees as shall have been incurred by Secured Party;

              (ii) to the Indebtedness, including all accrued interest thereon; and

              (iii) any surplus of such proceeds remaining shall be paid to the Company, or to such other party who shall lawfully be entitled thereto.

         (2) At any sale or sales made pursuant to this Stock Pledge or in a suit to foreclose the same, the Collateral may be sold en masse or separately, at the same or at different times, at the option of the Secured Party or its assigns. Such sale may be public or private with notice as required by the Uniform Commercial Code as then in effect in the state in which the Collateral is located, and the Collateral need not be present at the time or place of sale. At any such sale, the Secured Party or any Bank may bid for and purchase any of the property sold, notwithstanding that such sale is conducted by the Secured Party or its attorneys, agents, or assigns.

         (3) If by reason of any prohibition contained in the Securities Act of 1933, as now or hereafter in effect, or in applicable California, Michigan, Delaware or other state securities laws, as now or hereafter in effect, or in any rules or regulations pertaining to any of the foregoing laws, Secured Party believes in its sole judgment that it is compelled to resort to one or more private sales of the shares of stock constituting Collateral to a single purchaser or a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, Company acknowledges and agrees that private sales of such Collateral may be held notwithstanding that such sales may be at prices and on other terms less favorable to Company than if such Collateral were sold at public sale. Company further agrees that Secured Party has no obligation to delay the sale of any such Collateral for the period of time necessary to permit registration of the Collateral, even if the issuer thereof would, or should, agree to register such Collateral for public sale under applicable securities laws. Company specifically agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a "commercially reasonable" manner.

         E. Miscellaneous. Secured Party shall have the right at all times to enforce the provisions of this Stock Pledge on behalf of Banks in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Secured Party in refraining from so doing at any time or times. The failure of Secured Party at any time or times to enforce its rights under said provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Stock Pledge or as having in any way or manner modified the same. All rights and remedies of Secured Party and Banks are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         VII. Representations and Warranties of Company.

         Company represents and warrants, as continuing representations and warranties so long as the Guaranty remains in effect, that:

         A. The individual signatory hereto has authority to execute and deliver this Stock Pledge on behalf of Company.

         B. No financing statement covering the Collateral, or any part thereof, has been filed with any filing officer other than in favor of Secured Party.

         C. No other agreement, pledge or assignment covering the Collateral, or any part thereof, has been made and no security interest, other than the one created hereby or pursuant to pledges and security agreements previously made in favor of Secured Party on behalf of the Banks, has attached or been perfected in the Collateral or in any part thereof.

         D. No material dispute, right of setoff, counterclaim or defenses exist with respect to any part of the Collateral.

         E.    [Intentionally Omitted]

         F. The Collateral, (1) in the case of each Domestic Subsidiary, constitutes all the issued and outstanding capital stock (or other ownership interests) of each of the Domestic Subsidiaries, (2) in the case of each Foreign Subsidiary, constitutes no more than 65% of the issued and outstanding capital stock (or other ownership interests) of such Foreign Subsidiary, (3) have been duly authorized and issued to Company, (3) is fully paid and non-assessable, (4) is freely and validly assignable by Company, and (5) is not subject to any option, warrant right to call or commitment of any kind or nature.

         G. At the time Secured Party's security interest attaches to any of the Collateral or its proceeds, Company will be the lawful owner with the right to transfer any interest therein, and that Company will make such further assurances as to prove its title to the Collateral as may be reasonably required and will defend the Collateral and its proceeds against the lawful claims and demands of all persons whomsoever. The delivery at any time by Company to Secured Party of Collateral or financing statements covering Collateral shall constitute a representation and warranty by Company under this Stock Pledge that, with respect to such Collateral, and each item thereof, Company is owner of the Collateral and the matters heretofore warranted in this paragraph are true and correct.

         VIII. Mutual Agreements.

         Company and Secured Party mutually agree as follows:

         A. "Company" and "Secured Party" as used in this Stock Pledge include the successors and permitted assigns of those parties.

         B. To the extent permitted by applicable law, except as otherwise provided herein, the law governing this secured transaction shall be that of the State of California, without giving effect to conflicts of law principles.

         C. This Stock Pledge includes all amendments and supplements hereto and assignments hereof and Company and Secured Party shall not be bound by any amendment or undertaking not expressed in a writing executed by each of them.

         D. All capitalized terms not specifically defined herein which are defined in the Credit Agreement are used as defined in the Credit Agreement.

         E. This Stock Pledge shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is reduced to zero) and Secured Party's security interest in the Collateral as granted herein shall continue in full force and effect until all of the Indebtedness is indefeasibly repaid and discharged in full and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remains outstanding.

         F. The parties hereto acknowledge that this Stock Pledge is subject to the mutual waiver of jury trial contained in Section 13.14 of the Credit Agreement and to the consent to jurisdiction provisions contained in Section
13.2 of the Credit Agreement.

         G. This Stock Pledge has been executed and delivered pursuant to the Credit Agreement and in the event of any conflict between this Stock Pledge and the Credit Agreement, the Credit Agreement shall govern.

         IN WITNESS WHEREOF, Company and Secured Party have executed this Stock Pledge on the day and year first above written.

                                            COMPANY:

                                            ASPECT COMMUNICATIONS CORPORATION, a
                                            California corporation


                                            By:_________________________________
                                            Its:________________________________


                                            ACCEPTED BY SECURED PARTY:

                                            THE CIT/GROUP BUSINESS CREDIT, INC.,
                                            as Collateral Agent for the Banks


                                            By:_________________________________
                                            Its:________________________________

                                                                  Signature Page
                                                        Company Pledge Agreement

                                  SCHEDULE A-1

Domestic Subsidiaries

                                  SCHEDULE A-2

Foreign Subsidiaries

         Aspect Telecommunications Technology Ltd.        Cayman Islands

         Aspect Communications Europe B.V.                Netherlands

         Aspect Communications UK Limited                 United Kingdom

         Aspect Communications GmbH                       Germany

                                    EXHIBIT I

                                     FORM OF
                              ASSIGNMENT AGREEMENT

                                                              Date:_____________

To:   ASPECT COMMUNICATIONS CORPORATION

and

COMERICA BANK ("Administrative Agent")

RE: Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"), among Aspect Communications Corporation ("Company"), Comerica Bank in its capacity as administrative agent for the Banks ("Administrative Agent"), certain Banks from time to time party thereto and The CIT Group/Business Credit, Inc., as Collateral Agent for the Banks

Ladies and Gentlemen:

      Reference is made to Sections 13.8(c) and (d) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

      This Assignment Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Bank] (the "Assignor") to [insert proposed assignee] (the "Assignee"), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the "Effective Date" (as hereafter defined) that undivided interest in each of Assignor's rights and obligations under the Credit Agreement and the other Loan Documents equal to ___% of the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) and ____% of Term Loan A such that, after giving effect to the foregoing assignment and assumption, [and the other assignments by Assignor to ___________ on the date hereof,] the Assignee's interest and the Assignor's remaining interest in the Revolving Credit (and participations in any outstanding Letters of Credit and Swing Line Advances) and of the Term Loan shall be as set forth on the attached schedule.

      The Assignor hereby instructs the Administrative Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

      The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) is legally authorized to enter into this Assignment Agreement; (b) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentages been granted and its loans been made directly by such Assignee to the Company without the intervention of the Administrative Agent, the Assignor or any other Bank; and (c) has made and will continue to make, independently and without reliance upon the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Administrative Agent nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

      Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8(c) of the Credit Agreement.

      Assignor represents and warrants, as of the Effective Date, that it is the legal and beneficial owner of the interest being assigned and delegated by it hereunder and that such interest is free and clear of any pledge, encumbrance or other adverse claim or interest created by Assignor.

      Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

             (a) the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's Percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a "Bank" to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

             (b) the Assignor's obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage assigned to Assignee referred to in the second paragraph of this Assignment Agreement.

      As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Administrative Agent:

      (a) the delivery to the Administrative Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

      (b) the payment to the Administrative Agent of the $3,500 processing fee referred to in Section 13.8(d) (ii) of the Credit Agreement; and

      (c) all other restrictions and items noted in Sections 13.8(c) and (d) of the Credit Agreement have been completed.

      Following the execution and delivery of this Assignment Agreement by the Assignor and Assignee to the Administrative Agent, Administrative Agent shall record the assignment in the Register pursuant to Section 13.8(f) of the Credit Agreement and the Administrative Agent shall notify the Assignor and the Assignee, along with the Company of the Effective Date.

      On the Effective Date the Assignee shall pay to the Assignor the amount agreed upon with respect to the outstanding principal amount of the outstanding Advances owed to Assignor by Company under the Credit Agreement in respect of the interest being assigned hereby.

      The Assignee has delivered to the Administrative Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.12 of the Credit Agreement, and other forms reasonably requested by the Administrative Agent, if required. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note (if any issued) held by the Assignor under the Credit Agreement.

      Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                               [ASSIGNOR]


                                               By:______________________________

                                               Its:_____________________________


                                               [ASSIGNEE]


                                               By:______________________________

                                               Its:_____________________________

ACCEPTED AND CONSENTED TO
this ___ day of ____________, ________

COMERICA BANK, Administrative Agent

By:___________________________________

Its:__________________________________


ASPECT COMMUNICATIONS CORPORATION

By:___________________________________

Its:__________________________________

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

                        SCHEDULE TO ASSIGNMENT AGREEMENT
                ASSIGNEE'S/ASSIGNOR'S PERCENTAGES AND ALLOCATIONS

                                 Percentages after Assignment

                      Revolving Credit     Equipment Credit    Term Loan

Assignor [Name]


Assignee [Name]

                                                                       Exhibit K

                                                                  Execution Copy

                               SECURITY AGREEMENT

         This SECURITY AGREEMENT ("Security Agreement") is made as of this 9th day of August, 2002 by and among Aspect Communications Corporation, a California corporation (the "Borrower") and such other persons or entities which from time to time become parties hereto (collectively, including the Borrower, the "Debtors" and individually each a "Debtor") and The CIT Group/Business Credit, Inc., a New York corporation, as Collateral Agent for and on behalf of the Banks (as defined below) ("Secured Party").

                                    RECITALS

         A. WHEREAS, pursuant to that certain Credit Agreement dated as of August 9, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, each of the financial institutions party thereto (collectively, the "Banks"), Comerica Bank, as Administrative Agent for the Banks ("Administrative Agent") and Secured Party, as Collateral Agent for the Banks, the Banks have agreed, subject to the satisfaction of certain terms and conditions, to make Advances to Borrower of the Revolving Credit, the Swing Line, the Term Loan and to provide for the issuance of Letters of Credit for the account of Borrower, individually, or jointly and severally with certain of the other Account Parties (as such terms are defined in the Credit Agreement), as provided therein; and

         B. WHEREAS, each of the Debtors (other than the Borrower) has executed and delivered a guaranty (as amended or otherwise modified from time to time, the "Guaranty") of the obligations of the Borrower under the Credit Agreement; and

         C. WHEREAS, the obligations of the Borrower under the Credit Agreement and the obligations of each other Debtor under the Guaranty are to be secured pursuant to this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         I. Creation of Security Interest

         As security for the Indebtedness (hereinafter defined), each Debtor hereby pledges and grants to Secured Party, as Agent for and on behalf of Banks, a security interest in the following described property of such Debtor (the "Collateral"):

            (a) all inventory, goods (including returned or repossessed goods and all goods the sale of which gives rise to accounts receivable, contract rights, chattel paper, general intangibles or instruments), merchandise and other personal property, in each case (i) whether now owned or hereafter produced, manufactured or acquired by such

         Debtor which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed or to be used or consumed in such Debtor's business, and (ii) wherever located;

            (b) all accounts; accounts receivable; contract rights; general intangibles; chattel paper and instruments (including without limitation instruments evidencing any obligation to such Debtor for payment for goods sold or leased or services rendered or otherwise); deposit accounts; documents; rights to payment evidenced by chattel paper, documents or instruments; letters of credit; letter of credit rights; supporting obligations; and the rights to payment for money or funds advanced or sold together with all payments thereon or thereunder; tax refunds; goodwill; licenses, permits and privileges; customer lists; rights of indemnification;

            (c) all machinery, equipment, furniture and other tangible personal property and fixtures of such Debtor, together with all accessions, additions, accessories, parts and equipment now or hereafter affixed thereto or used in connection therewith;

            (d) all Proprietary Rights and all proceeds of any disposition of any Proprietary Rights, including without limitation those items of property listed in Schedule I hereto and all goodwill of the business connected with the use of, and generated by, such Proprietary Rights;

            (e) all investment property of such Debtor and all of such Debtor's right, title and interest (including, without limitation, security entitlement) in the securities accounts, listed in attached Schedule V and each securities account hereafter established by such Debtor ("Securities Accounts") and all cash, securities, investment property or financial assets now or hereafter deposited or maintained in, or credited to, the Securities Accounts;

            (f) the balance from time to time in all bank and depository accounts of such Debtor and all amounts in any lockbox or in any collateral account, including all funds on deposit therein, all investments arising out of such funds, all claims thereunder or in connection therewith, and all cash, instruments, securities, rights and other property at any time and from time to time received, receivable, or otherwise distributed in respect of such accounts, such funds or such investments; and

            (g) all Software (for purposes of this Agreement, "Software" consists of all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and
         (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded);

whether any such property is now owned or hereafter acquired or existing by such Debtor, and all records (including computer software) pertaining to the foregoing, and all substitutions for, all proceeds and all products of the foregoing, including insurance proceeds, to the fullest extent permitted by law, subject in each case only to the Permitted Liens. The pledge and grant of a security interest in proceeds hereunder shall not be deemed to give such Debtor any right to dispose of any of the Collateral, except in accordance with the terms of the Credit Agreement. A Debtor shall not be deemed to have granted a security interest in any of such Debtor's rights and interests in any license or agreement to which it is a party or any of its right thereunder to the extent, but only to the extent that, (A) such grant is prohibited by law, provided, however, that immediately upon such legal prohibition terminating, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, all such rights and provisions as if such prohibition had never been in effect, or (B) such grant would, under the terms of such license or agreement or otherwise, result in a breach of the terms of, or constitute a default under such license or agreement (other than to the extent that such term would be rendered ineffective pursuant to the UCC or any other applicable law), provided, however, that immediately upon the ineffectiveness, lapse or termination of such provision, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, all such rights and provisions as if such term had never been in effect.

         II.    Debtors' Obligations

         A. Payment of Secured Indebtedness. The security interest created herein by each Debtor is given as security for the discharge and performance of the following obligations: all of such Debtor's obligations contained in or arising under or in connection with the Credit Agreement, any Note, the Guaranty, any Bank Hedging Agreement, any other Loan Document or any other document or instrument executed in connection therewith, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due to become due, together with interest thereon; and also as security for all other indebtedness and liabilities, whether direct, indirect, absolute or contingent, owing by such Debtor to the Banks in any manner and at any time, whether due or hereafter to become due, now owing or that may hereafter be incurred by such Debtor to or acquired by the Banks, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all replacements, consolidations, amendments, renewals or extensions of the foregoing (collectively herein called the "Indebtedness").

         B. Protection of Collateral. Each Debtor shall take any and all reasonable steps required to protect the Collateral, and in pursuance thereof, each such Debtor agrees that:

                (1) The Collateral will be maintained in accordance with the provisions of Section 7.5(a) of the Credit Agreement.

                (2) The Collateral described in Section I.(a) and (c) will be insured in accordance with the provisions of Section 7.5(b) of the Credit Agreement. In the case of all such insurance policies, each such Debtor shall designate the Secured Party, on behalf of Banks, as mortgagee and loss payee and such policies shall provide that any loss be payable to each such Debtor and Secured Party, on behalf of Banks, as mortgagee and loss payee, as their respective interests may appear. Further, upon the request of the Secured Party acting at the request of the Banks, each such Debtor shall deliver copies of all said policies, including all endorsements thereon and those required hereunder, to Secured Party; and each such Debtor assigns to Secured Party, on behalf of Banks, as additional security hereunder, all its rights to receive proceeds of insurance with respect to the Collateral, subject to clause (i) of this subsection II.B.(2). All such insurance shall, by its terms, provide that no cancellation, lapse (including without limitation any lapse for non-payment of premiums) or material change in coverage shall become effective until thirty
(30) days after receipt by Secured Party of written notice from the applicable carrier. Each Debtor further shall provide Secured Party upon request with evidence reasonably satisfactory to Secured Party that each such Debtor is at all times in compliance with this paragraph. During the continuance of an Event of Default, Secured Party may act as each such Debtor's attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon default in this covenant, Secured Party may procure such insurance and its costs therefor shall be charged to Borrower, payable on demand, with interest at the rate then applicable to Prime-based Advances of the Revolving Credit following the occurrence of an Event of Default and added to the Indebtedness secured hereby. The disposition of proceeds of any insurance on the Collateral ("Insurance Proceeds") shall be governed by the following:

                (i) provided that no Event of Default has occurred and is continuing hereunder, (a) if the amount of Insurance Proceeds in respect of any loss or casualty does not exceed One Hundred Thousand Dollars ($100,000), such Debtor shall be entitled, in the event of such loss or casualty, to receive all such Insurance Proceeds and to apply the same toward the replacement of the Collateral affected thereby; and
         (b) if the amount of Insurance Proceeds in respect of any loss or casualty exceeds One Hundred Thousand Dollars ($100,000), such Insurance Proceeds shall be paid to and received by Secured Party, for release to such Debtor for the replacement of the Collateral affected thereby or, upon written request of such Debtor (accompanied by reasonable supporting documentation), for such other use or purpose as approved by the Majority Banks, in their reasonable discretion, it being understood and agreed in connection with any release of funds under this subparagraph (B), that the Secured Party and Majority Banks may impose reasonable and customary conditions on the disbursement of such Insurance Proceeds; and

                (ii) if an Event of Default has occurred or is continuing hereunder, all Insurance Proceeds in respect of any loss or casualty shall be paid to and received by the Secured Party, to be applied by the Secured Party against the Indebtedness and/or to be held by the Secured Party as cash collateral for the Indebtedness, as the Majority Banks may direct in their sole discretion and/or for replacement of the Collateral affected thereby, as the Majority Banks may direct in their sole discretion.

            (3) The Collateral is located in the premises set forth on Schedule II, as such Schedule may be amended by Borrower from time to time, and will not be moved to premises other than those set forth on Schedule II, and such other locations with respect to which each such Debtor shall have executed and delivered to Secured Party all financing statements and other documents and instruments necessary to perfect or continue the perfection of the Secured Party's security interest in the Collateral. Subject to the applicable terms of the Credit Agreement, upon request therefor by the Secured Party, each such Debtor will inform the

Secured Party in writing of the whereabouts of the Collateral and Debtor will promptly arrange for any inspections requested by the Secured Party, on behalf of Banks pursuant to the terms of the Credit Agreement;

            (4) Each such Debtor shall comply with all applicable laws, rules, ordinances, regulations and orders of any governmental authority, whether federal, state, local or foreign in effect from time to time with respect to the Collateral, to the full extent required under the Credit Agreement.

            (5) Secured Party, on behalf of the Banks, may, subject to the applicable terms of the Credit Agreement, examine and inspect the Collateral at any time wherever located.

         C. Protection of Security Interest. Each Debtor agrees that:

            (1) Except as permitted by the Credit Agreement, it will not sell, transfer, lease or otherwise dispose of any of the Collateral or any interest therein or offer to do so (other than the sale or lease of inventory in the ordinary course of business or as otherwise permitted by the Credit Agreement) without the prior written consent of Secured Party, given at the written direction or with the written approval of the Majority Banks (or, if required under the terms of the Credit Agreement, all Banks), and will not create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of the Collateral (or any interest therein or portion thereof), other than in favor of Secured Party, on behalf of the Banks and Permitted Liens. Notwithstanding the foregoing, while no Default or Event of Default has occurred and is continuing, the Debtor may trade and sell assets in any Securities Account without the prior consent of Secured Party and may, subject to the provisions of Section 7.21 of the Credit Agreement, withdraw or transfer assets from any Securities Account without the consent of Secured Party.

            (2) It will, to the full extent required under the Credit Agreement, pay all taxes including, without limitation, any maintenance fees payable on any registered patents and any fees in connection with any required filings in connection with any pending or registered trademarks, assessments, governmental charges and levies upon the Collateral or for its use or operation.

            (3) It will sign and execute alone or with Secured Party any financing statement or other document or procure any documents and pay all connected costs, necessary to protect the security interest under this Security Agreement against the rights or interests of third persons.

            (4) It will reimburse Secured Party for all reasonable costs, including reasonable attorneys' fees, incurred for any action taken by Secured Party to remedy an Event of Default of Debtor which Secured Party elects to remedy pursuant to its rights under Paragraph IV hereof.

            (5) It will,

                (i) subject to Section 7.6 of the Credit Agreement, allow Secured Party, Administrative Agent or any Bank, to examine, audit and inspect such Debtor's books, accounts, and other records relating to the Collateral wherever located at all reasonable times during normal business hours, upon oral or written request of Secured Party or the Administrative Agent, and to make and take away copies of any and all such books, accounts, records and ledgers;

            (ii) punctually and properly perform all of its covenants and duties under any other security agreement, mortgage, collateral document, pledge agreement or contract of any kind now or hereafter existing as security for or in connection with payment of the Indebtedness, or any part thereof;

            (iii) perform its obligations under and comply with the terms and provisions of the Credit Agreement and the other Loan Documents to which it is or may become a party;

            (iv) keep, at the addresses designated on Schedule II, as such Schedule may be amended by Borrower from time to time, and such additional addresses as may be provided from time to time for its records, all records concerning the Collateral, which records will be of such character as will enable Secured Party or its designees to determine at any time the status of the Collateral;

            (v) give Secured Party not less than 30 days prior written notice of all contemplated changes in such Debtor's name, legal structure, location, jurisdiction of formation, or chief executive office, or in the location of the Collateral or such Debtor's records concerning same and, prior to making any such changes, file or cause to be filed all financing statements or amendments or other documents or instruments determined by Secured Party to be necessary or appropriate to establish and maintain a valid first priority security interest in all the Collateral in accordance with the terms hereof;

            (vi) promptly furnish Secured Party with any information in writing which Secured Party may reasonably request concerning the Collateral;

            (vii) to the extent required under the Credit Agreement, promptly notify Secured Party of any material claim, action or proceeding affecting the Collateral and title therein, or in any part thereof, or the security interest created herein, and, at the request of the Secured Party, appear in and defend, at such Debtor's expense, any such action or proceeding;

            (viii) promptly, after being requested by Secured Party, pay to Secured Party the amount of all reasonable expenses, including reasonable attorneys* fees and other legal expenses, incurred by Secured Party pursuant to and in accordance with the Credit Agreement in protecting and maintaining the Collateral or its rights hereunder, or in connection with any audit or inspection of the Collateral pursuant to the terms hereof, and in enforcing the security interest created herein;

            (ix) allow Secured Party, upon and so long as there exists any Default or Event of Default, to correspond with its account debtors to confirm its accounts receivable and obligors under any contracts;

            (x) take such actions as Secured Party, in its sole discretion, deems necessary or appropriate to establish control (as defined in the UCC) over any Collateral of such nature that perfection of Secured Party's security interest may be established by control and so long as there exists any Default or Event of Default, take such actions as Secured Party deems necessary or appropriate to establish exclusive control over any such Collateral;

            (xi) sell any Collateral except as expressly permitted by the terms of the Credit Agreement; and

            (xii) deliver to Secured Party any Instrument it receives evidencing any Collateral.

        (6) With respect to any Collateral of a kind requiring an additional security agreement, financing statement, or other writing to perfect a security interest therein in favor of Secured Party, on behalf of Banks, such Debtor will forthwith upon demand by Secured Party execute and deliver to Secured Party on behalf of Banks, whatever documentation the Secured Party or the Majority Banks shall reasonably deem necessary or proper for such purpose. Should any covenant, duty or agreement of such Debtor fail to be performed in accordance with its terms hereunder resulting in an Event of Default, Secured Party may, but shall never be obligated to, perform or attempt to perform such covenant, duty or agreement on behalf of such Debtor, and any amount expended by Secured Party in such performance or attempted performance shall become part of the Indebtedness, and, at the request of Secured Party, such Debtor agrees to pay such amount to Secured Party upon demand at Secured Party's office in Los Angeles, California together with interest thereon at the default interest rate applicable to Prime-based Advances of the Revolving Credit, from the date of such expenditure by Secured Party until paid. With respect to any Collateral (other than goods) in which such Debtor acquires any rights subsequent to the date hereof and which, under applicable law, a security interest is or can be perfected by possession, upon request of the Secured Party or the Majority Banks, such Debtor agrees to deliver possession of such Collateral to Secured Party immediately upon its acquisition of rights therein.

        (7) It will hold the proceeds of any of the Collateral (including accounts receivable and contracts) which is sold other than in the ordinary course of such Debtor's business (or otherwise as permitted or required under the Credit Agreement or this Agreement, subject to the terms thereof) in trust for Secured Party on behalf of the Banks, will not commingle said proceeds with any other funds that are not Collateral, and, after and during the continuance of an Event of Default, will deliver such proceeds to Secured Party immediately upon its request.

        (8) It will not, except as permitted under the Credit Agreement, grant any rebate, refund, allowance or credit on any account receivable, or on any amounts due under any accounts receivable, other than in the ordinary course of business, without Secured Party's prior written consent.

        (9) If Secured Party, acting in its sole discretion, redelivers any Collateral to such Debtor or such Debtor's designee for the purpose of (i) the ultimate sale or exchange thereof, or (ii)presentation, collection, renewal, or registration of transfer thereof, or (iii) loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing therewith preliminary to sale or exchange; such redelivery shall not constitute a release of Secured Party's security interest therein or in the proceeds thereof unless Secured Party, with the consent of the Banks, specifically so agrees in writing. If such Debtor requests any such redelivery, such Debtor will deliver with such request a duly executed financing statement in form and substance satisfactory to Secured Party.

        (10) Subject to the applicable terms of the Credit Agreement, Debtor shall at the direction of the Secured Party take any and all other steps reasonably required under applicable law to perfect the lien and security interest established hereby in favor of Secured Party, on behalf of the Banks, including without limitation the execution, delivery and/or performance of appropriate acknowledgments, governmental acknowledgments, registrations or approvals, financing statements and other documents and instruments, and the registration, recording and/or filing of such instruments with such Persons and in such jurisdictions as necessary to perfect the security interest and lien established hereby.

        (11) Secured Party or any agent of Secured Party may execute and file in the name of and on behalf of such Debtor all financing statements or other filings deemed necessary or desirable by Secured Party to evidence, perfect or continue Secured Party's security interests in the Collateral.

        (12) Secured Party may take such actions in its own name or in such Debtor's names as Secured Party, in its sole discretion, deems necessary or appropriate to establish exclusive control (as defined in the UCC) over any Collateral of such nature that perfection of Secured Party's security interest may be established by control.

        (13) It will take any and all actions required or reasonably requested by the Secured Party, from time to time, to (i) cause the Secured Party to obtain exclusive control of any investment property owned by such Debtor in a manner reasonably acceptable to the Secured Party and (ii) obtain from any issuers of investment property and such other Persons, for the benefit of the Secured Party, written confirmation of the Secured Party's control over such investment property. For purposes of this Section C(13), the Secured Party shall have exclusive control of investment property if (i) such investment property consists of certificated securities and a Debtor delivers such certificated securities to the Secured Party (with appropriate endorsements if such certificated securities are in registered form); (ii) such investment property consists of uncertificated securities and either (x) a Debtor causes the issuer to register the Debtor's pledge of the investment property on the issuer's books and records or (y) the issuer thereof agrees, pursuant to documentation in form and substance satisfactory to the Secured Party, that it will comply with instructions originated by the Secured Party without further consent by such Debtor; and (iii) such investment property consists of security entitlements either (x) the Secured Party becomes the entitlement holder thereof or (y) the appropriate securities intermediary agrees, pursuant to the documentation in form and substance satisfactory to the Secured Party, that it will comply with entitlement orders originated by the Secured Party without further consent by any Debtor.

III.     Collection of Proceeds - Remittance Basis.

        (a) Each Debtor shall at its sole expense maintain until the Secured Party acting in its sole discretion shall notify Debtors that the Indebtedness is no longer required to be on a Remittance Basis a United States post office lock box (the "Lock Box"), to which Secured Party and the Administrative Agent shall have exclusive access, and to which Debtors shall have no access. Each Debtor expressly authorizes Secured Party and the Administrative Agent, from time to time, to remove all contents from the Lock Box, for disposition in accordance with this Agreement. Each Debtor agrees to notify all account debtors and other parties obligated to it that all payments made on any account, invoice or other Collateral (other than payments by electronic funds) shall be remitted, for the credit of such Debtor, to the Lock Box, and each such Debtor shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to the Cash Collateral Account (defined below), and each such Debtor shall so instruct its account debtors and other parties obligated to it. Each Debtor shall execute all documents, authorizations and other agreements necessary to establish the Lock Box, and Secured Party's and the Administrative Agent's exclusive access thereto.

        (b) Any and all cash, checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral shall forthwith, upon receipt, be transmitted and delivered to Secured Party and Administrative Agent (properly endorsed, where required, so that such items may be collected by Secured Party) or the Administrative Agent. Any such items received by a Debtor shall not be commingled with any other of such Debtor's funds or property that are not Collateral, but will be held separate and apart from such Debtor's own funds or property that are not Collateral, and upon express trust for the benefit of Secured Party, the Administrative Agent and the Banks until delivery is made to Secured Party.

        (c) All items or amounts which are remitted to the Lock Box or otherwise delivered by or for the benefit of a Debtor to Secured Party or the Administrative Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, subject to the proviso at the end of this sentence, at the Administrative Agent's option, (i) be applied when received to the payment of the Swing Line Advances first and then the Revolving Credit Advances and then the other Indebtedness, whether then due or not, or (ii) shall be deposited to the credit of a non-interest bearing deposit account in the name of the Administrative Agent, for the benefit of the applicable Debtor (the "Cash Collateral Account") to be established by each Debtor with the Administrative Agent pursuant to this paragraph, as security for payment of the Indebtedness, provided, however, until such time as (i) an Event of Default has occurred and is continuing or (ii) the Borrower's Unrestricted Cash is less than Fifty Million Dollars ($50,000,000), all remittances to the Lock Box shall be deposited to the applicable Debtor's operating account maintained with the Administrative Agent. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to Secured Party a first security interest in and lien on all funds on deposit in such account. To the extent collected funds remain at any time on deposit in the Cash Collateral Account after payment and discharge in full of the Indebtedness, Secured Party and the Administrative Agent shall release such surplus collected funds to Debtor. Each

     Debtor hereby irrevocably authorizes and directs Secured Party and Administrative Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., "paid in full", "balance of account", or other restriction.

          (d) Each Debtor agrees that neither Secured Party, the Administrative Agent nor any Bank shall be liable for any loss or damage which such Debtor suffers or may suffer as a result of Secured Party's or the Administrative Agent's processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other fights or remedies hereunder, except for direct damages which arise from Secured Party's, the Administrative Agent's or any Bank's gross negligence or willful misconduct. Each Debtor further agrees to indemnify and hold Secured Party, the Administrative Agent and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorney fees, except with respect to such claims, demands and actions which arise from Secured Party's, the Administrative Agent's or any Bank's gross negligence or willful misconduct. None of Secured Party, the Administrative Agent or any Bank may not enter into any settlement or other compromise with respect to any claim covered by the indemnity set forth herein without the prior written consent of the Debtor from which such indemnity is sought, which consent shall not be unreasonably withheld and which consent shall not be required following the occurrence and during the continuance of an Event of Default.

     IV.  Default

     The terms "Default" and "Event of Default", as used herein, shall mean the occurrence and continuance of a Default or an Event of Default, as the case may be, under the Credit Agreement.

     V.   Secured Party's Rights and Remedies.

     In addition to its rights and remedies under the Credit Agreement and the other Loan Documents, and under applicable law, Secured Party shall have available to it the following rights and remedies upon occurrence and during the continuance of an Event of Default:

     A. Right to Discharge Debtor's Obligations. Secured Party may, with the approval of the Majority Banks, discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral in violation of the terms hereof, whether senior or junior to the security interest herein granted, may remedy or cure any default of a Debtor under the terms of any lease, rental agreement, land contract or other document if such default is likely to have a Material Adverse Effect on such Debtor's title to or interest in any of the Collateral or adversely affect the value of such Collateral, may pay for insurance on the Collateral, and may pay for the maintenance and preservation of the Collateral, unless such Debtor is contesting in good faith such obligations, and such Debtor agrees to reimburse Secured Party, on demand, for any payment made or any expense incurred by Secured Party pursuant to the foregoing authorization, with interest, which payments and expenses shall be secured by the Collateral.

     B. Remedies and Enforcement. Secured Party shall have and may exercise, at the direction or with the approval of the Majority Banks, any and all rights of enforcement and remedies afforded to a secured party under the UCC or other applicable uniform commercial code (or other applicable law), to the full extent permitted by applicable law, on the date of this Security Agreement or the date of such Default or Event of Default, together with any and all other rights and remedies otherwise provided and available to Secured Party by applicable law unless such application would result in the invalidity or unenforceability of any provision hereof, in which case the law of the state in which any of the Collateral is located shall apply to the extent necessary to render such provision valid and enforceable; and, in conjunction with, in addition to, or substitution for those rights, Secured Party may, at the direction or with the approval of the Majority Banks, or with respect to subparagraph (3) below), all of the Banks:

          (1) Enter upon such Debtor's premises to take possession of, assemble, collect and/or dispose of the Collateral and, if Secured Party elects to do, to apply any of the Collateral against any of the Indebtedness;

          (2) Require such Debtor to assemble the Collateral and make it available at a place Secured Party designates to allow Secured Party to take possession or dispose of the Collateral;

          (3) Waive any default, or remedy any default, without waiving its rights and remedies upon default and without waiving any other prior or subsequent default;

          (4) Without any notice to any Debtor, notify any parties obligated on any of the Collateral to make payment to the Secured Party, on behalf of the Banks, of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) the indebtedness thereunder or evidenced thereby. Upon request of the Secured Party, each Debtor will, at its own expense, notify any parties obligated to such Debtor on any of the Collateral to make payment to the Secured Party of any amounts due or to become due thereunder, and indicate on all billings to such account debtors that their accounts must be paid to or as directed by Secured Party. Each Debtor agrees that neither Secured Party nor the Banks shall be liable for any loss or damage which such Debtor suffers or may suffer as a result of Secured Party's processing of items or its exercise of any other rights or remedies under this Security Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party not related to or affiliated with such Debtor arising out of or in connection with the processing of items (excluding only the claims of such third parties in connection with the processing of items based solely upon the gross negligence or willful misconduct of Secured Party) or the exercise of any other rights or remedies hereunder. Each Debtor further agrees to indemnify and hold Secured Party and the Banks harmless from and against all such third party claims, demands or actions, including without limitation litigation costs and reasonable attorneys' fees, excepting only those claims, demands and actions arising solely as a result of the gross negligence or willful misconduct of Secured Party or any of the Banks;

          (5) Appoint any officer or agent of Secured Party as a Debtor's true and lawful proxy and attorney-in-fact, with power, upon the occurrence and during the continuance of any Event of Default; to endorse such Debtor's name or any of its officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of the Secured Party in full or part payment of any amounts owing to the Banks; to sign and endorse the name of such Debtor and/or any of its officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and any instrument or document relating thereto or to such Debtor's rights therein; to execute on behalf of such Debtor any financing statements, amendments, subordinations or other filings pursuant to the Credit Agreement, this Security Agreement or the other Loan Documents; each Debtor hereby granting unto Secured Party on behalf of the Banks upon the occurrence and during the continuance of an Event of Default, as the proxy and attorney-in-fact of such Debtor, full power to do any and all things necessary to be done in and about the premises as fully and effectually as such Debtor might or could do, and hereby ratifying all that said proxy and attorney shall lawfully do or cause to be done by virtue hereof. The proxy and power of attorney described herein shall be deemed to be coupled with an interest and shall be irrevocable for the entire term of the Credit Agreement, the Notes and all transactions thereunder and thereafter as long as any Indebtedness or any of the commitments to lend (whether optional or obligatory) remain outstanding. The Secured Party shall have full power during the continuance of an Event of Default to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof on behalf of the Banks in its own name or in the name of such Debtor.

          (6) Issue entitlement orders with respect to any Securities Account and give the financial intermediaries with respect to any Securities Accounts notices of exclusive control over such Securities Accounts and notices that Debtors' rights to originate institutions and entitlement orders and to withdraw assets have terminated.

     C.   Right of Sale.

          (1) Each Debtor agrees that upon the occurrence and continuance of an Event of Default, Secured Party may, at its option, sell and dispose of the Collateral at public or private sale without any previous demand of performance. Each Debtor agrees that notice of such sale sent to such Debtor's address, as set forth on the signature pages attached hereto, by certified or registered mail sent at least ten (10) calendar days prior to such sale, shall constitute reasonable notice of sale. The foregoing shall not require notice if none is necessary under applicable law. The proceeds of sale shall be applied in the following order:

               (i) to all reasonable costs and charges incurred by Secured Party in the taking and causing the removal and sale of said property, including such reasonable attorneys' fees as shall have been incurred by Secured Party;

                    (ii) to the Indebtedness, including without limitation all accrued interest thereon, premiums and make whole amounts, if any, in the order set forth in the Credit Agreement; and

                    (iii) any surplus of such proceeds remaining shall be paid to such Debtor, or to such other party who shall lawfully be entitled thereto.

          Each Debtor agrees that Secured Party shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Secured Party agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Secured Party may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Secured Party may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Secured Party.

               (2) At any sale or sales made pursuant to this Security Agreement or in a suit to foreclose the same, the Collateral may be sold en masse or separately, at the same or at different times, at the option of the Secured Party or its assigns. Such sale may be public or private with notice as required by the Uniform Commercial Code as then in effect in the state in which the Collateral is located, and the Collateral need not be present at the time or place of sale. At any such sale, the Secured Party may bid for and purchase any of the property sold, notwithstanding that such sale is conducted by the Secured Party or its attorneys, agents, or assigns. At any sale or other disposition of Collateral pursuant to this Agreement, Secured Party disclaims all warranties which would otherwise be given under the UCC, including without limit a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable.

               (3) The following shall be the basis for any finder of fact's determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under
Section 9-615 (f) of the UCC: (a) the Collateral which is the subject matter of the disposition shall be valued in an "as is" condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (b) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (c) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorneys' fees, whether inside or outside counsel is used, and marketing costs; (d) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (c) above), and other maintenance, operational and ownership expenses; and (e) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least 5 years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The "value" of any such

Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9-615(f).

          D. Miscellaneous. Secured Party shall have the right at all times to enforce the provisions of this Security Agreement, on behalf of Banks, in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of Secured Party or any of the Banks in refraining from so doing at any time or times. The failure of Secured Party or any of the Banks at any time or times to enforce its rights under said provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Security Agreement or as having in any way or manner modified the same. All rights and remedies of Secured Party and Banks hereunder shall be cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. The Secured Party shall have the right to take such action without the consent of the Majority Banks as it reasonably deems necessary to preserve or protect the Collateral; provided that the Secured Party shall give the Banks prompt written notice following the taking of any such action and shall use good faith efforts when practicable to consult with the Banks regarding such action prior to taking any such action.

          VI. Representations, Warranties and Covenants of Debtors.

          Each Debtor represents and warrants, and, after the date hereof, covenants so long as any of the Credit Agreement, the Notes or Letter of Credit Agreements remain in effect other than with respect to contingent indemnification obligations to the extent no claim has been asserted, that:

          A. Such Debtor is a registered organization under the laws of one of the states comprising the United States and such Debtor is located (as determined under the UCC) in the state under the laws of which it was organized, which is set forth in Schedule III hereto;

          B. Each other location where Debtor maintains a place of business is set forth on Schedule IV, as amended by Borrower from time to time;

          C. No Person, other than Secured Party and the holders of the Permitted Liens, has possession or control (as defined in the UCC) of any Collateral of such nature that perfection of a security interest may be accomplished by control.

          D. No other agreement, pledge or assignment covering the Collateral, or any part thereof, has been or will be made and no security interest, other than the one created hereby or pursuant to security agreements and pledges previously made in favor of Secured Party on behalf of the Banks, has or will be attached or has been or will be perfected in the Collateral or in any part thereof, except as permitted under the Credit Agreement.

          E. No material dispute, right of setoff, counterclaim or defenses exist with respect to any part of the Collateral (excluding accounts, accounts receivable and rights to payment for services rendered), except as permitted under the Credit Agreement.

          F. At the time Secured Party's security interest attaches to any of the Collateral or its proceeds, such Debtor will be the lawful owner thereof with the right to transfer any interest therein, such Collateral is free and clear of all liens other than the one created hereby or permitted by the Credit Agreement and that such Debtor will make such further assurances to prove its title to the Collateral as may be reasonably required, will keep such Collateral free and clear of all liens other than the one created hereby and liens permitted by the Credit Agreement, and will take such action to defend the Collateral and its proceeds against the lawful claims and demands of all Persons whomsoever. The delivery at any time by such Debtor to Secured Party of Collateral, or financing statements covering any Collateral shall constitute a representation and warranty by such Debtor under this Security Agreement that, with respect to such Collateral, and each item thereof, such Debtor is owner of the Collateral and the matters heretofore warranted in this paragraph are true and correct in all material respects.

          VII. Mutual Agreements.

          Each Debtor and Secured Party mutually agree as follows:

          A. "Debtor" and "Secured Party" as used in this Security Agreement include the successors and permitted assigns of those parties.

          B. Except as otherwise provided herein, the law governing this Security Agreement shall be that of the State of California, without giving effect to conflicts of law principles.

          C. This Security Agreement includes all amendments and supplements hereto and all assignments hereof, provided, that such Debtor and Secured Party shall not be bound by any amendment hereto unless such amendment is expressed in a writing executed by each of them.

          D. All capitalized or other terms not specifically defined herein are used as defined in the Credit Agreement. To the extent not inconsistent therewith, all such terms shall also be construed in conformity with the UCC or other applicable Uniform Commercial Code.

          E. The security interest granted under this Security Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and Secured Party's security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect (other than to the extent in effect only with respect to contingent indemnification obligations with respect to which no claim has been asserted) and until all of the Indebtedness is repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement or any of the Notes remains outstanding.

          F. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECURITY AGREEMENT IS SUBJECT TO THE MUTUAL WAIVER OF JURY TRIAL CONTAINED IN THE APPLICABLE PROVISIONS OF THE CREDIT AGREEMENT AND THE GUARANTY, AS APPLICABLE.

          G. Each of the Debtors hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal Court or California state court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Security Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or California state court. Each Debtor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of California by the delivery of copies of such process to such Debtor at its address specified in Schedule II hereto or by certified mail directed to such address. Nothing in this paragraph shall affect the right of the Banks and the Secured Party to serve process in any other manner permitted by law or limit the right of the Banks or the Secured Party (or any of them) to bring any such action or proceeding against any of the Debtors or any of its or their property in the courts of any other jurisdiction. Each of the Debtors hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

                     [signatures follow on succeeding pages]

          IN WITNESS WHEREOF, each of the undersigned Debtors and Secured Party have executed this Security Agreement as of the day and year first above written.

                                            DEBTORS:

                                            ASPECT COMMUNICATIONS CORPORATION

                                            By:_________________________________

                                            Its:________________________________


ACCEPTED BY SECURED PARTY:

THE CIT GROUP/BUSINESS CREDIT, INC.,
as Collateral Agent for the Banks

By:___________________________________

Its:__________________________________



                                            The undersigned are executing a
                                            counterpart hereof for purposes of
                                            becoming parties hereto:

                                            [FUTURE SUBSIDIARY]


                                            By:_________________________________

                                            Its:________________________________

                                   Schedule I

                              Intellectual Property

                                 (See attached)

                                   Schedule II

                             Location of Collateral

                                  Schedule III

                      Each Debtor's chief executive office
                         and principal place of business

                                   Schedule IV

                         Locations of Place of Business

                                   Schedule V

                                    EXHIBIT L
                                    ---------

                                INTERCOMPANY NOTE
                                -----------------

                                                            --------------------

         ON DEMAND, FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of the Aspect Communications hereto from which it has received advances of credit ("Holder") at such place as shall be designated from time to time by each such Holder to Maker, in lawful money of the United States of America or in such other currencies applicable to any particular advance made hereunder (each an "Advance" and, collectively, the "Advances") which may, from time to time, be outstanding hereunder, such sum as may from time to time have been advanced by Holder to Maker and then be outstanding hereunder, together with interest thereon as hereinafter set forth.

         Each Advance may bear interest at Holder's average cost of borrowing as certified by Holder from time to time and in accordance with the Holder's customary penalties.

         This Note is a note under which advances, repayments and readvances may be made from time to time.

         This Note shall be fully subordinated in all respects to the Indebtedness (as defined in the Credit Agreement). Upon the occurrence and during the continuance of an Event of Default (as defined in the Credit Agreement), and following receipt of notice from the Agent, no payments may be made of the principal of or interest on this Note.

         As  used herein:

         "Credit Agreement" means that certain Credit Agreement dated as of August 9, 2002, by and among Holder, Comerica Bank, as administrative agent (in such capacity, the "Agent") for itself and the other Banks, pursuant to which the Agent is appointed to act as collateral and enforcement agent (in such capacity, including any successor collateral agent, the "Collateral Agent") for the Banks.

         During the period when payments of interest hereon are not permitted by the second preceding paragraph, interest shall accrue and be added to principal on each interest payment date.

         Maker agrees, and Holder by accepting this Note agrees, that: (A) the obligations evidenced by this Note are subordinated in right of payment, to the prior payment in full of all of the Bank; the subordination is for the benefit of the Bank, and each Banks whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired the Indebtedness in reliance upon the covenants and provisions contained in this Note; (B) if Maker is prohibited by the terms of this Note from making any payment of principal, interest or any other sum under or in respect of this Note when due, and therefore the Maker shall fail to pay when due any such sum, such failure shall not constitute a default or event of default under and in respect of this Note (provided that interest shall continue to accrue as provided herein and be added to principal as herein set forth); and (C) no revision to any provision of this Note applicable or relevant to the subordination of this Note to the Indebtedness shall be made or become effective until approved in writing by the Agent.

         Upon any distribution (whether cash, securities or other property, by setoff or otherwise) to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property: (A) Banks shall be entitled to payment in full of all obligations with respect to the Banks (including interest after the commencement of any such proceeding at the rates specified for the applicable indebtedness) to the date of payment of the applicable Indebtedness before Holder shall be entitled to receive any payment of any obligations with respect to this Note; and (B) until all obligations with respect to the Indebtedness are indefeasibly paid in full, any distribution to which Holder would be entitled shall be made to the Agent.

         No right of any Bank to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Maker or by its failure to comply with the terms and conditions of this Note.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California.

         Maker hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Terms not defined herein shall have the meanings set forth in the Credit Agreement.

         Nothing herein shall limit any right granted Holder by any other instrument or by law.

                                      By:_________________________________

                                      Its:________________________________


Dated: ____________, 2002

                                      Pay to the order of The CIT Group/Business
                                      Credit, Inc., as Collateral Agent


                                      By:

                                      By:_________________________________

                                      Its:________________________________


                                      By:


                                      By:_________________________________

                                      Its:________________________________

                                    EXHIBIT M

                           COVENANT COMPLIANCE REPORT

To:      Comerica Bank, as Administrative Agent

Re: Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement"), among Aspect Communications Corporation ("Company"), the Banks party thereto, Comerica Bank, as Administrative Agent for the Banks and The CIT Group/Business Credit, Inc., as Collateral Agent for the Banks.

         This Covenant Compliance Report ("Report") is furnished pursuant to
Section 7.2(a) of the Credit Agreement and sets forth various information as of __________ ____ (the "Computation Date").

         1. Liquidity Ratio. On the Computation Date, the Liquidity Ratio, which is required to be not less than _____ to 1, was ____ to 1 as computed in the supporting documents attached hereto as Schedule 1.

         2. Consolidated EBITDA. On the Computation Date, Consolidated EBITDA, which is required to be not less than $ ______ was $ ______ as computed in the supporting documents attached hereto as Schedule 2.

         3. Consolidated Tangible Net Worth. On the Computation Date, the Consolidated Tangible Net Worth, which is required to be not less than $___________________ was $____________ as computed in the supporting documents attached hereto as Schedule 3.

         4. Unrestricted Cash. On the Computation Date Unrestricted Cash, which is required to be not less than $50,000,000 for Company was $___________________ and not less than $80,000,000 for Company and its
Subsidiaries was $________________

         5. Consolidated Fixed Charge Coverage Ratio. On the Computation Date, the Consolidated Fixed Charge Coverage Ratio, which was required to be not less than _____ to 1.0 was ____ to 1.0 as computed in the supporting documents attached hereto as Schedule 4.

         The undersigned Responsible Officer of Company hereby certifies that to the best of his/her knowledge, after due inquiry:

         A. All of the information set forth in this Report (and in any Schedules attached hereto) is true and correct in all material respects.

         B. As of the Computation Date, Company has observed and performed, in all material respects, all of their covenants and other agreements contained in the Credit Agreement and in the Notes (if issued) and any other Loan Documents to be observed, performed and satisfied by them.

         C. He/she has personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate in all material respects.

         D. Except as stated in Schedule D hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

         Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

         IN WITNESS WHEREOF, the undersigned has caused this Report to be executed and delivered by its duly authorized officer this ______ day of
________________.

                                     ASPECT COMMUNICATIONS
                                     CORPORATION

                                     By:________________________________

                                     Its:_______________________________

                                    EXHIBIT N

                                 TERM LOAN NOTE

$___________________                                 _____________________, 2002


         FOR VALUE RECEIVED, Aspect Communications Corporation, a California corporation (the "Company") promises to pay to the order of [insert Bank] ("Bank"), in care of Administrative Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($_____________) in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Aspect Communications Corporation Credit Agreement (as amended or otherwise modified, the Credit "Agreement") dated as of August 9, 2002, made by and among the Company, certain banks including the Bank, Comerica Bank as Administrative Agent for such banks and The CIT Group/Business Credit, Inc., as Collateral Agent for the Banks. Capitalized terms used herein, unless defined to the contrary, have the meanings given them in the Credit Agreement.

         This Note evidences borrowing under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of California, without regard to its conflict of law provisions.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                            ASPECT COMMUNICATIONS
                                            CORPORATION

                                            By:_________________________

                                            Its:________________________

                                    EXHIBIT O

                         FORM OF TERM LOAN RATE REQUEST

No.______________                                     Dated:______________

To:      Comerica Bank - Administrative Agent

RE: Aspect Communications Corporation Credit Agreement dated as of August 9, 2002 by and among Aspect Communications Corporation ("Company"), the Banks signatories thereto, Comerica Bank, as Administrative Agent and The CIT Group/Business Credit, Inc., as Collateral Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

         Pursuant to the Credit Agreement, the Company hereby requests that the Banks refund or convert, as applicable, an Advance from Banks under the Term Loan as follows:

         A.       Date of Refunding or Conversion of Advance: ______________

         B.       Amount of Advance:

                  $________________

         C.       Type of Activity:

                  1.       Refunding                  [_]
                  2.       Conversion                 [_]

         D.       Interest Rate:

                  1.       Prime-based Rate           [_]
                  2.       Eurocurrency-based Rate    [_]

         E.       Interest Period (for Eurocurrency-based Advances only):

                  1.       One (1) Month              [_]
                  2.       Two (2) Months             [_]
                  3.       Three (3) Months           [_]

                                                                            Page

         Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                          ASPECT COMMUNICATIONS
                                          CORPORATION

                                          By:________________________________

                                          Its:_______________________________

                                       2